Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MediaShift, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7310	20-1373949
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

_________________

20062 S.W. Birch Street, Suite 220 Newport Beach, California 92660 949-407-8488
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Eastman, Chief Financial Officer

20062 S.W. Birch Street, Suite 220

Newport Beach, California 92660

949-407-8488

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of correspondence to:

Mark Skaist, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

949-725-4117

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

ii

CALCULATION OF REGISTRATION FEE(1)

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value	8,991,525 shares	$4.52 (3)	$ 40,641,693	$ 5,543.53
Warrant to acquire common stock at $6.00 per share	1,294,558 warrants	$6.00 (4)	7,767,348	1,059.47
Common stock, $0.001 par value, underlying $6.00 warrant	1,294,558 shares	$6.00 (4)	7,767,348	1,059.47
Common stock, $0.001 par value, underlying $4.00 warrant	1,294,558 shares	$4.00 (4)	5,178,232	706.31
Warrant to acquire common stock at $12.00 per share	184,630 warrants	$12.00 (4)	2,215,560	302.20
Common stock, $0.001 par value, underlying $12.00 warrant	184,630 shares	$12.00 (4)	2,215,560	302.20
Warrant to acquire common stock at $10.00 per share	881,912 warrants	$10.00 (4)	8,819,120	1,202.93
Common stock, $0.001 par value, underlying $10.00 warrant	881,912 shares	$10.00 (4)	8,819,120	1,202.93
Warrant to acquire common stock at $8.50 per share	869,752 warrants	$8.50 (4)	7,392,892	1,008.39
Common stock, $0.001 par value, underlying $8.50 warrant	869,752 shares	$8.50 (4)	7,392,892	1,008.39
Common stock, $0.001 par value, underlying warrant to acquire common stock at $14.00 per share	95,000 shares	$14.00 (4)	1,330,000	181.41
Total			$ 99,539,765	$ 13,577.23

______________

(1)

This Registration Statement includes shares of our common stock which are (a) currently issued and outstanding and which are (b) subject to issuance upon exercise of outstanding warrants.

(2)

This Registration Statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Estimated in accordance with Rule 457(c) of the Securities Act, solely for the purposes of calculating the registration fee based upon the average of the high and low prices as reported on the Over the Counter Bulletin Board (“OTCBB”) as of May 27, 2013.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act.  The proposed maximum offering price is determined by the price at which the Warrants may be exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

iii

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May   , 2013

MediaShift, Inc.

3,230,847 Common Stock Warrants

13,611,935 Shares of Common Stock

We are registering:

•

the resale by our common stockholders of up to 8,991,525 shares of common stock;

•

the resale of 3,230,847 warrants to acquire 3,230,847 shares of common stock; and

•

the resale of 4,620,410 shares of common stock issuable upon exercise of warrants.

We will not receive proceeds from the sale of the shares or warrants by the Selling Security Holders. To the extent the warrants are exercised, if any, we will receive proceeds from such exercises. We will pay the expenses of registering the securities sold by the Selling Security Holders. See “Selling Security Holders” for a list of the Selling Security Holders.

The shares of common stock are being registered to permit the Selling Security Holders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The Selling Security Holders may sell the shares of our common stock covered by this prospectus at prevailing market prices or in privately negotiated transactions. We provide more information about how the Selling Security Holders may sell the shares in the section entitled “Plan of Distribution.” No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus. We have not, and the Selling Security Holders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. We are not, and the Selling Security Holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Investing in our common stock and warrants involves risks that are described in the “Risk Factors” section of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                           , 2013

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, including our ability to manage growth and expansion, our expectations of market acceptance of our products and services, our ability to compete in our industry and innovation by our competitors, our ability to protect our confidential information and proprietary intellectual property, our ability to identify and manage potential acquisitions, our ability to recruit and retain qualified sales, technical and other key personnel and our ability to obtain additional financing are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements to vary from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.  All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. In light of these risks and uncertainties, we cannot assure you that the forward-looking statements contained in this prospectus will in fact occur. You should not place undue reliance on these forward-looking statements.

Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Forward-looking statements change over time and except as required by applicable securities laws, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock or warrants. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors before deciding to purchase shares of our common stock or warrants.

Unless the context otherwise requires, we use the terms “MediaShift”, the “Company”, “we”, “us”, and “our” in this prospectus to refer to MediaShift, Inc. and its subsidiaries on a consolidated basis.

We are engaged in providing digital advertising technology and service solutions that monetizes private WiFi networks and web publishing sites, while offering advertisers access to one of the fastest growing audience platforms targeting on-the-go consumers. We conduct our continuing operations through our wholly-owned subsidiaries Ad-Vantage Networks, Inc. (“AdVantage”) and Travora Networks, Inc. (“Travora”). AdVantage was acquired at the end of August 2012 and in February 2013 Travora acquired certain assets and liabilities comprising the advertising network business of Travora Media, Inc. Before acquiring AdVantage and before Travora acquired certain assets and liabilities of the advertising network business of Travora Media, Inc., we were primarily engaged in exploring for oil and gas in the United States and Canada. We incurred substantial deficits in connection with these activities, amounting to more than $27,417,000 as of June 30, 2012, and sold the majority of our properties under development with the exception of the Pinedale natural gas wells.  For a more complete description of our business, please see the section entitled “Business.”

MediaShift has had limited operations and we can give no assurance that its operations will generate meaningful revenue or that its operations will prove successful. See “Risk Factors.”

Corporate information

Our main office is located at 20062 S.W. Birch Street, Suite 220, Newport Beach, California 92660 and our telephone number is (949) 407-8488.  Our website is www.mediashift.com. The contents of our website are not incorporated by reference into this prospectus.

The Offering

Securities outstanding prior to this offering:
Common stock	22,376,661 shares (1)
Warrants	4,720,390 warrants exercisable for 4,720,390 shares of common stock
Securities offered:
Common stock	8,991,525 shares (2)

Warrants:
• $12.00 per share common stock warrant	184,630 warrants
• $10.00 per share common stock warrant	881,912 warrants
• $8.50 per share common stock warrant	869,752 warrants
• $6.00 per share common stock warrant	1,294,558 warrants
Common stock issued upon exercise of warrants:
• $12.00 per share common stock warrant	184,630 shares of common stock
• $10.00 per share common stock warrant	881,912 shares of common stock
• $8.50 per share common stock warrant	869,752 shares of common stock
• $14.00 per share common stock warrant	95,000 shares of common stock
• $6.00 per share common stock warrant	1,294,558 shares of common stock
• $4.00 per share common stock warrant	1,294,558 shares of common stock
Common stock to be outstanding after this offering	22,376,661 shares (3)
Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock offered by our Selling Security Holders.

We will not receive any proceeds from the sale of the warrants to purchase shares of common stock offered by our Selling Security Holders.

We will not receive any proceeds from the sale of the shares of common stock issued upon exercise of our warrants and offered by our Selling Security Holders.

We will utilize proceeds, if any, from exercise of our $12.00 Warrants, $10.00 Warrants, $8.50 Warrants, $14.00 Warrants, $6.00 Warrants or $4.00 Warrants, for general working capital, debt reduction, acquisitions and such other corporate purposes as may be determined by our Board of Directors.

Risk factors	Please read “Risk Factors” for a discussion of factors you should consider before investing in our common stock.
Plan of Distribution	The shares of common stock and warrants covered by this prospectus may be sold by the Selling Security Holders in the manner described under “Plan of Distribution.”

OTCBB Exchange Symbol
• Common stock	MSHF
• $12.00 warrant	There is currently no established market for our $12.00 Warrants.
• $10.00 warrant	MSHFW
• $8.50 warrant	There is currently no established market for our $8.50 Warrants.
• $6.00 warrant	There is currently no established market for our $6.00 Warrants.

 (1)

Pursuant to that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, AdVantage, and Ad-Vantage Acquisition Inc. (“MergerSub”), a Delaware corporation wholly owned by the Company, pursuant to which MergerSub merged with and into AdVantage (the “Merger”), with AdVantage being the surviving entity of such Merger and becoming a wholly-owned subsidiary of the Company, the Company agreed to, as soon as reasonably practicable following the closing of the Merger, (i) increase the authorized number of shares of its common stock from 25,000,000 to 100,000,000 (the “Authorized Share Increase”), (ii) change the name of the Company from JMG Exploration, Inc. to Ad-Vantage Networks Holdings, Inc. in order to more accurately reflect the Company’s business (the “Name Change”), and (iii) approve a reverse stock split of its common stock of one share for every two (1-for-2) shares outstanding (the “Reverse Stock Split” and, with the Authorized Share Increase and the Name Change, each, a “Related Transaction” and collectively, the “Related Transactions”).  At a Special Meeting of Shareholders of JMG Exploration, Inc. held on March 4, 2013, JMG shareholders approved the Authorized Share Increase, the Name Change, and the Reverse Stock Split. Immediately following the Authorized Share Increase and the Reverse Stock Split, all of the issued and outstanding shares of Class M Preferred Stock of the Company (“Class M Preferred”) automatically converted into shares of the Company’s common stock, with such conversion occurring on a one hundred-for-one (100:1) basis.

(2)

We are registering 2,607,568 shares of common stock issued upon conversion of convertible notes issued in a private placement in March and April, 2013, and 6,380,619 shares related to our Merger with AdVantage in 2012.  As of April 19, 2013, we received $7,757,344 pursuant to the private placement of convertible notes which bore interest at 8% per annum and were convertible into our common stock at the rate of $3.00 per share.  These notes (and interest accrued thereon) were converted in accordance with their terms for an aggregate of 2,607,568 shares of common stock.  Pursuant to the Merger Agreement, we agreed to use reasonable best efforts to register the shares of common stock issuable to the holders of preferred stock of AdVantage (the “Ad-Vantage Preferred Stockholders”) upon conversion of the Class M Preferred pursuant to the Merger and after giving effect to the Related Transactions.  The Company also agreed to not cause any shares of common stock issuable to the holders of common stock of AdVantage (the “Ad-Vantage Common Stockholders”) upon conversion of the Class M Preferred pursuant to the Merger and after giving effect to the Related Transactions to be registered for a period ending on the earlier of (i) twelve (12) months after the closing of the Merger and (ii) six (6) months after this Registration Statement is declared effective by the SEC (and kept effective continuously through that date) (such period being, the “Preferred Registration Period”).  The Company further agreed that, upon the expiration of the Preferred Registration Period, the Company will prepare and shall use its reasonable best efforts to register the shares of common stock issuable to the Ad-Vantage Common Stockholders upon conversion of the Class M

Preferred pursuant to the Merger and after giving effect to the Related Transactions. Accordingly, the shares of common stock issuable to the Ad-Vantage Common Stockholders upon conversion of the Class M Preferred pursuant to the Merger and after giving effect to the Related Transactions are not subject to this Registration Statement.

(3)

Amount does not include:

•

the issuance of up to 4,124,916 shares of common stock upon exercise of stock options; and

•

the issuance of up to 4,720,390 shares of common stock underlying 4,720,390 warrants.

Risk Factors

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that should be considered before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock and warrants discussed in this prospectus under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and the accompanying notes of this prospectus.

The registration statement of which this prospectus is a part, including the exhibits and schedules thereto, contains additional relevant information about us and our securities. As to statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this Report before making an investment decision. If any of the possible adverse events described below actually occur, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, results of operations or financial condition.

Risks Relating to our Business

We are a company with a limited operating history and our future profitability is uncertain. We anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

We are a company with a limited operating history. We may never generate material revenues. We have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. As of December 31, 2012 and March 31, 2013 (unaudited), we had a total accumulated deficit of $9,993,284 and $17,287,400, respectively. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to development, consulting costs, marketing and other promotional activities, the addition of engineering and other support personnel, and our continued efforts to form relationships with strategic partners. We may never be profitable.

Our business model is based on generating revenue by displaying advertisements sourced from ad partners and directly from advertisers at prevailing market rates. The mix of advertisements available to us and the rates that advertisers are willing to pay us are based on multiple factors, including some that are outside of our control. If the prices we receive for displaying ads are reduced, our financial results may suffer.

We source the advertisements we display from advertising networks, and we also source ads directly from advertisers. If the market prices for digital advertisements declines, and we are unable to offset this decline with premium pricing for our targeted access to the demographically attractive viewers we will be able to provide, our advertising revenue would be materially adversely affected. We believe that our ability to provide advertisers unique approaches to viewers will protect our pricing position, but we cannot give assurances that this will be the case. If we are unable to maintain our anticipated advertising pricing over time, our business and financial results may be materially harmed.

Our revenue could decline if we fail to effectively manage our existing advertising space and our growth could be impeded if we fail to acquire new advertising space.

Our success depends in part on our ability to effectively manage our existing advertising space as well as successfully access additional advertising space through web publishers, network providers, and ad exchanges. The web publishers and network providers that we sell advertising for are not typically bound by long-term contracts that ensure us a consistent supply of advertising space, which we refer to as inventory. In addition, web publishers and network providers can change the amount of inventory they make available to us at any time. If a web publisher or network provider decides not to make advertising space from its websites or network available to us, we may not be able to replace this advertising inventory with advertising inventory from other web publishers or network providers that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This would result in lost revenue.

Product defects or software errors could adversely affect our business.

Our core software is of recent design and constantly evolving, and design defects or software errors may cause delays in product introductions and customer implementations, damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct.

Because our solution is integrated into a customer’s network and data flow, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or outside of our control may arise during implementation or from the use of our solutions, and may result in financial or other damages to our customers, for which we may be held responsible. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, and we have designed our solutions with industry best practices to ensure reliability and ensure that extended outages in our solutions have minimal or no impact on our customers’ overall networks, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. In addition, as a result of business and other considerations, we may undertake to compensate our customers for damages caused to them arising from the use of our products, even if our liability is limited by a license or other agreement. Claims and liabilities arising from customer problems could also damage our reputation, adversely affecting our business, results of operations and financial condition and the ability to obtain “Errors and Omissions” insurance.

We may seek to acquire companies or technologies that could disrupt our ongoing business, divert the attention of our management and employees and adversely affect our results of operations.

The digital advertising industry is dynamic and opportunities may arise to offer new products or services or otherwise enhance our market position or strategic strengths through acquisition or merger, similar or complementary to our recent acquisition of the ad network business of Travora Media, Inc. In the future, we may acquire other companies that we believe will advance our business strategy. We cannot assure you that suitable future acquisition candidates can be found, that acquisitions can be consummated on favorable terms or that we will be able to complete otherwise favorable acquisitions.

We cannot assure you that our acquisition of the ad network business of Travora, or any future acquisitions that we may make, will enhance our products or services or strengthen our competitive position. We also cannot assure you that we have identified, or will be able to identify, all material adverse issues related to the integration of any proposed acquisitions, such as significant defects in the internal control policies of companies that we may acquire. In addition, acquisitions if completed could lead to difficulties in integrating acquired personnel and operations and in retaining and motivating key personnel from these businesses, particularly in cases, such as Travora, where the acquired assets and employees are located a material distance from our corporate headquarters. Any failure to identify and correct significant defects in the internal control policies of acquired companies or properly to integrate and retain personnel may require significant amounts of time and resources to address. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses, cause losses, and harm our results of operations or financial condition.

The skilled and highly qualified workforce that we need to develop, implement and modify our solutions may be difficult to recruit, train and retain, and we could face increased costs to attract and retain our skilled workforce.

Our business operations depend in large part on our ability to attract, train, motivate and retain highly skilled information technology professionals, software programmers and network engineers on a worldwide basis, particularly in Southern California and India. In addition, our competitive success will depend on our ability to attract and retain other outstanding, highly qualified personnel such as sales and ad operations personnel at Travora. Our technology offers advertisers and owners and operators of private WiFi networks (“Network Providers”) a new way to show ads to specific, targeted customers. As a result, we require employees with unique sets of cross-disciplinary skills, which may be difficult to find. Because our products and services are highly complex and are generally used by our customers to perform critical business functions, we depend heavily on skilled technology professionals. Skilled technology professionals are often in high demand and short supply. If we are unable to hire or retain qualified technology professionals to develop, implement and modify our solutions, we may be unable to meet the needs of our customers. Implementing and supporting our solutions at an accelerating rate for a rapidly growing customer base, and particularly executing on several simultaneous large-scale implementations, may require us to attract and train additional IT professionals at a rapid rate. We may face difficulties identifying and hiring qualified personnel. Our inability to hire, train and retain the appropriate personnel could make it difficult for us to manage our operations, meet our commitments and compete for new customer contracts.

We face competition from larger, more established companies, as well as our own advertising partners, and we may not be able to compete effectively, which could reduce demand for our services.

The market for digital advertising is built around a model of serving advertisements to one web site at a time, and advertisers, advertising networks, web sites and the other participants in the digital advertising market have built their infrastructure around this historic model. By offering an alternative model in which advertisements are served to specific users and networks, we are competing to some degree with all of the other participants in the digital advertising industry, including those with which we may otherwise be in partnership. Evolution of technology and business models is a factor in many sectors, and the Company’s approach is an evolutionary extension of digital advertising, with technology addressing problems and weaknesses the existing model leaves unsolved. As with many evolutionary or revolutionary technologies, our approach must reach a critical mass in order to survive and be successful. If we are unable to convince a sufficient number of advertisers, advertising networks, and Network Providers that our solutions offer a superior approach, our revenues and our financial results may suffer. If we are successful in our business model, larger, more established competitors in the digital advertising industry may choose to compete with us. Many of these potential competitors are larger, more experienced, and more established than we are, and have significantly greater resources at their disposal. Our Intellectual Property may be insufficient to prevent such competition, or may be infringed by larger competitors with the resources to fight our claims in litigation.

We are dependent on third-party products, services and technologies; changes to existing products, services and technologies or the advent of new products, services and technologies could adversely affect our business.

Our business is dependent upon our ability to use and interact with a number of third-party and open source products, services and technologies, such as browsers, proxies, routers, data and search indices, and privacy software. Any changes made by third parties to the settings, features or functionality of these third-party products, services and technologies or the development of new products, services and technologies that interfere with or disrupt our products, services and technologies could adversely affect our business.

We rely on our advertising partners to provide us access to their advertisers, and if they do not, we may be unable to grow our business.

We currently source the advertisements that we display from digital advertising networks which supply advertisements to many other customers and directly from advertisers via our recently acquired advertising network, Travora. Our agreements with these advertising suppliers and advertisers are short-term and they may discontinue their relationship with us or negotiate new terms that are less favorable to us, at any time, with little or no notice. If a significant number of these networks choose to redirect the ad traffic they currently supply to us to other customers for economic, performance, or other reasons, this could adversely impact our revenue. We actively seek to mitigate this risk by working with several advertising sources and adding new networks on a regular basis. In the future we plan to supplement our network-sourced advertisements by growing the proportion of ads we serve which we directly source via Travora or via other means from advertisers attracted by our ability to give them access to customers with favorable profiles. We cannot provide assurances, however, that we will be able to do so in the near term in a volume sufficient to negate our current dependence on third party advertising networks, or to minimize the effect of those ad networks choosing to restrict their volume of business with us.

Unfavorable economic conditions may reduce on-line advertising causing our business, operating results, or financial condition to suffer.

We distribute and are dependent on generating revenue from digital advertising. Consumer spending may decrease during recessions and other periods of economic slowdown. In response, advertisers may reduce their volume of advertising during these periods, and they may choose to redirect some or all of their remaining advertising from the digital advertising market to other advertising venues. The success of our business is tied to the success of the digital advertising market, and if that market is adversely affected by economic conditions, our business, operating results, and financial condition will suffer.

The loss of the services of our key management and personnel or the failure to attract additional key personnel could adversely affect our ability to operate our business.

A loss of one or more of our current officers or key employees could severely and negatively impact our operations. Specifically, the loss of services of David Grant, Chief Executive Officer, Brendon Kensel, President, Michael Spalter, Chief Operating Officer and Sanjeev Kuwadekar, Chief Technology Officer, could significantly harm our business. We have no present intention of obtaining key-man life insurance on any of our executive officers or management. Additionally, competition for highly skilled technical, managerial and other personnel is intense. As our business develops, we might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

Management of our Company is within the control of the board of directors and the officers. You should not purchase our common stock unless you are willing to entrust management of our Company to these individuals.

All decisions with respect to the management of the Company will be made by our board of directors and our officers, who beneficially own 56.6% of our common stock, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Management will retain the power to elect a majority of the board of directors who, in turn, have the power to appoint the officers of the Company and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of the Company including, without limitation, the purchase of businesses or assets; the sale of all or a substantial portion of the assets of the Company; the merger or consolidation of the Company with another corporation; raising additional capital through financing and/or equity sources; the retention of cash reserves for future product development, expansion of our business and/or acquisitions; the filing of registration statements with the Securities and Exchange Commission for offerings of our capital stock; and transactions which may cause or prevent a change in control of the Company or its winding up and dissolution. Accordingly, no investor should purchase the common stock we are offering unless such investor is willing to entrust all aspects of the management of the Company to such individuals.

We expect that our anticipated future growth may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.

We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a strain on our management, operational and financial resources. We expect to add a significant number of additional key personnel in the future, including key managerial and technical employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies. While our technology does not modify the content on any external website and is executed on the screen of end user computers, third party web publishers may bring action against us for displaying our advertisements on portions of the end user’s screen.

We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.

To defend our intellectual property underlying our proprietary technology and business model, it may be necessary for us to enter into litigation against third parties which infringe on our intellectual property. Such litigation could be time-consuming and expensive, and require considerable diversion of management’s time. A favorable outcome of such litigation, like any litigation, cannot be guaranteed, and even if a favorable outcome is achieved, the infringement during the interim may have damaged our business irreparably.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

Any patent litigation could negatively impact our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

If we fail to filter the websites on which we serve advertisements, we could lose the confidence of our advertisers and advertising partners, thereby causing our business to suffer.

Our advertisers wish to restrict their ad placement to “brand safe” websites, and to prevent their ads from appearing on sites featuring violence, pornography and other content inconsistent with the brand image they wish to convey. Due to the nature of our technology, we are able to place advertisements on computer screens of users visiting a broad array of web sites. We are exposed to the risk of inappropriate placement and advertiser complaints, which may damage our relationships with our advertising suppliers. As a result, advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue. To mitigate this risk, we currently display our ads on end user computers accessing a carefully selected “white list” of web sites which are generally accepted as brand safe, and we constantly monitor and update this white list to balance maximizing advertisement placement and revenue while maintain a brand safe environment for our advertisers.

Our technology and business model significantly changes the existing relationships between advertisers, web site publishers, and Network Providers. This may lead to public relations concerns for us with consumers and other industry participants, and may lead to litigation from industry participants and to informal pressure placed on our advertising suppliers or Network Provider customers by larger industry participants who do not directly benefit from the market change we are creating.

By giving Network Providers a way to monetize the Internet access that they offer to end users, MediaShift is introducing a new recipient of advertising revenues into the economic infrastructure underlying the Internet. It is possible that web site publishers; Supply Side Platform (SSP) providers (which allow website publishers to easily work with multiple ad networks and directly with ad exchanges); advertisers; industry organizations, standard setting bodies and regulatory groups; Demand Side Platform providers (which allow advertisers to manage multiple ad exchange and data exchange accounts through a single interface); and other industry participants may perceive that these changes work against their interests, and may seek to restrain our growth via litigation, by individually or collectively choosing not to work with us, or via informal pressure on browser or operating system software vendors; advertisers, ad exchanges or ad networks supplying us with advertising; or on our partner Network Providers to refuse to work with us or to actively work to block our solutions. One approach we have taken to mitigate economic damage to web site publishers has been to display site-served ads before displaying our ads into the same screen area, a step which has generally been accepted by the industry participants we have worked with. While the Company has been advised by counsel that both the Company and its Network Provider partners are operating within established legal and regulatory guidelines, we cannot guarantee that such litigation or pressure will not take place, or that the outcome of any such litigation or pressure will not adversely impact our revenues, or our operating results.

By introducing a new model of providing digital advertising, there may be public confusion over our position in the market, our products and services, and our relationship with Network Providers, advertisers, web site publishers and individual users. We cannot guarantee that our employees and our public relations firm will be able to effectively respond to misinformation and confusion in the marketplace, and our business, our revenues and our operating results may suffer.

We rely on third-party technology, server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third-party data center providers to host our main servers and expect to continue to do so. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by our primary hosting provider. We also rely on third-party providers for components of our technology platform.  While we work to mitigate these risks by leveraging industry standard technologies in many of our solutions and in our infrastructure designed to cause our service to fall out of any offering if the software, network, partner or service were to fail, and we also implement continuous external and internal monitoring and bypass protocols with our customers to prevent single points of failure and automated failover or bypass solutions to minimize any impact we might have on their service offerings, we cannot guarantee that these will completely mitigate the impact of equipment failure. A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business and reputation.

If we fail to scale and adapt our existing technology architecture to manage the expansion of our offerings our business could be adversely affected.

We anticipate increasing our volume of advertisements substantially when we go live with our solutions at additional Network Provider partners. Any such increase will require substantial expenditures to scale or adapt our technology infrastructure. As usage increases and products and services expand, change or become more complex in the future, our existing technology architectures utilized for our advertising services may not provide satisfactory support. As a result, we may make additional changes to our architectures and systems to deliver our solutions to Network Provider partners, including moving to completely new technology architectures and systems. Such changes may be challenging to implement and manage, may take time to test and deploy, may cause us to incur substantial costs and may cause us to suffer data loss or delays or interruptions in service. These delays or interruptions in service may cause consumers, advertisers and publishers to become dissatisfied with our offerings and could adversely affect our business.

Our business is subject to a number of natural and man-made risks, including natural disasters such as fires, floods, and earthquakes and problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from natural disaster and man-made problems, including fires, floods, earthquakes, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. As an example, if we were to experience a significant natural disaster, such as an earthquake, fire or flood, it likely would have a material adverse impact on our business, operating results and financial condition, and our insurance coverage will likely be insufficient to compensate us for all of the losses we incur. Additionally, our servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential intellectual property or customer data. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting the Southern California area, and our insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide customer service, such disruptions could negatively impact our ability to run our business, which could have an adverse effect on our operating results and financial condition.

Federal, state or international laws or regulations applicable to our business could adversely affect our business.

We may be subject to a variety of existing federal, state and international laws and regulations in the areas of telecommunications, privacy, consumer protection, advertising to and collecting information from children, taxation and billing, among others. These laws and regulations can change, as can the interpretation and enforcement of these laws and regulations. Additionally, new laws and regulations may be enacted at any time. Compliance with laws is often costly and time consuming and may result in the diversion of a significant portion of management’s attention. Our failure to comply with applicable laws and regulations could subject us to significant liabilities which could adversely affect our business. Additionally, there are a number of state laws and pending legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with applicable laws or regulations we could be subject to significant liability which could adversely affect our business.

Any industry regulation that constrains the use of cookies or similar technologies could adversely affect our business.

While we do not store, access, or attempt to access personally identifiable end user information, like other industry participants we do use small text files placed in a consumer’s browser, commonly known as cookies, to facilitate authentication, preference management, research and measurement, personalization and advertisement and content delivery. Several Federal, state and international governmental authorities are regularly evaluating the privacy implications inherent in the use of third-party web “cookies” and other tracking technologies for behavioral advertising and other purposes. Any regulation of these tracking technologies and other current digital advertising practices could adversely affect our business. This potential regulation would affect all industry participants equally, however our risk can be mitigated to a degree by leveraging our unique set of implementation data that is not subject to “cookie” technology, assuming that use of such data remains unregulated. For example, we possess user information specific to each of our Networks (e.g., geographic location of a hotel guest). There can be no guarantee that our proprietary data use would be sufficient to completely mitigate the loss of information from government or industry regulation of cookies and/or other tracking technology.

If we fail to establish and maintain the adequacy of our internal controls, our ability to provide accurate financial statements could be impaired and any failure to maintain our internal controls could have an adverse effect on our stock price.

The Sarbanes-Oxley Act of 2002 (“SOX”), and rules subsequently implemented by the SEC, the Public Company Accounting Oversight Board and the NASDAQ Capital Market, have required changes in the corporate governance practices of public companies. Monitoring compliance with the existing rules and implementing changes required by new rules may increase our legal and financial compliance costs, divert management attention from operations and strategic opportunities, and make legal, accounting and administrative activities more time-consuming and costly.  We may also retain consultants experienced in SOX that assisted us in the process of instituting changes to our internal procedures to satisfy the requirements of the SOX.

As a small company with limited capital and human resources, going forward we may need to divert management’s time and attention away from our business in order to ensure continued compliance with these regulatory requirements. We may require new information technologies systems, the auditing of our internal controls, and compliance training for our directors, officers, and personnel. Such efforts may entail a significant expense. If we fail to establish and maintain the adequacy of our internal controls as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the SOX. Any failure to maintain the adequacy of our internal controls could have an adverse effect on timely and accurate financial reporting and the trading price of our common stock.

Risks Relating to our Securities

The market price of our common stock and warrants has been and is likely to continue to be highly volatile, which could cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;
•	market acceptance of our new and existing services and technologies;
•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;
•	actual or anticipated fluctuations in our operating results;
•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;
•	introductions of new services by us or our competitors;
•	enactment of new government regulations affecting our industry;
•	changes in the number of our advertising partners or the aggregate amount of advertising dollars spent with us;
•	seasonal fluctuations in the level of Internet usage;
•	loss of key employees;
•	institution of litigation, including intellectual property litigation, by or against us;
•	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;
•	short selling of our stock;
•	large volumes of sales of our shares of common stock by existing stockholders;
•	changes in the market valuations of similar companies; and
•	changes in our industry and the overall economic environment.

Due to the short-term nature of our advertising partner agreements, variability in the market price advertisers are willing to pay, fluctuations in the traffic to our web publisher partners, and variability in the usage of the networks owned by our Network Provider partners and our potential growth, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to volatility in the trading price of our common stock. In addition, the stock market in general and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.

We have never paid dividends on our common stock.

Since our inception, we have not paid cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. Therefore, any return on your investment would likely come only from an increase in the market value of our common stock.

The exercise of options and warrants and other issuances of shares of common stock will likely have a dilutive effect on our stock price.

As of March 31, 2013, there were outstanding options to purchase an aggregate of 4,119,916 shares of our common stock at a weighted average exercise price of $1.71 per share, of which options to purchase approximately 3,239,679, at a weighted average exercise price of $1.04, were fully vested. As of March 31, 2013 there were outstanding warrants to purchase 4,446,060 shares of our common stock, at a weighted average exercise price of $7.19 per share.

The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. In addition, the exercise of options and warrants will cause dilution to our existing shareholders. Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or commercial agreements or in connection with other financing efforts.

The issuance of additional shares of our common stock could be dilutive to stockholders. Moreover, when we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged (or if we issue shares of restricted stock), stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

When shares we are obligated to register and shares that are subject to lock-up restrictions become readily tradable the market price for our stock may drop and you may lose money.

The Company has committed to register 6,380,619 shares of common stock issuable to Ad-Vantage Preferred Stockholders pursuant to the Merger.  An additional 10,616,769 shares of common stock issuable to Ad-Vantage Common Stockholders are subject to registration by the Company following the expiration of the period ending on the earlier of (i) twelve (12) months after the closing of the Merger and (ii) six (6) months after the this Registration Statement is declared effective by the SEC (and kept effective continuously through that date).

A total of 10,331,760 of these shares, 2,799,999 shares of common stock underlying fully vested non-qualified stock options, 59,362 shares of common stock (as of December 31, 2012) underlying fully vested qualified stock options, 500 additional common shares, and 750 shares of common stock underlying warrants are subject to a lock up agreement for 12 months after close of the Merger. The balance of common shares not subject to lock up will be readily tradable when registered. Upon the expiration of the lock up and the effectiveness of any applicable registration statement, these 10,331,760 common shares and 2,859,361 shares of common stock underlying stock options will be readily tradable and sales of these shares could cause significant volatility and the market price of our common stock and warrants could drop significantly.

Nevada law may inhibit a takeover that stockholders consider favorable and could also limit the market price of our stock.

Nevada Revised Statutes Sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute restricts the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the State of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, we believe that Nevada’s anti-takeover statute currently does not apply to our company.

Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

Additionally, Nevada Revised Statutes Sections 78.411 to 78.444 contain provisions that may limit our ability to engage in any business combination with certain persons who own 10% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past two years have owned 10% or more of our outstanding voting stock.  These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

A business combination may be consummated without shareholder approval.

Certain types of business acquisition transactions may be completed without any requirement that we first submit the transaction to the stockholders for their approval. In the event the proposed transaction is structured in such a fashion that stockholder approval is not required, holders of our securities should not anticipate that they will be provided with financial statements or any other documentation prior to the completion of the transaction.

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance, without stockholder approval, for certain of such types of business transactions, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Determination of Offering Price

The prices at which the shares of common stock and warrants covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between or among the Selling Security Holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

Use of Proceeds

We are not selling any shares of our common stock or warrants in this offering and, as a result, we will not receive any proceeds from the sale of the common stock and/or warrants covered by this prospectus.  All of the net proceeds from the sale of our common stock and/or warrants will go to the Selling Security Holders.  All of the proceeds if any from exercises of the $12.00 Warrants, $10.00 Warrants, $8.50 Warrrants, $14.00 Warrants, $6.00 Warrants or the $4.00 Warrants will be used for general working capital, debt reduction, acquisitions and such other corporate purposes as may be determined by our Board of Directors.

The warrants may expire without having been exercised. Even if some or all of the warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds.

Business

MediaShift, Inc. (“MediaShift”) has a limited operating history. All continuing operations are being conducted by MediaShift’s wholly owned subsidiaries, Ad-Vantage Networks, Inc. (“AdVantage”) and Travora Networks, Inc. (“Travora”). Travora acquired certain assets and liabilities comprising the advertising network business of Travora Media, Inc. in February 2013 thus the financial information presented represents that of MediaShift, Inc. AdVantage enables operators of private WiFi networks to monetize their audiences through one of the fastest growing digital place-based ad technology platforms in the world. Travora is a leading global travel ad network that offers advertisers access to one of the fastest growing audience platforms targeting on-the-go consumers. Our main office is located at 20062 S.W. Birch Street, Suite 220, Newport Beach, California 92660 and our telephone number is (949) 407-8488.

Historical Development

MediaShift was originally incorporated under the laws of the state of Nevada in July 2004 as JMG Exploration, Inc. (“JMG”).  On March 4, 2013, at a Special Meeting of Shareholders, shareholders voted to change the name of the Company to MediaShift, Inc. AdVantage’s founder, David S. Grant, filed for the original patents underlying the core AdVantage technology in 2009, and development and filing of additional intellectual property has continued to date. Co-founder Sanjeev Kuwadekar joined David Grant in late 2009. AdVantage was incorporated in Nevada in July 2010. Technology and intellectual property development continued through November 2011, when the first employee outside the co-founders was hired, and pilot projects began implementation. JMG and AdVantage entered into a merger agreement in July 2012 that was subsequently amended and restated in August 2012. On August 31, 2012 the merger transaction was completed and AdVantage became our wholly owned subsidiary. On February 6, 2013, our wholly owned subsidiary, Travora, acquired certain assets and liabilities comprising the advertising network business of Travora Media, Inc. Our AdVantage and Travora subsidiaries operate in complementary sectors of the digital advertising industry.

Industry Overview - Digital Advertising

The digital advertising industry delivers marketing messages to consumers via the Internet.  Specific types of digital advertising include email, display, search, and mobile.  Specific advertising formats include standard graphical banners, text-based ads, floating ads, expanding ads, pop-ups and pop-unders (all of which attract the consumer’s attention through conspicuous motion on the screen), mobile ads, interstitials (which take over the user’s screen between web pages, and must be clicked to close), and video.  The three most common revenue models are Cost Per Mille (“CPM”), Cost Per Click (“CPC”), and Cost Per Acquisition (“CPA”). CPM generates revenue when a user views an ad impression, CPC when a user clicks on an ad, and CPA when a user clicks on an ad and completes a desired action (usually a purchase).

Digital advertising is a large, high growth market.  Research firm eMarketer recently reported that global digital advertising spending topped the $100 billion mark in 2012 and is expected to grow 15.1% in 2013.

The essential role of the digital advertising industry is to connect advertisers to their customers and potential customers, wherever they happen to be on the Internet.  Key success factors are scale, ad effectiveness, and operational efficiency. Industry participants that have a large footprint (number of viewers), a rich set of customer data (to drive effectiveness), and are more efficient at connecting the major stakeholders in the digital advertising ecosystem are the winners in this market.

As a result of these factors, we believe there is a significant opportunity for AdVantage to leverage its unique ad technology platform to achieve a dominant position in the digital advertising industry, in conjunction with Travora’s digital ad network.

Ad-Vantage Networks, Inc. (AdVantage)

Business Strategy

Through AdVantage, the Company’s proprietary and patented technology enables operators of private WiFi networks (“Network Providers”) to monetize their audiences through one of the fastest growing digital place-based ad technology platforms in the world.

We are initially focused on deploying our technology with hotels, airports, and transportation providers. Other deployment opportunities include regional internet service providers, multiple system operators, educational institutions, large aggregate hotspot providers, affiliate networks and OEM partners.  Our technology also can be deployed in a wide range of options ranging from large networks, to medium enterprises to small business to mobile devices. We can also deploy directly (with affirmative opt-in) to end users’ computers via download from affiliate networks they choose to join.

As a result of our flexible and digital place-based ad network, we can also deliver on the promise of hyper-local digital advertising.  In contrast to very broad coverage provided by radio, TV and newspapers, hyper-local advertising targets customers who are confirmed to be located geographically within a short distance of the advertiser (for example, we would know the airport and specific terminal where our technology is operating and can tailor specific local advertising to that particular location). As consumer demand for ubiquitous access to internet content increases, so too will the costs associated with providing these services.  In order to meet this demand, Network Providers must increase capacity and value to remain competitive.  To offset these added expenses, many Network Providers are charging consumers more for tiered access, or increasing other prices to enable free or low cost access.  We believe that Network Providers are a crucial part of the internet ecosystem and as an aggregate can offer more value to their consumers and advertisers by implementing our technology.

The Company also expects to provide added value to our advertising partners by delivering more relevant advertising to consumers while operating within industry standard advertising guidelines. We believe that AdVantage’s technology is further positively differentiated by its ability to create highly targeted hyper-local advertising without encroaching on user privacy or security.

We adhere to established security paradigms and employ the same advertising protocols used by nearly all online advertisers, but with additional data as to specific geographic location and navigation history due to our solutions’ location in the network. As a result, we believe that we are positioned to increase value and related revenues to our customers and advertisers by providing superior targeting, advertising delivery and results within an integrated, bundled solution.

Products and Services

The primary product/service of AdVantage is the AdVantage Monetization Platform (“AMP”). AMP is a simple addition to any network connecting users to the Internet.  These Network Providers are our direct customers and by virtue of our partnership we are able to serve targeted digital advertising to their end-users (“viewers”) when they are on their network.  Our technology platform allows for the seamless placement of advertisements which we provide into the traditional ad spaces or other benign locations on the a web page on a viewer’s screen.   The user experience is in no way affected; the user simply sees different ads in the existing ad spots or unused space on a page.  Advertisers pay AdVantage for the ability to effectively and efficiently reach their target customers.  We share the advertising revenue generated with the Network Provider.

AdVantage utilizes industry standard network appliance technologies supported by Cisco, Linux, Apache, Microsoft Windows and other platforms to enable our patented technology.  Our technology works within the browser and operating system security models to detect third party ads on the viewer’s screen and replace them with our own highly targeted ads after the original ad served by the website publisher is viewed for a predetermined, configurable amount of time.

There are multiple mechanisms by which we implement our ad technology.  We have solution-oriented products for different deployment architectures primarily determined by expected volume and the partner’s existing, installed networking equipment.

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Network Appliances that can be horizontally and vertically sized for very small or very large networks.

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Embedded Software that can be deployed into various devices such as WiFi Access Points and Mobile Appliances

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Software SDK (software development kit) that can be included within other software solutions

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AdVantage also has a host of different products for advertisers.  Our patented technology seamlessly serves advertising into a user’s web browsing experience or other application environments and in the process creates a trusted online digital advertising marketplace for advertisers to more efficiently and effectively place their ads.  Because our technology resides closest to the viewer (the “last mile”), we can determine what the viewer sees as the web page or when the application is rendered on the viewer’s screen.  Our solution enables us to leverage page metadata, actions and content to improve advertising relevancy. As a result, AdVantage has multiple ways in which to segment and target end-users based on our unique set of user data.  Our relevancy engine allows us to target by content and by individual end-users.

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Content

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Domain/URL Categorization

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Vertical category (sports, entertainment, travel, etc.)

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User

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Hyper-local geography

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Search term

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Navigation history

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Technographics (operating system, browser type, device type, etc.)

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Retargeting

Our understanding and unique proprietary analysis of viewing patterns on the network allows us to predict the most relevant ad to display to viewers, thus optimizing the amount of revenue capable of being generated.

Competition

As an advertising technology company, our products and services compete and overlap, to some degree, with all other industry participants that sell and deliver online digital advertising (e.g., Google, Facebook, Yahoo, MSN, AOL, etc.).  Due to the fragmented nature of the industry and multiplicity of product offerings and business models, we may also partner with any or all of these companies, and act as a vendor or customer to them as well.

We compete directly with a small number of companies such as JiWire, Cloud Nine (acquired by Boingo in 2012), MyTurfAds and its sales affiliate AdCopper, WishFi and Front Porch that employ technology to serve ads to viewers on a network owned by a partner network provider.    Our direct competitors generally serve advertising only on a network provider’s sign-on and landing page (limited ad placement opportunities per viewer browsing session) and/or they negatively affect the viewer experience by serving ads into a persistent toolbar, an intrusive interstitial screen, or a frame around the page, sometimes compressing or otherwise manipulating the content of the web page to serve their advertisements. In contrast, we serve advertising on every web page that a viewer visits, and our ad serving process is seamless and unintrusive, with advertising only served in existing ad spaces and empty space on a page.

Intellectual Property

We believe that our success and ability to compete will be enhanced by our internally developed technology and data resources. We also rely on trademark, patent and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property.

We may claim trademark rights in, and apply for registrations in the United States for a number of marks in relation to our domain and product names.

We have been issued two patents by the United States Patent and Trademark Office, with three additional patents pending. A patent for Methods and Systems for Searching, Selecting, and Displaying Content was issued on July 31, 2012. A second patent for Methods and Systems for Searching and Displaying Content was issued on February 26, 2013.  The expiration date of the patents is March 19, 2030.

We have domestic and international patent applications pending related to a variety of business and transactional processes associated with the display or presentation of advertising technology in different environments, as well as applications related to optimizing and tracking advertisement delivery and more efficient advertising network architectures. We may consolidate some of our current applications and expect to continue to expand our patent portfolio in the future.

Sales and Marketing

AdVantage’s sales activities include a direct sales component as well as the sale of our products and services through resellers. Our sales strategy is to provide appropriate products and value propositions to our broad range of potential Network Provider partners by segmenting them into vertical markets. Examples include the ISP market, the hospitality market (selling either directly to hotel owners or through service providers managing WiFi access for multiple hotel clients), and the higher education market. Based on network size and topography, each of these vertical markets entails a unique sales approach, deployment solution, reporting requirements and sales cycle. The sales function is managed by AdVantage’s Vice President of Network Sales, with sales representatives working remotely as well as at our primary office. Our Executive Vice President of Strategic Partnerships secures partnerships with hardware vendors and large accounts. We pay our sales staff base salaries and commissions, and we compensate our resellers via a limited duration participation in our net revenue from the Network Providers they introduce to us. Our marketing group is based in our corporate headquarters and reports to the President. This group is charged with refining our message to potential partners, creating and maintaining sales collateral, and identifying and defining potential vertical markets and their constituent participants with our sales team.

Customers

Our target market is comprised of Network Providers offering WiFi access on a fee-based or free basis to individual and business viewers. This market ranges from Internet Service Providers (“ISPs”), Multiple System Operators (“MSOs”) and higher education venues with a large, relatively fixed end-user base to airports, convention centers, hotels, coffee shops and other venues with a smaller transient base of end-users accessing the internet for single or multiple sessions ranging from minutes to days. In the case of the latter venues, our direct customer may be the venue itself, the owner of multiple venues (e.g. a chain of coffee shops or restaurants), or a service provider managing the WiFi networks of these venues. Each of these customers owns and/or operates a closed internet network which end-users access only after explicitly accepting the terms and conditions of service established by the Network Provider.

As of December 31, 2012, we had 21 signed agreements with customers in several different vertical markets, including the ISP, hospitality, airport, aggregated hotspot and higher education markets. We are attempting to accelerate our discussions with potential customers but can give no assurance that these will result in additional signed agreements.  As of December 31, 2012 we had 11 live implementations that are generating revenue.

Regulatory Environment

Self-regulation

The digital advertising industry largely regulates itself, particularly in the area of Online Behavioral Advertising.  Participating companies in the Digital Advertising Alliance’s self-regulatory program for Digital Behavioral Advertising have committed to providing end-users “notice” and “choice” for digital behavioral advertising.  Best practice is to provide clear notice to consumers, obtain their consent, and offer them a choice (e.g., opt-out), all of which AdVantage does. Opting out of AdVantage’s service currently means opting out of all AdVantage ads (not just behavioral targeted ads), as well as any monitoring of their behavior.

The digital advertising industry’s primary self-regulatory organization (“SRO”), the Interactive Advertising Bureau, advocates and promotes the value of the interactive advertising industry to legislators and policymakers. In our view clear notice, consent and choice (Opt-out) are the cornerstones of responsible self-regulation. The “Do Not Track” mechanism has gained significant momentum and would allow the user to opt-out of being tracked online.  There are a variety of potential ways to implement this function, none of which have been universally adopted. Microsoft has announced that its next generation browser, Internet Explorer 9.0, will have “Do Not Track” turned on as a default setting; given the prevalence of this browser and its inclusion in the Windows operating system, this decision will have an impact on the digital advertising environment, and may cause other browser vendors to follow Microsoft’s lead. The terms of online privacy in the US may shift from industry self-regulation to government legislation in the future, as proposed by the Obama Administration in February, 2012 (see below).

US Regulation

The primary US regulatory body governing our business is the Federal Communications Commission (“FCC”). While most of the Company’s current and potential customers are not governed by the FCC’s common carrier regulations under Title II of the Communications Act, and most of them are not regulated by the FCC as Internet access providers, there are FCC policies and decisions which apply to them. These policies and decisions indicate that providers of internet access via closed networks have the ultimate right to decide what content (including advertisements) is displayed on their networks. While not required, this right is clearly strengthened by the ultimate viewer’s opt-in to see the advertisements displayed by AdVantage on their screens.

On February 23, 2012, the Obama Administration published a white paper called The “Consumer Privacy Bill of Rights”, promoted as a comprehensive blueprint for future online privacy legislation.

Set forth below is a summary of the Consumer Privacy Bill of Rights:

1.

Individual control:  Consumers have a right to exercise control over what personal information companies collect from them and how they use that information.

2.

Transparency:  Consumers have a right to easily understandable and accessible information about privacy and security practices.

3.

Respect for context:  Consumers have a right to expect that companies will collect, use, and disclose personal data in ways that are consistent with the context in which consumers provide the data.

4.

Security:  Consumers have a right to secure and responsible handling of personal data.

5.

Access and accuracy:  Consumers have a right to access and correct personal data in usable formats, in a manner that is appropriate to the sensitivity of the data and the risk of adverse consequences to consumers if the data is inaccurate.

6.

Focused collection:  Consumers have a right to reasonable limits on the personal data that companies collect and retain.

7.

Accountability:  Consumers have a right to have personal data handled by companies with appropriate measures in place to assure they adhere to the Consumer Privacy Bill of Rights.

The US Congress and Senate have considered various bills to regulate distribution of online data, most recently the Stop Online Piracy Act (“SOPA”) introduced in the House of Representatives and the similar Protect IP Act (“PIPA”) introduced in the US Senate. Following protests in January 2012, both bills were withdrawn, but similar measures to protect IP and regulate data distribution will likely be introduced in the future.

EU Legislation

The EU E-Privacy Directive or “Cookie Law” requires member states to ensure that the storage of information, or the gaining of access to information already stored, in the terminal equipment of a subscriber or user is only allowed on condition that the subscriber or user concerned has given his or her consent, having been provided with clear and comprehensive information regarding the purposes of the processing. Under this rule, in the EU websites must obtain visitor consent before they can install most cookies.

Travora Networks, Inc.

Travora operates a leading travel advertising network comprised of travel related web site publishers and premium advertisers.  Travora generates revenue by placing advertisers’ digital advertisements on publishers’ web sites and then shares that revenue with the publishers.  Travora’s office is located at 55 Broad Street, 24th Floor, New York, NY 10004 and the telephone number is (212) 267-0747.

Historical Development

Founded in December 2003 as the Travel Ad Network, the company grew rapidly over the first seven years in business and became one of the largest vertical ad networks in the industry as measured by comScore. In November 2010 the company acquired TravelMuse, a trip planning website. The Travel Ad Network changed its name to Travora Media in September 2011. To build out an owned and operated business, Travora Media acquired The Nile Project in April 2012, a San Francisco-based company with a portfolio of three well-known websites: NileGuide, 10Best, and Localyte and mobile apps focused on providing local expertise to travelers. In January 2013, 10Best was sold to USA TODAY Travel Media Group. On February 6, 2013, the Company acquired certain assets of Travora Media, Inc. comprising its ad network business. Upon the close of the acquisition Travora Media was renamed to Travora Networks, Inc. Travora is no longer pursuing the development of an owned and operated business and is now refocused on continuing to build a premier travel ad network. Since its seed round in 2003 through its last financing in October 2010, Travora Media raised approximately $30.5 million in equity investment.

Business Strategy

Travora provides web site owners (“publishers”) with an ad revenue stream by selling their ad space to a variety of advertisers. Travora is typically the publisher’s exclusive seller of advertising with some exceptions.  Travora sells the publishers’ ad space to advertisers, who in turn pay Travora.  The ad revenue generated is shared, or split, between Travora and the respective publishers.

Travora has an established publishing network of web sites that specialize in travel related content and services.  Travora is currently ranked #2 in the travel information category (source: comScore January 2013) and includes over 300 established travel brands across desktop, tablet, and mobile platforms.  Some sites are content focused to assist consumers in their travel research and planning, while other sites are more transaction oriented, enabling consumers to book their travel.

Travora also has an established list of advertiser and ad agency relationships, cultivated over the 10 years it has been in business.  These advertisers and agencies look to Travora to deliver their message to their target customers as they enter and pass through the travel purchase funnel.

Travora has aggregated both travel related publishers and advertisers into one marketplace, enabling the publishers to monetize their traffic and the advertisers to reach their desired target audience.  An experienced ad operations team optimizes the advertising revenue generated by employing various targeting and segmentation capabilities.

As a result of these factors, we believe there is a significant opportunity for MediaShift to leverage AdVantage’s unique ad technology and Travora’s established network of publishers and advertisers to achieve a dominant position in the digital advertising industry.

Products and Services

Travora’s Targeted Travel Audience Platform is mostly comprised of travel portals, planning sites, and online travel agencies, generating ad impressions across desktop, tablet, and mobile platforms.

Travora’s ad serving capability is a combination of 3rd party technology providers and custom built applications.  Travora’s ad operations team manages and optimizes the entire ad inventory to yield the most amount of revenue.

Travora’s advertiser products include contextual targeting by channel and content, geo-targeting, retargeting (prior interest/intent), demographic targeting, and behavioral and interest-based targeting.  Travora also offers standard rich media executions, including video, as well as custom solutions, sponsorships, and premier placements.

Travora’s primary product/service is their established network of publishers and advertisers in the Travel vertical.  Advertisers pay Travora to deliver their advertisements to their target customers in the most effective and efficient manner.  The advertising revenue generated is shared with the publisher web sites.

Travora also owns and operates Nileguide.com, Localyte.com, and TravelMuse.

Competition

As an advertising network, Travora products and services compete and overlap, to some degree, with all other industry participants that sell and deliver digital advertising (e.g., Google, Facebook, Yahoo, MSN, AOL, etc.).  Due to the fragmented nature of the industry and multiplicity of product offerings and business models, we may also partner with any or all of these companies, and act as a vendor or customer to them as well.

Travora competes for both publishers and advertisers.  For publisher contracts, notable competitors fall into two segments: “horizontal networks” and “affluent networks”.  Horizontal networks include Google AdX, Specific Media, and Collective Media.  Affluent networks include Martin Media and RGM.  For advertising contracts, Travora specifically competes with travel publishers such as Lonely Planet, Smarter Travel, Sherman’s Travel, and USA Today Travel Group, as well as Online Travel Agents, most notably Orbitz, Expedia, Priceline, and Travelocity.  More generally, Travora competes for advertising dollars with the top 50 properties (e.g., Facebook, Wall Street Journal, ESPN, and Concierge.com) and portal sites such as Yahoo and AOL.

Sales and Marketing

Travora employs a sales staff to sell the ad network inventory directly to advertisers.  In addition, the ad operations team works with ad exchanges and ad networks to sell the leftover (“remnant”) ad inventory.  On the publisher side, a business development team is responsible for recruiting publishers.

Travora’s sales strategy targets premium advertisers interested in reaching travelers in all phases of the travel lifecycle.  The sales function is managed from Travora’s New York office, with sales representatives working remotely as well as at Travora’s office. The sales staff is compensated on base salaries and commissions.

The marketing group is based in our corporate headquarters and reports to the President of MediaShift.  This group is charged with developing and executing corporate marketing strategy.

Customers

Travora has an established publishing network with approximately 90 publishers across 300 web sites.  The publisher sites are categorized as content, commerce, and community.

Travora has several hundred advertisers over the course of a given year.  Its advertisers are primarily endemic (travel) vs. non-endemic.

Travora Networks and Ad-Vantage Networks combination

The combination of the AdVantage network and the Travora network enables advertisers to target the largest and most qualified travel audience throughout the entire travel lifecycle.  Advertisers can now reach this audience while they are researching and booking travel, at airports and hotels, and while they are on-the-go.

In addition, the AdVantage network’s footprint of private WiFi networks opens up access to primary source data for exceptional audience segmentation at scale.  Unmatched data insights, combined with Travora’s qualified travel audience is a powerful and unique value proposition for advertisers.

Regulatory Environment

Self-regulation

The digital advertising industry largely regulates itself, particularly in the area of Online Behavioral Advertising.  Participating companies in the Digital Advertising Alliance’s self-regulatory program for Online Behavioral Advertising have committed to providing end-users “notice” and “choice” for online behavioral advertising.  Best practice is to provide clear notice to consumers, obtain their consent, and offer them a choice.

The digital advertising industry’s primary SRO, the Interactive Advertising Bureau, advocates and promotes the value of the interactive advertising industry to legislators and policymakers. In our view clear notice, consent and choice (Opt-out) are the cornerstones of responsible self-regulation. The “Do Not Track” mechanism has gained significant momentum and would allow the user to opt-out of being tracked online.  There are a variety of potential ways to implement this function, none of which have been universally adopted. Microsoft has announced that its next generation browser, Internet Explorer 9.0, will have “Do Not Track” turned on as a default setting; given the prevalence of this browser and its inclusion in the Windows operating system, this decision will have an impact on the digital advertising environment, and may cause other browser vendors to follow Microsoft’s lead. The terms of digital privacy in the US may shift from industry self-regulation to government legislation in the future, as proposed by the Obama Administration in February, 2012.

Facilities

Travora’s offices are located at 55 Broad Street, 24th Floor, New York, NY 10004.

Legal Proceedings

We are not currently party to any material legal proceedings and we are not aware of any pending matters which may give rise to legal proceedings.  From time to time, we may be involved in various legal proceedings in the ordinary course of business.  We are not aware of any threatened litigation and believe that there is no basis for a suit for patent infringement or patent invalidation being successfully asserted against us. A successful claim of patent infringement or patent invalidation against us, however, and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

Spinoff of Oil and Gas Properties

In connection with the Merger, the Company agreed to, as soon as practicable after the Closing, sell all of the oil and gas properties identified in the Company’s most recent 10-K filed with the SEC (the “O&G Operations” and the “O&G Sale”) or at its option cause the O&G Operations to be spun off for the benefit of the Company’s pre-Merger stockholders as soon as may be practicable following completion of the Merger (the “O&G Spinoff”).

Effective November 21, 2012, our Board of Directors authorized management to pursue a spin-off of the O&G Operations following management’s determination that the O&G Operations were not material to the Company’s operations, assets or future commercial activity and we expect the following outline of steps to occur in connection with the proposed spin-off: (i) the O&G Operations, including all related assets and liabilities, will be contributed to a new corporation, to be domiciled in Nevada ("JMG  Oil") in exchange for 500,000 shares of JMG Oil, (ii) thereafter JMG Oil intends to issue 4,500,000 of its shares to unrelated accredited investors for $50,000 and certain indemnities relating to the O&G Operations, (iii) the Company proposes to spin off its 500,000 shares of JMG Oil to its stockholders as of immediately before the Merger (the “Pre-Merger Stockholders”).  JMG Oil will bear the costs and expenses of these transactions.

Employees

As of March 31, 2013, we had 36 full-time employees. We also have various consultants that we retain from time to time to work on specific projects and as otherwise needed.  Currently, none of our employees are represented by a labor union and no employee is part of any collective bargaining agreement.  We believe that we have good relations with our employees.

Facilities

Since February 2013 our corporate headquarters are located at 20062 S.W. Birch Street, Suite 220, Newport Beach, California 92660. We also have an office in Glendale, California, and an office in New York City, where Travora operates.

Market Price of Common Stock and Other Stockholder Matters

Market Information

Our common stock trades over-the-counter. We have traded under the symbol “JMGE” from inception through March 11, 2013 and commencing March 12, 2013 under the symbol “JMGED.” Commencing on April 8, 2013, our common stock will trade under the symbol “MSHF”. On March 12, 2013, we effected the Reverse Stock Split.  Reference to our shares and per share information have been adjusted to reflect this Reverse Stock Split. The following table sets forth high and low bid information for our common stock for the periods indicated, without retail mark-down or commission and may not represent actual transactions:

	High	Low
OTC Pink Sheets
Year ended December 31, 2013:
Quarter ended March 31, 2013	6.00	2.20
Year ended December 31, 2012:
Quarter ended December 31, 2012	9.30	3.86
Quarter ended September 30, 2012	9.98	5.30
Quarter ended June 30, 2012	6.60	1.14
Quarter ended March 31, 2012	1.44	1.04
Year ended December 31, 2011:
Quarter ended December 31, 2011	1.50	0.96
Quarter ended September 30, 2011	1.70	1.10
Quarter ended June 30, 2011	1.76	1.30
Quarter ended March 31, 2011	1.80	1.20

Holders

As of March 31, 2013 we had approximately 34 holders of record of our common stock. We believe that we may have up to an additional 200 holders who hold their shares in street name.

Dividends

We have never declared or paid a dividend on our common stock. We currently intend to retain all available funds for operations and do not anticipate paying any cash dividends for the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,312,417	$2.84	2,066,704
Equity compensation plans not approved by security holders	-	-	-
Total	1,312,417	$2.84	2,066,704

Management’s Discussion and Analysis or Plan of Operation

The following Management’s Discussion and Analysis of financial results should be read in conjunction with our audited financial statements and notes covering the period commencing from February 23, 2010 (Date of Inception) to December 31, 2012, as well as financial information contained in our form 8-K/A filed on April 25, 2013. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Forward-Looking Statements

This report includes forward-looking statements. All statements other than statements of historical facts contained herein, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions as described in “Risk Factors.”

Overview

We are engaged in digital advertising technology services. The Company was formed as a Delaware Limited Liability Corporation in February 2010 and in July 2010 was converted to a Delaware Corporation.

We obtained operating funds from private placements of our securities completed (i) in July 2010 totaling $550,000, (ii) in November 2011 for $999,999 and (iii) in April 2012 for $602,000.  On August 31, 2012, the Company consummated a reverse triangular merger with a wholly owned subsidiary of JMG Exploration, Inc. (“JMG”) whereby Ad-Vantage Networks, Inc. (“AdVantage”) became a wholly owned subsidiary of JMG. The transaction has been accounted for as a reverse acquisition and the accompanying financial statements are those of AdVantage. As required by accounting guidance, authorized shares, issued and outstanding shares and per share amounts have been retroactively restated throughout these consolidated financial statements and the accompanying notes to reflect JMG’s capital structure.

As of December 31, 2012 and March 31, 2013 (unaudited), we had a total accumulated deficit of $9,993,284 and $17,287,400, respectively.

Results of operations for the three month periods ended March 31, 2013 and 2012

Revenue. The Company earns revenue from ads placed on web pages viewed on internet access providers’ proprietary networks. Revenues are earned when end users view the advertisements. Revenues were $1,513,312 and $4,787 for the three months ended March 31, 2013 and 2012. $1,509,234 of the revenue for March 31, 2013 is a result of the acquisition.

Cost of Goods Sold.  The Company pays publishers and network providers for a share of the advertisements they placed on publisher sites and proprietary networks.  Cost of Goods Sold were $840,169 and $4,718 for the three months ended March 31, 2013 and 2012.

General and administrative expense. General and administrative expense relates to compensation and overhead for executive officers and fees for general operational and administrative services. For the three months ending March 31, 2013 and 2012, general and administrative expenses were $2,293,765 and $384,978, respectively. Expenses consist principally of salaries, consulting fees and office costs. Salary expense for the months ending March 31, 2013 and 2012, including stock based compensation, was $1,360,053 and $211,048, respectively, as discussed below.

Depreciation and Amortization.  Depreciation and Amortization expense for the three months ending March 31, 2013 and 2012 was $55,979 and $4,155, respectively.  The increase in 2013 was primarily due to the amortization of goodwill related to the acquisition and an increase in depreciable property.

Research and Development. Research and development costs are expensed as incurred and were $66,572 and $50,548 for the three months ended March 31, 2013 and 2012 respectively.

Interest expense. Interest expense for the three months ending March 31, 2013 and 2012 was $164,259 and $0, respectively. The increase in 2013 was principally due to the issuance of $1,000,000 of two year 10% convertible notes to five investors in November, 2012, $6,944,350 of 8% convertible notes to multiple investors during the first quarter of 2013, and a $2,250,000 loan assumed in the acquisition by the Company of certain assets of Travora Media, Inc. comprising its ad network business (the “Travora Acquisition”).

Fair Value adjustment on derivative liability. The fair value adjustment on the derivative liability was $694,918 and $0 for the three month ended March 31, 2013 and 2012.

Loss on debt extinguishment.  Loss on extinguishment for the three months ending March 31, 2013 and 2012 was $4,710,423 and $0.  The loss in 2013 is related to the conversion of the 8% convertible debt.

Interest income. Interest for the three months ending March 31, 2013 and 2012 was $21 and $0, respectively. Interest income is from temporary investment of operating cash.

Other Income.  Other income for the three months ending March 31, 2013 and 2012 was $19,436 and $0, respectively.  The other income in 2013 is related to funds in a bank account related the reverse merger with JMG that was not previously disclosed.

Income taxes. The Company files income tax returns in the U.S. federal jurisdiction and California. There are currently no income tax examinations underway for these jurisdictions, although the tax years ended December 31, 2012 and 2011 are all still open for examination.  Beginning in 2013, returns will also be filed in Florida, Illinois and New York.

The Company provides for income taxes in accordance with ASC 740 “Income Taxes” (ASC 740). ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its realizable value.

A valuation allowance has been provided against the Company’s net deferred tax assets as the Company believes that it is more likely than not that the net deferred tax assets will not be realized. As a result of this valuation allowance, the effective tax rate for the years ended December 31, 2012 and 2011 is zero percent.

Results of operations for the years ended December 31, 2012 and 2011

Revenue. The Company earns revenue from ads placed on web pages viewed on internet access providers’ proprietary networks. Revenues are earned when end users view the advertisements. Revenues were $12,780 and $2,582 for the years ended December 31, 2012 and 2011.

General and administrative expense. General and administrative expense relates to compensation and overhead for executive officers and fees for general operational and administrative services. For the years ending December 31, 2012 and 2011, general and administrative expenses were $5,394,313 and $534,241, respectively. Expenses consist principally of salaries, consulting fees and office costs. Salaries expense for the years ending December 31, 2012 and 2011 that includes stock based compensation of $2,865,603 was $4,205,730 and $136,225, respectively, as discussed below.

The Company has a stock option plan under which employees, directors, advisors and consultants are eligible to receive grants. The Company follows the fair value recognition provisions of ASC 718, Share-Based Payment, using the modified-prospective-transition method. Under that method, compensation cost recognized includes all share-based payments granted based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

During the years ending December 31, 2012 and 2011, the Company granted 518,837 and 294,684 stock options, respectively, under the Ad-Vantage Plan and 780,000 and 0 stock options, respectively, under the JMG Plan to certain employees, directors, advisors and consultants, respectively. AdVantage also granted 2,799,999 options (27,999.99 Class M Preferred options) issued outside the Ad-Vantage Plan to AdVantage senior management, all of which vested upon the close of the Merger with the Company. With respect to the issuance of the new stock options, the Company incurred stock based compensation expense of $2,865,603 and $19,378 for the years ending December 31, 2012 and 2011, respectively.

Interest expense. Interest expense for the years ending December 31, 2012 and 2011 was $14,932 and $1,900, respectively. The increase in 2012 was principally due to the issuance of $1,000,000 of two year 10% convertible notes to five investors.

Interest income. Interest for the years ending December 31, 2012 and 2011 was $0 and $443, respectively. Interest income is from temporary investment of operating cash.

Income taxes. The Company files income tax returns in the U.S. federal jurisdiction and California. There are currently no income tax examinations underway for these jurisdictions, although the tax years ended December 31, 2012 and 2011 are all still open for examination.

The Company provides for income taxes in accordance with ASC 740 “Income Taxes” (ASC 740). ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its realizable value.

A valuation allowance has been provided against the Company’s net deferred tax assets as the Company believes that it is more likely than not that the net deferred tax assets will not be realized. As a result of this valuation allowance, the effective tax rate for the years ended December 31, 2012 and 2011 is zero percent.

Deemed dividend on warrant extension. On November 21, 2012, the Board of Directors extended the expiration date of the outstanding warrants to February 28, 2014. Except as so extended all other provisions of each class of warrants have not been altered or otherwise amended. A deemed dividend of $3,384,729 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

Liquidity and capital resources

Cash flows and capital expenditures

At December 31, 2012 and March 31, 2013 (unaudited), we had $902,701 and $3,696,000 in cash and cash equivalents, respectively. Since our incorporation through December 31, 2012, we have financed our operating cash flow needs principally through private offerings of equity securities and convertible debt.

As of December 31, 2012 and March 31, 2013 (unaudited) we had an accumulated deficit of $9,993,284 and $17,287,400, respectively, and had limited working capital to fund development of our technology. On November 5, 2012, the Company issued an aggregate of $500,000 in two year 10% convertible notes to two investors, and on November 7, 2012 the Company issued an aggregate of $500,000 in two year 10% convertible notes to three additional investors. The notes may be prepaid by the Company with fifteen days’ notice, and may be converted into the Company’s common stock at the lesser of 80% of the Company’s fair market value at the time of conversion or $8.00 per share. The notes were issued with two year warrants to purchase an aggregate of 100,000 common shares at $6.50 per share.

During the first quarter of 2013, we received $6,944,350 pursuant to a private placement of 8% convertible promissory notes to multiple investors. A total of $2,250,000 of the proceeds was used to finance the Travora Acquisition. See “- Acquisition of Ad Network Assets of Travora Media.” We will use the balance of the proceeds to finance our remaining financial commitments pursuant to the Travora Acquisition and for working capital purposes. On March 27, 2013, all convertible notes, including $708,377 of accrued interest, net of discount, from this private placement were converted to common stock.

We have the following warrants outstanding as of March 31, 2013:

Warrant summary	Number of warrants outstanding	Exercise price	Maximum proceeds	Expiration Date
Warrants issued in the preferred stock private placement	184,625	$ 12.00	2,215,500	02/28/2014
Warrants issued upon conversion of preferred stock	869,750	$ 8.50	7,392,875	02/28/2014
Warrants issued our initial public offering	881,901	$ 10.00	8,819,010	02/28/2014
Warrants issued to our underwriters	95,000	$ 14.00	1,330,000	02/28/2014
Warrants issued with 10% convertible notes	100,000	$ 6.50	650,000	11/05/2014
Warrants issued with 8% convertible notes	1,157,392	$ 4.00	4,629,568	07/31/2013
Warrants issued with 8% convertible notes	1,157,392	$ 6.00	6,944,352	07/31/2014
Total	4,446,060	various	31,981,305	various

Cash flow used in operations.

Cash utilized by operating activities was $1,462,769 for the three months ended March 31, 2013. The use of cash was included in the net loss for the period of $7,294,116, but offset by an increase in accounts payable and accrued liabilities of $398,370. The use of cash was a smaller contributor to net loss than non-cash components: stock based compensation of $207,354, depreciation of $55,979, note discount amortization of $55,535, the loss on derivative liability of $694,918 and loss on debt extinguishment of $4,710,423. Further uses of cash included the following: $103,178 increase in accounts receivable, $1,287 increase in other assets, $80,318 increase in prepaid expenses, $107,575 increase in security deposits and $1,126 increase in other long term liabilities.

Cash utilized by operating activities was $369,940 for the three months ended March 31, 2012. The use of cash was included in the net loss for the period of $440,812, but offset by an increase in accounts payable and accrued liabilities of $71,262. The use of cash was a smaller contributor to net loss than non-cash components: stock based compensation of $11,062, depreciation of $4,154. Further uses of cash included the following: $1,903 increase in accounts receivable, $3,853 increase in prepaid expenses, and $9,850 increase in security deposits.

Cash utilized by operating activities was $2,674,629 for the year ended December 31, 2012. The use of cash was included in the net loss for the year of $5,697,893, but offset by an increase in accounts payable and accrued liabilities of $87,563 and liabilities directly associated with assets held for sale of $32,210. The use of cash was a smaller contributor to net loss than non-cash components: stock based compensation of $2,865,603, depreciation of $25,729, depletion and accretion of $2,740, and note discount amortization of $68,209. Further uses of cash included the following: $3,658 increase in accounts receivable, $434 increase in other assets, $44,448 increase in prepaid expenses, and $10,250 increase in security deposits.

Cash utilized by operating activities was $3,405,744 for the period February 23, 2010 (Date of Inception) to December 31, 2012. The use of cash was included in the net loss for the period of $6,608,554, but offset by an increase in accounts payable and accrued liabilities of $171,734 and an increase in liabilities directly associated with assets held for sale of $32,210. The use of cash was a smaller contributor to net loss than non-cash components: stock based compensation of $2,891,792, depreciation of $28,005, depletion and accretion of $2,740, note discount amortization of $68,209, and the fair value of common stock and common stock warrants issued for services rendered of $82,669. Further uses of cash included the following: $6,240 increase in accounts receivable, $434 increase in other assets, $57,625 increase in prepaid expenses, and $10,250 increase in security deposits.

Cash flow provided by investing activities.

Cash used by investing activities was $918,282 for the three months ended March 31, 2013. The use of cash was attributable to capitalized patent costs of $36,878, $76,953 for purchase of computer equipment, leasehold improvements, and furniture, an increase in intangible assets of $304,451 and note repayment of $500,000.

Cash used by investing activities was $77,838 for the three month ended March 31, 2012. The use of cash was attributable to capitalized patent costs of $35,878 and $41,960 for purchase of computer equipment, leasehold improvements, and furniture.

Cash used by investing activities was $257,374 for the year ended December 31, 2012. The use of cash was attributable to capitalized patent costs of $94,501 and $162,873 for purchase of computer equipment, leasehold improvements, and furniture for the year ended December 31, 2012.

Cash used by investing activities was $427,787 for the period from February 23, 2010 (Date of Inception) to December 31, 2012. The use of cash was attributable to capitalized patent costs of $235,964 and $191,823 for purchase of computer equipment, leasehold improvements, and furniture for the period from February 23, 2010 (Date of Inception) to December 31, 2012.

Cash flow provided by financing activities.

Cash provided by financing activities was $5,174,350 for the three months ended March 31, 2013. The proceeds of cash were principally attributable to the proceeds from the private placement of 8% convertible promissory notes of $6,944,350 and note repayments of $1,770,000.

No cash was provided by financing activities for the three months ended March 31, 2012

Cash provided by financing activities was $3,186,233 for the year ended December 31, 2012. The proceeds of cash were principally attributable to the proceeds from the private placement of Ad-Vantage Series C Preferred stock of $602,000, the exercise of warrants and options totaling $74,497, net cash acquired from JMG of $1,509,736 and issuance of $1,000,000 of two year 10% convertible notes to five investors.

Cash provided by financing activities was $4,736,232 for the period February 23, 2010 (Date of Inception) to December 31, 2012. The proceeds of cash was principally attributable to net cash acquired from JMG of $1,509,736 and the proceeds from the private placement of Ad-Vantage Series A Preferred stock totaling $550,000 in July 2010, Ad-Vantage Series B Preferred stock totaling $999,999 in November 2011, and Ad-Vantage Series C Preferred stock totaling $602,000 in May 2012. In March 2011, Ad-Vantage entered into a secured lending facility that provides for advances of up to $500,000 with interest at 12% per annum payable monthly. The lending facility matures in 36 months and any principal balance is due and payable 90 days after the facility matures and the Company has received written notice of demand for payment. A total of $110,000 was borrowed under this promissory note in September and October 2011. The promissory note was paid in full in November 2011. In April and May 2012, $55,797 of stock options and warrants were exercised. In June and July 2012, $59,400 of stock options were exercised. In October 2012, 42,500 JMG Common Stock Options were exercised providing proceeds of $18,700. In October, 2012, common stock options were issued under the JMG Plan to an employee to purchase 390,000 shares of the Company’s Common Stock at $7.96 per share.

On November 5, 2012, the Company issued an aggregate of $500,000 in two year 10% convertible notes to two investors, and on November 7, 2012 the Company issued an aggregate of $500,000 in two year 10% convertible notes to three additional investors. The notes may be prepaid by the Company with fifteen days’ notice, and may be converted into the Company’s common stock at the lesser of 80% of the Company’s fair market value at the time of conversion or $8.00 per share. The notes were issued with two year warrants to purchase an aggregate of 100,000 common shares at $6.50 per share.

Discontinued Operations - Spin-off of Oil and Gas Properties

In connection with the Merger, the Company agreed to sell the existing oil and gas properties identified in its 2011 form 10-K as soon as practicable following the Merger or, at its option, spin those assets off to the benefit of Company's pre-Merger shareholders. As of November 21, 2012, the Board of Directors authorized management, following a determination that the Oil and Gas properties were not material to the Company's operations, assets or future commercial activity, to undertake a spin-off of those properties. A new corporation, JMG Oil, has been formed to facilitate the spinoff, and the Company is in negotiations with external sources of financing to provide funding to JMG Oil following the transfer of the Oil and Gas properties to JMG Oil in exchange for equity ownership in that company. We anticipate that we will complete the spinoff during the second or third quarter of 2013

Acquisition of Ad Network Assets of Travora Media

On February 6, 2013, Travora Networks, Inc. (“Travora”), a wholly owned subsidiary of MediaShift, Inc. executed an asset purchase agreement (the “Asset Purchase Agreement”) with Travora Media, Inc. (the “Seller”) to acquire the Seller’s digital advertising network business which was effective on February 1, 2013. Activity from February 1st to February 6th was immaterial. Headquartered in New York City, the Seller provided an established publishing network, advertiser and agency relationships, and an experienced ad sales and ad operations team. The Seller represented over 300 established travel brands across desktop, tablet, and mobile platforms, including Fodor’s, Viator, and Vayama. The Seller achieved revenues of approximately $13.0 million in 2011.  Travora retained approximately 20 of the Seller’s former employees and will continue to operate in New York City.

The acquisition was accounted for using the acquisition method of accounting.  Accordingly, the assets acquired and liabilities assumed were measured at their estimated fair value at the acquisition date.  Travora’s results of operations will be included in the Company’s consolidated financial statements from February 6, 2013.

The preliminary allocation of the purchase price based on the fair value of the acquired assets, less liabilities assumed, as of February 6, 2013, amounted to $8,234,670 million.

The fair value of the consideration to Seller is as follows:

Cash consideration to Seller		$ 500,000
Payment of Eastward Capital Partners debt		1,750,000
Assumption of Eastward Capital Partners debt		2,250,000
Balance of consideration to be paid in MediaShift common stock	700,000
Less allowance for audit expenses	(70,000)
Less amount of Aged Accounts Payable	(138,000)
Less estimated reduction for Target Working Capital deficiency	(592,000)	(100,000)
		4,400,000
Contingent consideration:
Earn-out consideration for publisher retention		67,747
Earn-out consideration for revenue targets		1,315,081
Total consideration		$ 5,782,828

As part of the purchase price paid in the transaction, Travora paid down $1,750,000 and assumed $2,250,000 of the Seller’s $4,000,000 obligations to Eastward Capital Partners, pursuant to the terms of that certain Master Lease Agreement No. 527 dated as of January 13, 2012, by and between the Seller and Eastward Capital Partners V, L.P. as modified by letter agreement.

Within ninety (90) days following the closing date, Travora shall prepare and deliver to the Seller a closing statement and its calculation of the working capital deficit or working capital surplus, if any, at the date of purchase.  The closing statement shall be prepared in accordance with GAAP, certified by an officer of Travora and prepared applying the same methodology as was applied by Travora and the Seller in calculating the Target Working Capital.

Within five (5) Business Days following the determination of the closing statement, if there is a working capital surplus, Travora shall pay to the Seller an amount equal to such working capital surplus by an increase in the number of Closing Shares equal to the dollar value of such excess, and if there is a working capital deficit, the Seller shall pay to Travora an amount equal to such working capital deficit by a reduction and forfeiture of the number of Closing Shares equal to the dollar value of such working capital deficit, or if the value of the Closing Shares is less than such working capital deficit, Travora shall reduce the amount of earnout payments owed or payable to Seller by an amount equal to the amount by which such working capital deficit exceeds the value of the Closing Shares. A preliminary analysis of working capital as of the closing date indicates that the working capital deficit (as defined in the Asset Purchase Agreement) may be approximately $600,000.  Consequently, it is not currently anticipated that any Closing Shares will be issued to the Seller in this transaction.

The significant identifiable tangible assets acquired include primarily accounts receivable and property, plant and equipment.  Intangible assets include contracts, business relationships, trademarks and domain names. To determine the estimated fair value of intangibles acquired, MediaShift engaged a third party valuation specialist to assist management.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and amortization periods, generally on a straight line basis are as follows:

	Fair Value at 2/6/2013	Amortization Period
Trademark Portfolio	$ 856,890	Indefinite
Publisher Relationships	3,573,596	15 years
Goodwill	991,936	N/A
Total Intangible	$5,422,422

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The fair value of the Trademark portfolio was determined based on the “relief from royalty” method, an approach under which fair value is estimated to be the present value of royalties saved because we own the intangible asset and therefore do not have to pay a royalty for its use.  The fair value for the publisher relationships was determined based on the “excess earning method”, of income approach.  Estimated discounted cash flows associated with existing customers and projects were based on historical and market participant data.

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These valuations are preliminary and subject to change.

The following table summarizes the fair value of the assets acquired and the liabilities assumed in thousands:

Accounts receivable	$ 2,716
Prepaid expenses & deposits	5
Fixed assets	91
Intangible assets	5,422
Accounts payable	(1,856)
Other accrued expense	(596)
Net assets acquired	$ 5,782

The significant identifiable tangible assets acquired include primarily accounts receivable and fixed assets.  The Company determined that the book value of accounts receivable reflected fair value of those assets.  The Company determined the book value of the fixed assets reflected fair value of those assets.

Earnout Consideration

As part of the acquisition, Travora agreed to issue additional cash to the sellers, contingent upon Travora meeting certain operating performance targets: publisher retention goals for 360 days following the acquisition date and revenue goals for the year ending December 31, 2013. The estimated fair value of the earnout consideration discussed below was $1,382,828 on the acquisition date and $1,382,828 as of March 31, 2013.

Publisher Retention Earnout Payments

The Seller shall be entitled to receive, in two installments, publisher retention earnout payments equaling, in the aggregate, up to $1,000,000.  In the event that the number of publishers retained by the Company for the initial 180 day period following the closing date is equal to or exceeds eighty-five percent (85%) of the baseline number of publishers, the Company shall pay to the Seller an amount equal to the product of $500,000 multiplied by a fraction, the numerator of which is the actual number of publishers retained by the Company and the denominator of which is the baseline number of publishers.

In the event that the number of publishers retained by the Company for the second 180 day period following the closing date is equal to or exceeds the baseline number of publishers, the Company shall pay to the Seller an amount equal to the product of $500,000 multiplied by a fraction, the numerator of which is the actual number of publishers retained and the denominator of which is baseline number of publishers.

Notwithstanding the foregoing, if any three (3) of the Seller’s major publishers, in the aggregate, cease doing business with Travora (a) during the initial publisher retention earnout period, then no initial publisher retention earnout payment or second publisher retention earnout payment shall be paid to the Seller, or if during the second publisher retention earnout period, then no second publisher retention earnout payment shall be paid to the Seller.

The estimated fair value of the publisher retention earnout payments contingent earnout consideration on the acquisition date was $67,747 on the acquisition date and $67,747 as of March 31, 2013.

Revenue Goal Earnout Payments

The Seller shall be entitled to receive, in two installments, revenue goal earnout payments equaling, in the aggregate, up to $2,000,000.  In the event that ad network revenue for the period beginning on January 1, 2013 and ending on June 30, 2013 is equal to or exceeds $5,159,700, the Company shall pay to the Seller an amount equal to the lesser of the product of (a) $1,000,000 multiplied by a fraction, the numerator of which is the actual ad network revenue achieved during such period and the denominator of which is $5,733,000 and (b) $1,000,000.

In the event that ad network revenue for the period beginning on July 1, 2013 and ending on December 31, 2013 is equal to or exceeds $6,407,100, the Company shall pay to the Seller an amount equal to the lesser of the product of (a) $1,000,000 multiplied by a fraction, the numerator of which is the actual ad network revenue achieved during such period and the denominator of which is $7,119,000 and (b) $1,000,000.

The estimated fair value of the revenue goal earnout payments contingent consideration on the acquisition date was $1,315,081 on the acquisition date and $1,315,081 as of March 31, 2013.

Private placement of 8% convertible promissory notes

During the first quarter of 2013, we received $6,944,350 pursuant to a private placement of 8% convertible promissory notes (the “Notes”). A total of $2,250,000 of the proceeds was used to finance the Travora Acquisition. We will use the balance of the proceeds to finance our remaining financial commitments pursuant to the Travora Acquisition and for working capital purposes. The terms of the Notes are as follows:

•

Bearing interest at 8% per annum;

•

Principal and interest due and payable on or before February 15, 2015;

•

Prepayable by the Company upon 30 days’ notice;

•

The Notes are convertible into MediaShift common stock at the rate of $3.00 per share subject to anti-dilution provisions which provide that if the Company issues securities at a price below the conversion price of the Notes, the conversion price will be reduced to the lower amount;

•

The Notes may be converted at any time prior to maturity date at the option of the holder or the Company; and

•

Note holders received warrants to purchase MediaShift common stock in an amount equal to the number of shares the Notes are convertible into. Half of the warrants are exercisable at $4.00 per share up to July 31, 2013 and half are exercisable at $6.00 per share up to July 31, 2014.

The maximum amount of common stock that may be issued through, as applicable, the conversion of the Notes and the exercise of the warrants which were sold in this private placement, is 5,193,346 shares.  The Notes were offered and sold by officers and directors of the Company who received no remuneration for the sale of the securities, as well as by three placement agents who received commission of 6% of principal raised by those agents. Sales of the Notes were made pursuant to Section 4(a)(5) and Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder, solely to “accredited investors” as defined in Rule 501(a) of Regulation D.  The securities sold in this transaction were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The 8% Note’s conversion feature was determined to be an embedded derivative liability and therefore was bifurcated from the note and recorded at fair value at issuance and is required to be adjusted to fair value at the end of each reporting period. The collective fair value of the conversion feature at the date of issuance calculated using the Black Scholes model totaled $2,694,671. The Company recorded the fair value of the conversion feature a contra liability offsetting the respective term loan amounts and a corresponding derivative liability, that will be marked to market at each reporting period. The 8% Notes were issued with two year warrants to purchase an aggregate of 241,000 common shares at $3.00 per share and 241,000 common shares at $6.00. The warrants are exercisable immediately after issuance and expire in 2 years. The fair value of the warrants of $3,696,327 was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: dividend yield of 0%, expected volatility ranging from 194% to 245%, risk free interest rate ranging from 0.12% to 0.25% and a contractual life of two years. The Company recorded the relative fair value of the warrants of $1,951,767 to loan warrant discount as a contra liability offsetting the respective term loan amounts. The total discount attributable to the issuance of the 8% Notes was $4,646,438.  On March 27, 2013, the 8% Notes were extinguished by the company, on that date, the collective fair value of the conversion feature was $3,389,589. Accordingly, the Company recorded the change in fair value of $694,918 as a loss on derivative liabilities for the three month period ended March 31, 2013.

The 8% Notes were extinguished via the issuance of 2,335,723 shares of common stock with a fair value of $10,393,967.  The net carry value of the related debt conversion feature was $5,683,594.  Accordingly, the company recorded a $4,710,423 loss on extinguishment of debt.

On March 20, 2013, the Company received consent from the outstanding 8% promissory note holders to increase the maximum issuance from $7,000,000 to $8,500,000. The private placement was closed on April 19, 2013, and an additional $812,994 in 8% convertible promissory notes were issued. On April 26, 2013, the principal raised between March 31, 2013 and the final closing of the private placement on April 26, 2013, along with accrued interest, was converted into common shares of the Company.

AdVantage Equity Incentive Plan

The AdVantage Board of Directors adopted the Ad-Vantage Plan in September 2010. The Ad-Vantage Plan provided long-term incentives to employees, members of the Board of Directors, and advisers and consultants of the Company who were able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives. Provisions such as vesting, repurchase and exercise conditions and limitations were determined by the AdVantage Board of Directors on the grant date. The total number of shares that could be issued pursuant to the Ad-Vantage Plan could not exceed 1,250,000 shares, subject to adjustment in the event of certain recapitalizations, reorganizations, and similar transactions.

As of March 31, 2013, 1,115,521 options had been granted under the Ad-Vantage Plan, and 929,917 remained outstanding at the time of the Merger, at which time they were converted into options to purchase 929,917 shares of the Company’s Common Stock for after giving effect to the Automatic Conversion of the Class M Preferred stock. No options will be granted under the Ad-Vantage Plan following the Merger.

A total of 390,000 common stock options were granted under the JMG Plan during the three month period ended December 31, 2012, which are exercisable at $7.96 per share with 25% vesting on October 1st, 2013, and 1/36 of the remainder vesting on the first of each month thereafter. Options granted by the Company following the Merger will be granted under the JMG Plan.

Patent issuance

On February 26th, 2013, the Company was awarded a second patent for Methods and Systems for Searching, Selecting, and Displaying Content.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

Directors, Executive Officers, Promoters and Control Persons

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their death, resignation or removal. Officers serve at the discretion of the board of directors.  There are no family relationships among any of our directors and executive officers.

The following table sets forth certain biographical information with respect to our directors and executive officers as of December 31, 2012:

Name	Age	Positions
David Grant	50	Chairman of the Board and Chief Executive Officer
Brendon Kensel	43	President
Michael Spalter	51	Chief Operating Officer
Sanjeev Kuwadekar	55	Director and Chief Technology Officer
David Eastman	51	Chief Financial Officer and Secretary
Robert Burg	56	Director
Ed Cerkovnik	55	Director
Donald P. Wells	68	Director

David Grant.  Mr. Grant is a co-founder and has been Chairman of the Board and Chief Executive Officer since 2009. Mr. Grant also served, from February 2007 to February 2012, as the Chief Information Officer of AssistMed, Inc., where he contributed to the expansion of AssistMed’s products and services. Mr. Grant was founder and Chief Architect of iXept, Inc., a mobile payments technology company which has licensed its intellectual property to a global financial institution; he currently serves as a director of iXept. Mr. Grant also helped found MedEfficient Healthcare Solutions in 2004 and has been a managing partner of MedEfficient since then. Mr. Grant was a founder, initial President and initial chief executive officer in September 2004 of UniversCel, Inc., a high speed networking and communications technology firm, and he continues to serve as a director of that company.  In 1998, Mr. Grant also founded Rx-Connect, a startup venture that was acquired by PacifiCare Health Systems in 2001. While at PacifiCare from October 2000 to January 2003, Mr. Grant served as President and CEO of MEDeMORPHUS (formerly Rx-Connect), and as a Vice President with PacifiCare’s E-Solutions.  Mr. Grant holds a B.S. degree in Applied Physics from California State University, Northridge.

Brendon Kensel. Mr. Kensel has been President of MediaShift since January 1, 2013. He has over 20 years of experience in leading emerging companies in the media, marketing, and technology sectors. Mr. Kensel is responsible for leading all of our revenue initiatives, and oversees ad sales and operations, advertising product management, and marketing teams. Before joining MediaShift, Mr. Kensel was the Managing Partner of Kensel & Co., an M&A and corporate development advisory firm as well as its predecessor firm from November, 2001; he continues to manage Kensel & Co. Mr. Kensel was EVP and CRM division President at eSynergies, a diversified digital marketing services company from April, 2001, when it acquired Salesmation, a company he founded in August, 1999, through November, 2001. He is an advisor to several companies including JockTalk, a social media platform for professional athletes and fans, and PrimaHealth Credit, a healthcare finance company. Mr. Kensel holds a Bachelor of Science degree from Central Washington University and a M.B.A. from the Graziadio School of Business and Management at Pepperdine University.

Michael Spalter.  Michael Spalter has served as our Chief Operating Officer since October 2012.  Since 2008, Mr. Spalter has been the owner and operator of a privately held holding company managing various entertainment based businesses. From 2001 to 2007 he was the Senior Vice-President, Infrastructure Services for Washington Mutual Bank. His responsibilities at Washington Mutual Bank included managing data center operations, host systems, mid-range and client server systems, help desk services, voice and data communications, network and data security, systems integration, disaster recovery, print services and project management. From 1991 to 2001 Mr. Spalter was employed at Countrywide Home Loans where he last served as Executive Vice-President, I.T. Infrastructure.   Mr. Spalter holds a B.S. degree in Marketing from California State University, Northridge.

Sanjeev Kuwadekar.  Mr. Kuwadekar is a co-founder and has been Chief Technology Officer since 2009 where he guides the current and future technical architecture for our next generation digital advertising platform. From January 2006 until joining the Company on a part time basis in August 2010, Mr. Kuwadekar served as Chief Executive Officer of Sycamore Solutions Ltd, a software consulting firm, for which he still provides consulting services.  Mr. Kuwadekar also served as the Chief Technology Officer, from September 2010 to November 2011, of GrowBiz Services Inc, a software consulting firm in California with operations in India, which he continues to supervise. Prior to Sycamore, Mr. Kuwadekar founded HeyAnita, Inc in 1999, a speech recognition product company in the wireless field  where he served as Chief Executive Officer for over six years from November, 1999 to December, 2005. While serving at HeyAnita, Mr. Kuwadekar received the Software Entrepreneur of the Year Award from Software Council of Southern California in 2003 for his outstanding contribution to the field of wireless communications software. Prior to HeyAnita, Sanjeev served in various executive roles at Microsoft for over nine years from April 1991 to October 1999.  He holds a Bachelor of Science degree in Electrical Engineering and a Master of Science degree in Computer Science with specialization in artificial intelligence and natural language processing systems from the Indian Institute of Technology (IIT Bombay).

David Eastman.  David Eastman has served as Chief Financial Officer since the Company’s incorporation in 2010 and as Chief Operating Officer from its incorporation in 2010 to September 2012. Mr. Eastman has served as a General Partner at Park City, Utah based Prospector Equity Capital, L.P. since the fund’s formation in 2002. He has also served as a Managing Director at Hunter Capital Group, Prospector’s management company, since 1998. Previously, Mr. Eastman focused on private equity investments in Europe, most recently from 1996 to 1998 as a partner of Prague-based Tyn Group, where he worked on acquisitions in international franchising and telecommunications. Mr. Eastman has also worked as a private equity investor in Asia with Unifund International from February, 1992 to April, 1993 and as an investment banker with Banque Paribas and Drexel Burnham Lambert in the United States from October, 1987 to February, 1992. Mr. Eastman holds a B.A. in Economics from Harvard University and an M.B.A. in Finance from UCLA’s Andersen School.

Robert Burg - Director.  Mr. Burg was appointed to our Board of Directors in September 2012. Since 2009, Mr. Burg has been the president of CMC Golf, a manufacturer, and distributor of fine golf accessories.  Since 1998, Mr. Burg has been the owner of The Burg Group, a national sales and marketing agency specializing in the golf industry.  From 1992 to 1998, Mr. Burg held several executive level positions, including President from 1995 to 1998, with Royal Grip, Inc., a publicly traded company that designed and distributed golf club grips and athletic headwear. He received a B.A. degree in Business from Great Western University in 1977.

Ed Cerkovnik - Director.  Mr. Cerkovnik was appointed to our Board of Directors in September 2012. Mr. Cerkovnik is a founder and President of Breckenridge Holding Company, the owner and operator of the Breckenridge Brewery & Pub concept, as well as other food and beverage concepts. Mr. Cerkovnik has served as an officer and director of Breckenridge Holding Company since its inception in 1994. In 2011, Breckenridge Holding Company and Wynkoop Holdings, Inc. formed Breckenridge-Wynkoop, LLC, and combined their respective craft beer and restaurant businesses under one company.  Mr. Cerkovnik serves as president of Breckenridge - Wynkoop and is a member of its board of managers.  In addition to his involvement in Breckenridge Holding Company and Breckenridge-Wynkoop, LLC, Mr. Cerkovnik has been an active principal in other restaurant and commercial real estate projects since 1994.  Prior to 1994 and beginning in 1984, Mr. Cerkovnik was engaged in the private practice of law in Denver, Colorado, concentrating his practice in the areas of business, corporate and securities law, including mergers and acquisitions, private placements and public offerings, corporate structuring and formation, project finance, strategic alliances and joint ventures, and general corporate matters. Since 1994 Mr. Cerkovnik has continued to serve as a legal and business adviser to clients with significant business interests in a range of industries, including investment management and financial services, real estate development and investments, manufacturing, telecommunications, software and services, and branded consumer products.  Mr. Cerkovnik received his undergraduate degree from the University of Montana in 1980 and his law degree from the University of Texas in 1983.

Donald P. Wells - Director.  Mr. Wells was appointed to our Board of Directors in September 2012. Mr. Wells has served since 1997 as Chief Financial Officer for Wetzel’s Pretzels LLC, a private company that operates and franchises over 240 fresh pretzel bakeries in shopping malls in more than 25 states and five other countries (including Canada, Lebanon, Mexico, the Philippines, and South Korea).  Mr. Wells served as Chief Financial Officer and Executive Vice-President of Merchandising Resources, Inc., a manufacturing and marketing company serving the beverage industry with point of sale merchandising equipment and display material via a direct sales force. He also served as Finance Vice President of Nestle Brands, a subsidiary of Nestle USA. From 1989 to 1990, Mr. Wells served as Chief Financial Officer and Vice President of Finance of Superior Brands, Inc., a manufacturer of pet products sold nationally primarily through the grocery channel.

Corporate Governance

We are committed to having sound corporate governance principles. We believe that such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Board of Directors has five directors, but does not have any standing committees.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board of Directors also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board of Directors.

Director Independence

Although our stock is not listed for trading on the Nasdaq Stock Market at this time, we are required to determine the independence of our directors by reference to the rules of a national securities exchange.  In accordance with these requirements, we have determined that Messrs. Burg, Cerkovnik and Wells are "independent directors," as determined in accordance with Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

Messrs. Grant and Kuwadekar are executive officers of the Company, and therefore are not independent directors.

Executive Compensation

The following table provides a summary of annual compensation for our executive officers for the fiscal years ended December 31, 2011 and 2012. We do not have an employment agreement with any of our executive officers.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David Grant -- President, and Chief Executive Officer (2)	2012 2011	$ 250,000 91,667	- -	$1,562,812 -	- -	- -	$ 1,812,812 91,667
Sanjeev Kuwadekar - Chief Technology Officer (3)	2012 2011	212,500 80,000	- -	686,295 -	- -	- -	898,795 80,000
David Eastman - Chief Financial Officer (4)	2012 2011	131,133 120,000	- -	278,760 -	- -	$36,000 25,198	445,893 145,198
Michael Spalter - Chief Operating Officer (5)	2012 2011	25,625 -	- -	2,604,448 -	- -	- -	2,630,073 -

(1)

The amounts listed represent aggregate grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718.  See also our discussion of options compensation below in “Compensation Discussion and Analysis - Outstanding Equity Awards at Fiscal Year-End.”

(2)

Mr. Grant received $5,000 per month in consulting fees from January through October, 2011. As of November 1, 2011, Mr. Grant’s annual salary is $250,000.  Mr. Grant received a grant of 1,693,967 Ad-Vantage Options on August 13, 2012,which fully vested at the closing of the Merger.

(3)

Mr. Kuwadekar received $5,000 per month in consulting fees from January 2011 through October 2011.  As of November 1, 2011, Mr. Kuwadekar’s annual salary is $240,000, however he elected to forego $5,000 of his monthly compensation until AdVantage closed the Series C Preferred Stock financing. In mid June 2012, Mr. Kuwadekar began receiving compensation in accord with his $240,000 annual salary. Mr. Kuwadekar received a grant of 743,891 Ad-Vantage Options on August 13, 2012, which fully vested at the closing of the Merger.

(4)

Mr. Eastman’s annual compensation is $175,000, which includes up to $36,000 of travel expenses, however he elected to forego $1,583 of his monthly compensation until AdVantage closed the Series C Preferred Stock financing. Mr. Eastman also receives amounts needed to cover the expense of travel between Park City, Utah and our offices. In June 2012, Mr. Eastman began receiving payment in accord with his annual compensation. Mr. Eastman received a grant of 302,154 Ad-Vantage Options on August 13, 2012, which fully vested at the closing of the Merger.

(5)

Mr. Spalter’s annual salary is $205,000, however he elected to defer 50% of his salary until such time as the Company either a) reaches a monthly revenue run rate of $1 million or b) receives additional equity financing in an aggregate of $4.5 million. Once either occurs, his full salary will be paid each pay period, and his accrued deferred salary will be paid over a number of pay periods equal to the number of pay periods over which salary was deferred. Mr. Spalter began receiving full salary as of March 1, 2013, and his accumulated deferral is expected to be fully paid by July 31, 2013. Mr. Spalter received 390,000 JMG Common Stock Options (after giving effect to the Reverse Stock Split).  One quarter of these options vest on October 1, 2013, and 1/36 of the remainder vest on the first day of the next 36 months.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding stock options for each of our named executive officers as of December 31, 2012.

	Option Awards
Name	Original Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
David Grant	8/13/2012(1)	1,693,967	-	$1.14	8/31/2018
Sanjeev Kuwadekar	8/13/2012(1)	743,891	-	1.14	8/31/2018
David Eastman	8/13/2012(1)	302,154	-	1.14	8/31/2018
Michael Spalter	10/16/2012	390,000	-	7.96	10/15/2019

(1)

Stock options granted on August 13, 2012 fully vested at the closing of the Merger.

Stock options granted during the most recently completed financial year

We assumed the option plan of AdVantage, under which options for the purchase of 3,729,916 shares of AdVantage common stock were outstanding at the closing of the Merger (the “Outstanding Ad-Vantage Options”).  The Outstanding Ad-Vantage Options were converted into options to purchase 37,299.16 shares of Class M Preferred (which represents 3,729,916 shares of the Company’s Common Stock after giving effect to the Automatic Conversion). The Outstanding Ad-Vantage Options expire in 2021 and 2022. As of December 31 2012, there were 390,000 Options outstanding to purchase the Company’s Common Stock.

The AdVantage Board of Directors adopted the Ad-Vantage Plan in September 2010. The Ad-Vantage Plan provided long-term incentives to employees, members of the Board of Directors, and advisers and consultants of the Company who were able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives. Provisions such as vesting, repurchase and exercise conditions and limitations were determined by the AdVantage Board of Directors on the grant date. The total number of shares that could be issued pursuant to the Ad-Vantage Plan could not exceed 1,250,000 shares, subject to adjustment in the event of certain recapitalizations, reorganizations, and similar transactions.

As of December 31, 2012, 1,115,521 options were granted under the Ad-Vantage Plan, and 929,917 remained outstanding at the time of the Merger, at which time they were exchanged for 92,991.70 Class M Preferred Options. No options were granted under the Ad-Vantage Plan following the Merger, and no future options will be granted under the Ad-Vantage Plan.

A total of 390,000 common stock options were granted under the JMG Plan in October 2012. One quarter of these options vest on October 1, 2013, and 1/36 of the remainder vest on the first day of the next 36 months. These options are exercisable at $7.96 per share. These were the only options granted under the JMG Plan during 2012. A total of 42,500 common stock options were outstanding at JMG prior to the merger with Ad-Vantage, none of which remained unexercised at December 31, 2012. Options granted by the Company following the Merger will be granted under the JMG Plan.

Option exercises in last fiscal year and fiscal year-end option values

In October 2012, 42,500 MediaShift Common Stock Options were exercised providing proceeds of $18,700.

Employment Agreements

MediaShift has no employment agreements.

Director Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the years ended December 31, 2011 or December 31, 2012. We have no present formal plan for compensating our directors for their service in their capacity as directors, although in the future, we expect to compensate our directors with cash fees and options to purchase shares of common stock as awarded by our Board of Directors or (as to future options) a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director.

The following table sets forth compensation received by our directors in the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	NonEquity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Grant(1)	-	-	-	-	-	-	-
Sanjeev Kuwadekar (1)	-	-	-	-	-	-	-
Robert Burg	-	-	$46,116	-	-	-	$46,116
Ed Cerkovnik	-	-	46,240	-	-	-	46,240
Donald Wells	-	-	46,116	-	-	-	46,116

(1)

This table only includes compensation which was expressly for service as a director.  Messrs. Grant and Kuwadekar received other compensation as executive officers - see the Summary Compensation Table above.

(2)

MediaShift assumed the Ad-Vantage Plan upon the closing of the Merger, under which 50,000 options for shares of AdVantage common stock were issued to each of Messrs. Wells, Burg and Cerkovnik. These options vest in equal monthly installments over a 24 month period and, pursuant to the terms of the Merger Agreement, were exchanged for options for shares of our common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2013, for each of the following persons:

•

each of our executive officers and directors;

•

all executive officers and directors as a group; and

•

each person who is known by us to beneficially own more than 5% of our outstanding common stock.

As of March 31, 2013, there were 22,104,814 shares of common stock issued and outstanding. Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days, are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. The address of each executive officer and director is 20062 S.W. Birch Street, Suite 220, Newport Beach, California 92660. The address of other beneficial owners is set forth below.

Name of beneficial owner	Number of Shares beneficially owned (1)	Percentage of shares outstanding (1)
Executive officers and directors:
David Grant (2)	7,980,474	33.5%
Sanjeev Kuwadekar (3)	3,504,557	15.3%
Brendon Kensel (4)	201,000	*
Michael Spalter	-	*
Ed Cerkovnik (5)	38,798	*
Donald Wells (6)	26,500	*
Robert Burg (7)	32,917	*
David J. Eastman (8)	1,423,485	6.4%
All executive officers and directors as a group (8 persons)	13,207,731	56.6%
Stockholders owning 5% or more:
Justin Yorke (9)	2,536,946	11.5%

(1)

For each of the persons or groups identified in this table, the percentage is based on the sum of (a) 22,104,814 shares of our common stock issued and outstanding and (b) any shares of common stock underlying stock options beneficially owned by such person or group and any warrants for our common stock exercisable within sixty days of the date hereof.

(2)	Includes (a) 6,286,507 shares of our common stock and (b) 1,693,967 shares of our common stock underlying vested options.
(3)	Includes (a) 2,760,666 shares of our common stock and (b) 743,891 shares of our common stock underlying vested options.
(4)

Includes (a) 50,000 shares of our common stock and (b) 151,000 shares of our common stock underlying vested options held by Kensel and Co. LLC.  Mr. Kensel serves as Managing Partner of Kensel and Co. LLC and, as such, may be deemed to have beneficial ownership of the shares of our common stock and shares of our common stock underlying vested options held by Kensel and Co. LLC.

(5)	Includes (a) 10,000 shares of our common stock, (b) 18,750 shares of our common stock underlying options vested within 60 days of March 31, 2013.
(6)	Includes (a) 1,500 shares of our common stock owned prior to the Merger and (b) 25,000 shares of our common stock underlying options vested within 60 days of March 31, 2013.
(7)	Includes (a) 10,000 shares of our common stock and (b) 22,917 shares of our common stock underlying options vested within 60 days of March 31, 2013.
(8)	Includes (a) 1,121,331 shares of our common stock and (b) 302,154 shares of our common stock underlying vested options.
(9)	Includes (a) 2,493,446 shares of our common stock and (b) 42,500 shares of our common stock underlying vested options.

Mr. Yorke may be deemed to be the beneficial owner of JMW Fund LLC, which owns 1,186,655 shares of our common stock and of San Gabriel Fund LLC which owns 1,232,291 shares of our common stock due to his position as manager of both funds.

As a result, when including the (a) 42,500 shares of our common stock owned personally and (b) 2,494,446 shares of our common stock owned by JMW Fund LLC and San Gabriel Fund LLC, Mr. Yorke may be deemed to be the beneficial owner of 2,536,946 shares of common stock, or approximately 11.5% of our common stock.  The address for Mr. Yorke is 4 Richland Place, Pasadena, CA  91103.

*	Less than one percent.

Certain Relationships and Related Transactions

MediaShift utilizes the programming services of a company managed by Mr. Kuwadekar, its Chief Technology Officer.  Payments to this company were $100,046 and $198,492 for the years ending December 31, 2011 and 2012, respectively.

Conflicts of Interest Policies

All transactions between us and any of our officers, directors, or 5% stockholders must be on terms no less favorable than could be obtained from independent third parties. Our bylaws require that a majority of disinterested directors is required to approve any proposal in which any of our officers or directors have a principal or other interest.

Other than as described in this section, there are no material relationships between us and any of our directors, executive officers, or known holders of more than 5% of our common stock.

Sale of Securities Described in this Prospectus

The sale of the securities described in this prospectus may be made from time-to-time in transactions, which may include block transactions by or for the account of the holders, in the over-the-counter market or in negotiated transactions through a combination of these methods of sale or otherwise. Sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

A post-effective amendment to the registration statement that includes this prospectus must be filed and declared effective by the Securities and Exchange Commission before a holder may:

•

sell any securities described in this prospectus according to the terms of this prospectus either at a fixed price or a negotiated price, either of which is not at the prevailing market price;

•

sell securities described in this prospectus in a block transaction to a purchaser who resells;

•

pay compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions; or

•

make any arrangements, either individually or in the aggregate, that would constitute a distribution of the securities described in this prospectus.

Sales of these securities may depress the price of the common stock in any market that may develop.

Selling Security Holders

This prospectus relates to:

Common stock

Warrants:

• $12.00 per share common stock warrant

•  $10.00 per share common stock warrant

•  $8.50 per share common stock warrant

•  $6.00 per common stock warrant

Common stock issuable upon exercise of warrants:

•  $12.00 per share common stock warrant

•  $10.00 per share common stock warrant

•  $8.50 per share common stock warrant

•  $14.00 per common stock warrant

•  $6.00 per common stock warrant

•  $4.00 per common stock warrant

8,991,525  shares

184,630 warrants

881,912 warrants

869,752 warrants

1,294,558 warrants

184,630 shares of common stock

881,912 shares of common stock

869,752 shares of common stock

95,000 shares of common stock

1,294,558 shares of common stock

1,294,558 shares of common stock

The following tables set forth information regarding the common stock, warrants and common stock issuable upon exercise of warrants, as applicable, owned beneficially as of May 28, 2013 by each Selling Security Holder. The Selling Security Holders are not required, and may choose not to sell any of their shares of common stock or warrants.

None of the Selling Security Holders is an officer, director or other affiliate except as indicated below.

Common Stock
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering

San Gabriel Fund, LLC	1,232,291	1,232,291	-	-
JMW Fund, LLC	1,185,655	1,185,655	-	-
West Hampton Special Situations Fund, LLC	739,099	739,099	-	-
L.A. and Linda J. Walker	525,343	525,343	-	-
JPG Investments, LLC	476,190	476,190	-	-
Kirby Enterprise Fund, LLC	462,534	462,534	-	-
Charles F. Kirby 401k	346,168	346,168	-	-
Chad Kirby	338,000	338,000	-	-
Kelsey Kirby	334,000	334,000	-	-
Charles B. Kirby	333,000	333,000	-	-
Patrick Reidy	315,724	315,724	-	-

Common Stock
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering
David Eastman	245,039	245,039	-	-
Gus Blass II	178,981	178,981	-	-
Capital Properties, LLC	134,385	134,385	-	-
Growth Ventures, Inc. Roth 401k	120,000	120,000	-	-
Gus Blass III	100,789	100,789	-	-
W. Douglas Moreland	100,351	100,351	-	-
Underwood Family Partners, LTD	90,384	90,384	-	-
W.D. Larson	77,441	77,441	-	-
High Speed Aggregate, Inc.	70,362	70,362	-	-
Fisk Investments, LLC	67,514	67,514	-	-
Kearney Holdings, LLC	67,334	67,334	-	-
R.C. Benson	60,603	60,603	-	-
Aaron A. Grunfeld	60,022	60,022	-	-
The Elevation Fund LLC	57,819	57,819	-	-
Larry Griffin	50,596	50,596	-	-
Steven E. Bram	50,395	50,395	-	-
Thomas Chew	50,362	50,362	-	-
River Bend Fund, LLC	43,837	43,837	-	-
Sterne Agee & Leach custodian for John J. Paulson ROTH IRA	35,594	35,594	-	-
James R. Hill	35,153	35,153	-	-
John Paulson	31,915	31,915	-	-
Joe Waimrin	31,746	31,746	-	-
Growth Ventures Inc. Profit Sharing Plan & Trust	30,031	30,031	-	-
Bradley S. Walker	25,181	25,181	-	-
Battersea Capital, Inc.	20,132	20,132	-	-
Ed Cerkovnik	20,048	20,048	-	-
Matthew and Gerald Kirby	20,000	20,000	-	-
Thomas E. Manoogian	20,000	20,000	-	-
Eugene McColley	17,075	17,075	-	-
Volcano Fund LLC	17,067	17,067	-	-
Jeff Ploen	17,034	17,034	-	-
Todd C. Benson	16,868	16,868	-	-
Reg J. and Carrie A. Greenslade	16,751	16,751	-	-
Heritage Oil	16,601	16,601	-	-
Susan Graziano Living Trust February 24, 2005	16,144	16,144	-	-
Linda Waitsman	16,025	16,025	-	-
The Chase Family Trust U/D/T June 24, 1988	15,085	15,085	-	-
Gary E. Keogh	15,076	15,076	-	-
Paul Eisen	15,062	15,062	-	-
Thomas A. Forti	15,038	15,038	-	-
Darren Fisk	15,000	15,000	-	-

Common Stock
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering
Georgette Pagano	15,000	15,000	-	-
Heather Evans	12,596	12,596	-	-
World Ventures, LLC	11,051	11,051	-	-
Christopher and Laura Skeehan-Bragg Bragg	10,400	10,400	-	-
Roger Wasserman	10,077	10,077	-	-
Barbara Norris	10,072	10,072	-	-
Jim and Cora Waters	10,072	10,072	-	-
Hadi Fakouri	10,046	10,046	-	-
Sterne Agee & Leach Inc. C/F Joyce D. Benson Traditional IRA	10,039	10,039	-	-
Sterne Agee & Leach Inc C/F Amy Atkinson tfr IRA	10,026	10,026	-	-
Amy Atkinson	10,000	10,000	-	-
Antonio Castaneda	10,000	10,000	-	-
Beverly Yorke	10,000	10,000	-	-
Brian R. Cullen	10,000	10,000	-	-
Carole P. Pateman	10,000	10,000	-	-
Cecelia Yorke	10,000	10,000	-	-
Darlyne Garofalo	10,000	10,000	-	-
Dennis Gordica	10,000	10,000	-	-
Douglas W. McKesson & Penny L. McKesson JT WROS	10,000	10,000	-	-
Earnco MPPP	10,000	10,000	-	-
Elinor Kassoff	10,000	10,000	-	-
Goldstein Family Associates, LLLP	10,000	10,000	-	-
Horst H. Engel	10,000	10,000	-	-
Jack Wright	10,000	10,000	-	-
Joseph W. Skeehan	10,000	10,000	-	-
Kenton J. & Waitsman, Linda E. Spuehler	10,000	10,000	-	-
Lee Keyte	10,000	10,000	-	-
Linda McGrain	10,000	10,000	-	-
Michael A. Schneider	10,000	10,000	-	-
Robert G. Burg	10,000	10,000	-	-
Samuel D. Wyman	10,000	10,000	-	-
Tom G. Metzger	10,000	10,000	-	-
Wayne T. Grau	10,000	10,000	-	-
William J. Gordica	10,000	10,000	-	-
Barbara Chambers	9,070	9,070	-	-
Adam Schefter	8,412	8,412	-	-
Martha S. Fisk, Trustee of the Martha S. Fisk Marital Trust - UTD 4/3/2001	8,405	8,405	-	-
Jennifer Fisk Crusick	8,403	8,403	-	-
Alex Gurevich	8,366	8,366	-	-

Common Stock
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering
David J. Gregarek	8,366	8,366	-	-
Rick Krietemier	8,353	8,353	-	-
Alva Terry Staples	8,040	8,040	-	-
Paul H. Dragul	7,520	7,520	-	-
Alexander Conner Blass Trust #3	7,500	7,500	-	-
Lisa Manoogian	7,011	7,011	-	-
ENS II Family Partners Ltd.	6,693	6,693	-	-
Sharon and Diaz, Consuelo Dermody	6,690	6,690	-	-
Dennis McGuire In Joint Tenancy with Right of Survivorship with wife Glenna C. McGuire	6,560	6,560	-	-
Clark Egbert	6,020	6,020	-	-
Dennis McGuire	5,521	5,521	-	-
Northglenn Judo Club, Inc.	5,421	5,421	-	-
Jean R. Finegan	5,025	5,025	-	-
Kenneth A. Hasija	5,025	5,025	-	-
Carol Ann Ambrose	5,024	5,024	-	-
Dirk & Linda Nye	5,023	5,023	-	-
Shirley Co.	5,020	5,020	-	-
Narender and Linda Bhatia	5,012	5,012	-	-
Sterne Agee & Leach Inc. C/F Thomas Alle Forti R/O IRA	5,011	5,011	-	-
David S. and Tracy T. Grant	5,009	5,009	-	-
Lee and Janet Keyte	5,009	5,009	-	-
Weston Munselle	5,008	5,008	-	-
Ernest H. Dufresne	5,000	5,000	-	-
Jerry Donahue	5,000	5,000	-	-
Mary Schneider	5,000	5,000	-	-
Monica Burman	5,000	5,000	-	-
Robert T. Schowe	5,000	5,000	-	-
Stephen Garland	5,000	5,000	-	-
The Givins Family Trust	5,000	5,000	-	-
Mark C. Rodenbeck	3,512	3,512	-	-
Dirk Tinley	3,350	3,350	-	-
James T. Galvin	3,347	3,347	-	-
Linda Lee Bonner	3,338	3,338	-	-
Virtu Consulting	3,338	3,338	-	-
Samuel L. Latkin	3,275	3,275	-	-
Jesse J. Martinez	2,510	2,510	-	-
Josef Talbert	2,510	2,510	-	-
Bleu Ridge Consultants, Inc. Profit Sharing Plan & Trust	2,500	2,500	-	-
Gerard Murt	2,500	2,500	-	-
J.J. Peirce	2,500	2,500	-	-

Common Stock
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering
Philip G. Barclay	1,505	1,505	-	-
Francis Guiltinan	600	600	-	-
Steven Guiltinan	600	600	-	-
Colleen Guiltinan	400	400	-	-
Kyle & Katie Miller	400	400	-	-
Michael and Jennifer Skeehan	400	400	-	-
Donnielle Reynolds	300	300	-	-
Edward Guiltinan	300	300	-	-
Joseph Guiltinan	300	300	-	-
Nicole Guiltinan	300	300	-	-
Total Common Stock	8,991,525	8,991,525	-	-

$6.00 Warrant
Name of Selling Security Holder	Warrants owned prior to offering	Warrants being Offered	Warrants owned after offering	Percent-age owned after offering
L.A. and Linda J. Walker	250,000	250,000	-	-
Kirby Enterprise Fund, LLC	153,750	153,750	-	-
West Hampton Special Situations Fund, LLC	100,000	100,000	-	-
Gus Blass II	85,000	85,000	-	-
Capital Properties, LLC	66,667	66,667	-	-
Gus Blass III	50,000	50,000	-	-
W. Douglas Moreland	50,000	50,000	-	-
W.D. Larson	33,500	33,500	-	-
Fisk Investments, LLC	33,500	33,500	-	-
The Elevation Fund LLC	28,750	28,750	-	-
Underwood Family Partners, LTD	25,000	25,000	-	-
High Speed Aggregate, Inc.	25,000	25,000	-	-
R.C. Benson	25,000	25,000	-	-
Steven E. Bram	25,000	25,000	-	-
Thomas Chew	25,000	25,000	-	-
Sterne Agee & Leach custodian for John J. Paulson ROTH IRA	17,716	17,716	-	-
John Paulson	15,833	15,833	-	-
James R. Hill	12,500	12,500	-	-
Bradley S. Walker	12,500	12,500	-	-
Growth Ventures Inc. Profit Sharing Plan & Trust	10,000	10,000	-	-
Battersea Capital, Inc.	10,000	10,000	-	-
Eugene McColley	8,500	8,500	-	-
Volcano Fund LLC	8,500	8,500	-	-
Jeff Ploen	8,500	8,500	-	-
Todd C. Benson	8,333	8,333	-	-

$6.00 Warrant
Name of Selling Security Holder	Warrants owned prior to offering	Warrants being Offered	Warrants owned after offering	Percent-age owned after offering
Reg J. and Carrie A. Greenslade	8,333	8,333	-	-
Heritage Oil	8,250	8,250	-	-
Susan Graziano Living Trust February 24, 2005	8,000	8,000	-	-
Linda Waitsman	8,000	8,000	-	-
The Chase Family Trust U/D/T June 24, 1988	7,500	7,500	-	-
Gary E. Keogh	7,500	7,500	-	-
Paul Eisen	7,500	7,500	-	-
Heather Evans	6,250	6,250	-	-
World Ventures, LLC	5,500	5,500	-	-
Kearney Holdings, LLC	5,000	5,000	-	-
Aaron A. Grunfeld	5,000	5,000	-	-
Ed Cerkovnik	5,000	5,000	-	-
Roger Wasserman	5,000	5,000	-	-
Barbara Norris	5,000	5,000	-	-
Jim and Cora Waters	5,000	5,000	-	-
Hadi Fakouri	5,000	5,000	-	-
Sterne Agee & Leach Inc. C/F Joyce D. Benson Traditional IRA	5,000	5,000	-	-
Sterne Agee & Leach Inc C/F Amy Atkinson tfr IRA	5,000	5,000	-	-
Martha S. Fisk, Trustee of the Martha S. Fisk Marital Trust - UTD 4/3/2001	4,175	4,175	-	-
Jennifer Fisk Crusick	4,175	4,175	-	-
Adam Schefter	4,167	4,167	-	-
Alex Gurevich	4,167	4,167	-	-
David J. Gregarek	4,167	4,167	-	-
Rick Krietemier	4,167	4,167	-	-
Alva Terry Staples	4,000	4,000	-	-
Lisa Manoogian	3,500	3,500	-	-
ENS II Family Partners Ltd.	3,333	3,333	-	-
Sharon and Diaz, Consuelo Dermody	3,333	3,333	-	-
Dennis McGuire In Joint Tenancy with Right of Survivorship with wifeGlenna C. McGuire	3,250	3,250	-	-
Clark Egbert	3,000	3,000	-	-
Dennis McGuire	2,750	2,750	-	-
Northglenn Judo Club, Inc.	2,700	2,700	-	-
Thomas A. Forti	2,500	2,500	-	-
Paul H. Dragul	2,500	2,500	-	-
Jean R. Finegan	2,500	2,500	-	-
Kenneth A. Hasija	2,500	2,500	-	-
Carol Ann Ambrose	2,500	2,500	-	-
Dirk & Linda Nye	2,500	2,500	-	-
Shirley Co.	2,500	2,500	-	-
Narender and Linda Bhatia	2,500	2,500	-	-

$6.00 Warrant
Name of Selling Security Holder	Warrants owned prior to offering	Warrants being Offered	Warrants owned after offering	Percent-age owned after offering
Sterne Agee & Leach Inc. C/F Thomas Alle Forti R/O IRA	2,500	2,500	-	-
David S. and Tracy T. Grant	2,500	2,500	-	-
Lee and Janet Keyte	2,500	2,500	-	-
Weston Munselle	2,500	2,500	-	-
Mark C. Rodenbeck	1,750	1,750	-	-
Dirk Tinley	1,667	1,667	-	-
James T. Galvin	1,667	1,667	-	-
Linda Lee Bonner	1,667	1,667	-	-
Virtu Consulting	1,667	1,667	-	-
Samuel L. Latkin	1,625	1,625	-	-
Jesse J. Martinez	1,250	1,250	-	-
Josef Talbert	1,250	1,250	-	-
Philip G. Barclay	750	750	-	-
Total $6.00 warrant	1,294,558	1,294,558	-	-

Total Common Stock Issuable Upon Exercise of $6.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being Offered	Shares owned after offering	Percent-age owned after offering
L.A. and Linda J. Walker	250,000	250,000	-	-
Kirby Enterprise Fund, LLC	153,750	153,750	-	-
West Hampton Special Situations Fund, LLC	100,000	100,000	-	-
Gus Blass II	85,000	85,000	-	-
Capital Properties, LLC	66,667	66,667	-	-
Gus Blass III	50,000	50,000	-	-
W. Douglas Moreland	50,000	50,000	-	-
W.D. Larson	33,500	33,500	-	-
Fisk Investments, LLC	33,500	33,500	-	-
The Elevation Fund LLC	28,750	28,750	-	-
Underwood Family Partners, LTD	25,000	25,000	-	-
High Speed Aggregate, Inc.	25,000	25,000	-	-
R.C. Benson	25,000	25,000	-	-
Steven E. Bram	25,000	25,000	-	-
Thomas Chew	25,000	25,000	-	-
Sterne Agee & Leach custodian for John J. Paulson ROTH IRA	17,716	17,716	-	-
John Paulson	15,833	15,833	-	-
James R. Hill	12,500	12,500	-	-
Bradley S. Walker	12,500	12,500	-	-
Growth Ventures Inc. Profit Sharing Plan & Trust	10,000	10,000	-	-
Battersea Capital, Inc.	10,000	10,000	-	-
Eugene McColley	8,500	8,500	-	-

Total Common Stock Issuable Upon Exercise of $6.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being Offered	Shares owned after offering	Percent-age owned after offering
Volcano Fund LLC	8,500	8,500	-	-
Jeff Ploen	8,500	8,500	-	-
Todd C. Benson	8,333	8,333	-	-
Reg J. and Carrie A. Greenslade	8,333	8,333	-	-
Heritage Oil	8,250	8,250	-	-
Susan Graziano Living Trust February 24, 2005	8,000	8,000	-	-
Linda Waitsman	8,000	8,000	-	-
The Chase Family Trust U/D/T June 24, 1988	7,500	7,500	-	-
Gary E. Keogh	7,500	7,500	-	-
Paul Eisen	7,500	7,500	-	-
Heather Evans	6,250	6,250	-	-
World Ventures, LLC	5,500	5,500	-	-
Kearney Holdings, LLC	5,000	5,000	-	-
Aaron A. Grunfeld	5,000	5,000	-	-
Ed Cerkovnik	5,000	5,000	-	-
Roger Wasserman	5,000	5,000	-	-
Barbara Norris	5,000	5,000	-	-
Jim and Cora Waters	5,000	5,000	-	-
Hadi Fakouri	5,000	5,000	-	-
Sterne Agee & Leach Inc. C/F Joyce D. Benson Traditional IRA	5,000	5,000	-	-
Sterne Agee & Leach Inc C/F Amy Atkinson tfr IRA	5,000	5,000	-	-
Martha S. Fisk, Trustee of the Martha S. Fisk Marital Trust - UTD 4/3/2001	4,175	4,175	-	-
Jennifer Fisk Crusick	4,175	4,175	-	-
Adam Schefter	4,167	4,167	-	-
Alex Gurevich	4,167	4,167	-	-
David J. Gregarek	4,167	4,167	-	-
Rick Krietemier	4,167	4,167	-	-
Alva Terry Staples	4,000	4,000	-	-
Lisa Manoogian	3,500	3,500	-	-
ENS II Family Partners Ltd.	3,333	3,333	-	-
Sharon and Diaz, Consuelo Dermody	3,333	3,333	-	-
Dennis McGuire In Joint Tenancy with Right of Survivorship with wife Glenna C. McGuire	3,250	3,250	-	-
Clark Egbert	3,000	3,000	-	-
Dennis McGuire	2,750	2,750	-	-
Northglenn Judo Club, Inc.	2,700	2,700	-	-
Thomas A. Forti	2,500	2,500	-	-
Paul H. Dragul	2,500	2,500	-	-
Jean R. Finegan	2,500	2,500	-	-
Kenneth A. Hasija	2,500	2,500	-	-
Carol Ann Ambrose	2,500	2,500	-	-
Dirk & Linda Nye	2,500	2,500	-	-

Total Common Stock Issuable Upon Exercise of $6.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being Offered	Shares owned after offering	Percent-age owned after offering
Shirley Co.	2,500	2,500	-	-
Narender and Linda Bhatia	2,500	2,500	-	-
Sterne Agee & Leach Inc. C/F Thomas Alle Forti R/O IRA	2,500	2,500	-	-
David S. and Tracy T. Grant	2,500	2,500	-	-
Lee and Janet Keyte	2,500	2,500	-	-
Weston Munselle	2,500	2,500	-	-
Mark C. Rodenbeck	1,750	1,750	-	-
Dirk Tinley	1,667	1,667	-	-
James T. Galvin	1,667	1,667	-	-
Linda Lee Bonner	1,667	1,667	-	-
Virtu Consulting	1,667	1,667	-	-
Samuel L. Latkin	1,625	1,625	-	-
Jesse J. Martinez	1,250	1,250	-	-
Josef Talbert	1,250	1,250	-	-
Philip G. Barclay	750	750	-	-
Total Common Stock Issuable Upon Exercise of $6.00 Warrant	1,294,558	1,294,558	-

Total Common Stock Issuable Upon Exercise of $4.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being Offered	Shares owned after offering	Percent-age owned after offering
L.A. and Linda J. Walker	250,000	250,000	-	-
Kirby Enterprise Fund, LLC	153,750	153,750	-	-
West Hampton Special Situations Fund, LLC	100,000	100,000	-	-
Gus Blass II	85,000	85,000	-	-
Capital Properties, LLC	66,667	66,667	-	-
Gus Blass III	50,000	50,000	-	-
W. Douglas Moreland	50,000	50,000	-	-
W.D. Larson	33,500	33,500	-	-
Fisk Investments, LLC	33,500	33,500	-	-
The Elevation Fund LLC	28,750	28,750	-	-
Underwood Family Partners, LTD	25,000	25,000	-	-
High Speed Aggregate, Inc.	25,000	25,000	-	-
R.C. Benson	25,000	25,000	-	-
Steven E. Bram	25,000	25,000	-	-
Thomas Chew	25,000	25,000	-	-
Sterne Agee & Leach custodian for John J. Paulson ROTH IRA	17,716	17,716	-	-
John Paulson	15,833	15,833	-	-
James R. Hill	12,500	12,500	-	-
Bradley S. Walker	12,500	12,500	-	-

Total Common Stock Issuable Upon Exercise of $4.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being Offered	Shares owned after offering	Percent-age owned after offering
Growth Ventures Inc. Profit Sharing Plan & Trust	10,000	10,000	-	-
Battersea Capital, Inc.	10,000	10,000	-	-
Eugene McColley	8,500	8,500	-	-
Volcano Fund LLC	8,500	8,500	-	-
Jeff Ploen	8,500	8,500	-	-
Todd C. Benson	8,333	8,333	-	-
Reg J. and Carrie A. Greenslade	8,333	8,333	-	-
Heritage Oil	8,250	8,250	-	-
Susan Graziano Living Trust February 24, 2005	8,000	8,000	-	-
Linda Waitsman	8,000	8,000	-	-
The Chase Family Trust U/D/T June 24, 1988	7,500	7,500	-	-
Gary E. Keogh	7,500	7,500	-	-
Paul Eisen	7,500	7,500	-	-
Heather Evans	6,250	6,250	-	-
World Ventures, LLC	5,500	5,500	-	-
Kearney Holdings, LLC	5,000	5,000	-	-
Aaron A. Grunfeld	5,000	5,000	-	-
Ed Cerkovnik	5,000	5,000	-	-
Roger Wasserman	5,000	5,000	-	-
Barbara Norris	5,000	5,000	-	-
Jim and Cora Waters	5,000	5,000	-	-
Hadi Fakouri	5,000	5,000	-	-
Sterne Agee & Leach Inc. C/F Joyce D. Benson Traditional IRA	5,000	5,000	-	-
Sterne Agee & Leach Inc C/F Amy Atkinson tfr IRA	5,000	5,000	-	-
Martha S. Fisk, Trustee of the Martha S. Fisk Marital Trust - UTD 4/3/2001	4,175	4,175	-	-
Jennifer Fisk Crusick	4,175	4,175	-	-
Adam Schefter	4,167	4,167	-	-
Alex Gurevich	4,167	4,167	-	-
David J. Gregarek	4,167	4,167	-	-
Rick Krietemier	4,167	4,167	-	-
Alva Terry Staples	4,000	4,000	-	-
Lisa Manoogian	3,500	3,500	-	-
ENS II Family Partners Ltd.	3,333	3,333	-	-
Sharon and Diaz, Consuelo Dermody	3,333	3,333	-	-
Dennis McGuire In Joint Tenancy with Right of Survivorship with wife Glenna C. McGuire	3,250	3,250	-	-
Clark Egbert	3,000	3,000	-	-
Dennis McGuire	2,750	2,750	-	-
Northglenn Judo Club, Inc.	2,700	2,700	-	-
Thomas A. Forti	2,500	2,500	-	-
Paul H. Dragul	2,500	2,500	-	-
Jean R. Finegan	2,500	2,500	-	-

Total Common Stock Issuable Upon Exercise of $4.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being Offered	Shares owned after offering	Percent-age owned after offering
Kenneth A. Hasija	2,500	2,500	-	-
Carol Ann Ambrose	2,500	2,500	-	-
Dirk & Linda Nye	2,500	2,500	-	-
Shirley Co.	2,500	2,500	-	-
Narender and Linda Bhatia	2,500	2,500	-	-
Sterne Agee & Leach Inc. C/F Thomas Alle Forti R/O IRA	2,500	2,500	-	-
David S. and Tracy T. Grant	2,500	2,500	-	-
Lee and Janet Keyte	2,500	2,500	-	-
Weston Munselle	2,500	2,500	-	-
Mark C. Rodenbeck	1,750	1,750	-	-
Dirk Tinley	1,667	1,667	-	-
James T. Galvin	1,667	1,667	-	-
Linda Lee Bonner	1,667	1,667	-	-
Virtu Consulting	1,667	1,667	-	-
Samuel L. Latkin	1,625	1,625	-	-
Jesse J. Martinez	1,250	1,250	-	-
Josef Talbert	1,250	1,250	-	-
Philip G. Barclay	750	750	-	-
Total Common Stock Issuable Upon Exercise of $4.00 Warrant	1,294,558	1,294,558	-	-

$12.00 Warrant
Name of Selling Security Holder	Warrant owned prior to offering	Warrant being Offered	Warrant owned after offering	Percent-age owned after offering

RBC Dominion Securities Inc. ITF William Gordica ac 701 73826 28	28,281	28,281	-	-
2004 Kuhne Family Trust	28,125	28,125	-	-
Westhampton Special Situation Fund LLC	13,750	13,750	-	-
John P. McGrain	13,594	13,594	-	-
David L. Jordon	12,500	12,500	-	-
John P. McGrain	12,031	12,031	-	-
South Lake Financial	7,813	7,813	-	-
Aaron Grunfeld	5,000	5,000	-	-
Charles Kirby	5,000	5,000	-	-
Kirby Enterprise Fund LLC	5,000	5,000	-	-
Carrie Greenslade	4,688	4,688	-	-
Georgette Pagano	3,125	3,125	-	-
John Paulson Jr.	3,125	3,125	-	-
Nancy McGrain	3,125	3,125	-	-

$12.00 Warrant
Name of Selling Security Holder	Warrant owned prior to offering	Warrant being Offered	Warrant owned after offering	Percent-age owned after offering
R. Kendall Allen	3,125	3,125	-	-
Ron Lewis	3,125	3,125	-	-
Ronald Shear	3,125	3,125	-	-
Samuel D. Wyman	3,125	3,125	-	-
Fortune Seekers Inc.	2,625	2,625	-	-
William Dunbar and Charlene Dunbar, Joint Tenants	2,375	2,375	-	-
Barry J. Goldstien	1,563	1,563	-	-
Lima Capital	1,563	1,563	-	-
Linda G. Sexton	1,563	1,563	-	-
Penson Financial Services Canada Inc.	1,563	1,563	-	-
Ralph L. Braden	1,563	1,563	-	-
RCB Securities Inc. Profit Sharing for Robert C. Bedford	1,563	1,563	-	-
Smith Barney ITF Reuben and Susan Sandler Trustees FBO Reuben and Suan Sandler Revocable Trust, ac #196-80229-11-351	1,563	1,563	-	-
Wells Grey Resort & Resources Ltd.	1,563	1,563	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, std IRA	1,500	1,500	-	-
Fiserv Securities Inc. A/C/F Jeff Ploen, Sep IRA	1,250	1,250	-	-
J. Paul Consulting Corp.	1,250	1,250	-	-
Ludwig Gierstorfer	1,250	1,250	-	-
Len Turano	1,125	1,125	-	-
Walter Paszkowski	750	750	-	-
James Dinning	625	625	-	-
Smith Barney ITF Rachel Fields and Joel Fields and Debra Fields JTWROS, ac #196-81464-13-351	563	563	-	-
Smith Barney ITF Joel Fields and Debra Fields and Rachel Fields JTWROS, ac #196-81466-11-351	547	547	-	-
Smith Barney ITF Debra Fields and Rachel Fields and Joel Fields JTWROS, ac #196-81465-12-351	375	375	-	-
John P. McGrain	156	156	-	-
Smith Barney ITF Haman Prishkolnik, ac #196-18407-15-351	78	78	-	-
Total $12.00 warrant	184,630	184,630	-	-

$10.00 Warrant
Name of Selling Security Holder	Warrants owned prior to offering	Warrants being Offered	Warrants owned after offering	Percent-age owned after offering

Cede & Co	812,679	812,679	-	-
Carmen Jacobsen	28,567	28,567	-	-
Gus Blass Ii	8,050	8,050	-	-
Leslie Little	6,580	6,580	-	-
Gus John Blass Iii	4,000	4,000	-	-
Ludwig Gierstorfer	2,800	2,800	-	-
Charles J Cramer	2,220	2,220	-	-
1076796 Ontario Inc.	2,150	2,150	-	-
Macquarie Private Wealth Inc	2,080	2,080	-	-
Alan F Williams	1,667	1,667	-	-
Patricia B Blass Tr Ua 12 20 76	1,500	1,500	-	-
Penson Financial Services Of Canada	1,550	1,550	-	-
Rita Ashton	1,000	1,000	-	-
Patricia B Blass	1,000	1,000	-	-
Patricia B Blass Tr Ua 9 12 97	800	800	-	-
Douglas R Little	800	800	-	-
Patricia B Blass & Gus Blass Foundation	790	790	-	-
Carmen Jacobsen	520	520	-	-
Sheri Lynn Little	375	375	-	-
Penson Financial Services Of Canada Itf	470	470	-	-
Penson Financial Services Canada Inc	350	350	-	-
William J Gordica	300	300	-	-
Louis M Hansen & Evelyn Alvina G	250	250	-	-
William A Zwicker	250	250	-	-
Jim L Vergouwen	200	200	-	-
Nbcn Inc. Itf	167	167	-	-
Nbcn Inc Itf Shaun A Williams	167	167	-	-
Linette M Kelly	130	130	-	-
Lynn Viehweger	117	117	-	-
Lloyd Brownlee	100	100	-	-
Keeley C Nettleton	100	100	-	-
Lillian E Hunt	83	83	-	-
Sandra Luna	60	60	-	-
Claudette Newman & Bill Newman Jtten	40	40	-	-
Total $10.00 warrant	881,912	881,912	-	-

$8.50 Warrant
Name of Selling Security Holder	Warrant owned prior to offering	Warrant being offered	Warrant owned after offering	Percent-age owned after offering
RBC Dominion Securities Inc. ITF William Gordica 701-73826-28	122,917	122,917	-	-
Fred P. Heller ( Heller 2002 Trust)	112,500	112,500	-	-
2004 Kuhne Family Trust	112,500	112,500	-	-
Westhampton Special Situation Fund LLC	55,000	55,000	-	-
JMW Fund LLC	54,375	54,375	-	-
John P. McGrain	54,375	54,375	-	-
David L. Jordon 100,000	50,000	50,000	-	-
John P. McGrain	48,125	48,125	-	-
Aaron Grunfeld	20,000	20,000	-	-
Kirby Enterprise Fund LLC	20,000	20,000	-	-
Charles Kirby	20,000	20,000	-	-
Carrie Greenslade	18,750	18,750	-	-
The Kirby Enterprise Fund LLC	15,000	15,000	-	-
Ron Lewis	12,500	12,500	-	-
Georgette Pagano	12,500	12,500	-	-
John Paulson Jr.	12,500	12,500	-	-
Ronald Shear	12,500	12,500	-	-
Samuel D. Wyman	12,500	12,500	-	-
Fortune Seek	10,500	10,500	-	-
Bill Dunbar and Charlene Dunbar Jt Ten	9,500	9,500	-	-
Barry J. Goldstein	6,250	6,250	-	-
Wells Grey Resort & Resources Ltd.	6,250	6,250	-	-
Ralph L. Braden	6,250	6,250	-	-
Lima Capital	6,250	6,250	-	-
Smith Barney ITF Reuben and Susan Sandler Trustees FBO Reuben and Suan Sandler Revocable Trust, ac #196-80229-11-351	6,250	6,250	-	-
Linda G. Sexton	6,250	6,250	-	-
Penson Financial Services of Canada Inc. ITF LMT Financial Inc. A/C 2XR041F	6,250	6,250	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, std IRA	6,000	6,000	-	-
Ludwig Gierstorfer	5,000	5,000	-	-
Kelsey K. Kirby	5,000	5,000	-	-
Charles B. Kirby	5,000	5,000	-	-
Len Turano	4,500	4,500	-	-
Walter Paszkowski	3,000	3,000	-	-
James Dinning	2,500	2,500	-	-
Smith Barney ITF Rachel Fields and Joel Fields and Debra Fields JTWROS, ac #196-81464-13-351	2,250	2,250	-	-
Smith Barney ITF Joel Fields and Debra Fields and Rachel Fields JTWROS, ac #196-81466-11-351	2,188	2,188	-	-
Smith Barney ITF Debra Fields and Rachel Fields and Joel Fields JTWROS, ac #196-81465-12-351	1,500	1,500	-	-
RBC Dominion Securities Inc. ITF William Gordica 701-73826-28	1,042	1,042	-	-
Penson Financial Services of Canada Inc. ITF WILLIAM GORDICA A/C 3P4Y53E	1,042	1,042	-	-
John P. McGrain	625	625	-	-
Smith Barney ITF Haman Prishkolnik, ac#196-18407-15-351	313	313	-	-
Total $8.50 warrant	869,752	869,752	-	-

Total Common Stock Issuable Upon Exercise of $12.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering
RBC Dominion Securities Inc. ITF William Gordica ac 701 73826 28	28,281	28,281	-	-
2004 Kuhne Family Trust	28,125	28,125	-	-
Westhampton Special Situation Fund LLC	13,750	13,750	-	-
John P. McGrain	13,594	13,594	-	-
David L. Jordon	12,500	12,500	-	-
John P. McGrain	12,031	12,031	-	-
South Lake Financial	7,813	7,813	-	-
Aaron Grunfeld	5,000	5,000	-	-
Charles Kirby	5,000	5,000	-	-
Kirby Enterprise Fund LLC	5,000	5,000	-	-
Carrie Greenslade	4,688	4,688	-	-
Georgette Pagano	3,125	3,125	-	-
John Paulson Jr.	3,125	3,125	-	-
Nancy McGrain	3,125	3,125	-	-
R. Kendall Allen	3,125	3,125	-	-
Ron Lewis	3,125	3,125	-	-
Ronald Shear	3,125	3,125	-	-
Samuel D. Wyman	3,125	3,125	-	-
Fortune Seekers Inc.	2,625	2,625	-	-
William Dunbar and Charlene Dunbar, Joint Tenants	2,375	2,375	-	-
Barry J. Goldstein	1,563	1,563	-	-
Lima Capital	1,563	1,563	-	-
Linda G. Sexton	1,563	1,563	-	-
Penson Financial Services Canada Inc.	1,563	1,563	-	-
Ralph L. Braden	1,563	1,563	-	-
RCB Securities Inc. Profit Sharing for Robert C. Bedford	1,563	1,563	-	-
Smith Barney ITF Reuben and Susan Sandler Trustees FBO Reuben and Suan Sandler Revocable Trust, ac #196-80229-11-351	1,563	1,563	-	-
Wells Grey Resort & Resources Ltd.	1,563	1,563	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, std IRA	1,500	1,500	-	-
Fiserv Securities Inc. A/C/F Jeff Ploen, Sep IRA	1,250	1,250	-	-
J. Paul Consulting Corp.	1,250	1,250	-	-
Ludwig Gierstorfer	1,250	1,250	-	-
Len Turano	1,125	1,125	-	-
Walter Paszkowski	750	750	-	-
James Dinning	625	625	-	-
Smith Barney ITF Rachel Fields and Joel Fields and Debra Fields JTWROS, ac #196-81464-13-351	563	563	-	-
Smith Barney ITF Joel Fields and Debra Fields and Rachel Fields JTWROS, ac #196-81466-11-351	547	547	-	-
Smith Barney ITF Debra Fields and Rachel Fields and Joel Fields JTWROS, ac #196-81465-12-351	375	375	-	-
John P. McGrain	156	156	-	-
Smith Barney ITF Haman Prishkolnik, ac #196-18407-15-351	78	78	-	-
Total Common Stock issuable upon exercise of $12.00 warrant	184,630	184,630	-	-

Total Common Stock Issuable Upon Exercise of $10.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering

Cede & Co	812,673	812,673	-	-
Carmen Jacobsen	28,567	28,567	-	-
Gus Blass Ii	8,050	8,050	-	-
Leslie Little	6,580	6,580	-	-
Gus John Blass Iii	4,000	4,000	-	-
Ludwig Gierstorfer	2,800	2,800	-	-
Charles J Cramer	2,220	2,220	-	-
1076796 Ontario Inc.	2,150	2,150	-	-
Macquarie Private Wealth Inc	2,080	2,080	-	-
Alan F Williams	1,667	1,667	-	-
Patricia B Blass Tr Ua 12 20 76	1,500	1,500	-	-
Penson Financial Services Of Canada	1,500	1,500	-	-
Rita Ashton	1,000	1,000	-	-
Patricia B Blass	1,000	1,000	-	-
Patricia B Blass Tr Ua 9 12 97	800	800	-	-
Douglas R Little	800	800	-	-
Patricia B Blass & Gus Blass Foundation	790	790	-	-
Carmen Jacobsen	520	520	-	-
Sheri Lynn Little	375	375	-	-
Penson Financial Services Of Canada Itf	370	370	-	-
Penson Financial Services Canada Inc	350	350	-	-
William J Gordica	300	300	-	-
Louis M Hansen & Evelyn Alvina G	250	250	-	-
William A Zwicker	250	250	-	-
Jim L Vergouwen	200	200	-	-
Nbcn Inc. Itf	167	167	-	-
Nbcn Inc Itf Shaun A Williams	167	167	-	-
Linette M Kelly	130	130	-	-
Lynn Viehweger	117	117	-	-
Lloyd Brownlee	100	100	-	-
Keeley C Nettleton	100	100	-	-
Lillian E Hunt	83	83	-	-
Sandra Luna	60	60	-	-
Penson Financial Services Of Canada	50	50	-	-
Penson Financial Services Of Canada Itf	50	50	-	-
Penson Financial Services Of Canada Itf	50	50	-	-
Claudette Newman & Bill Newman Jtten	40	40	-	-
Cede & Co	6	6	-	-
Total Common Stock issuable upon exercise of $10.00 warrant	881,912	881,912	-	-

Total Common Stock Issuable Upon Exercise of $8.50 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering
RBC Dominion Securities Inc. ITF William Gordica 701-73826-28	122,917	122,917	-	-
Fred P. Heller (Heller 2002 Trust)	112,500	112,500	-	-
2004 Kuhne Family Trust	112,500	112,500	-	-
Westhampton Special Situation Fund LLC	55,000	55,000	-	-
JMW Fund LLC	54,375	54,375	-	-
John P. McGrain	54,375	54,375	-	-
David L. Jordon 100,000	50,000	50,000	-	-
John P. McGrain	48,125	48,125	-	-
Aaron Grunfeld	20,000	20,000	-	-
Kirby Enterprise Fund LLC	20,000	20,000	-	-
Charles Kirby	20,000	20,000	-	-
Carrie Greenslade	18,750	18,750	-	-
The Kirby Enterprise Fund LLC	15,000	15,000	-	-
Ron Lewis	12,500	12,500	-	-
Georgette Pagano	12,500	12,500	-	-
John Paulson Jr.	12,500	12,500	-	-
Ronald Shear	12,500	12,500	-	-
Samuel D. Wyman	12,500	12,500	-	-
Fortune Seek	10,500	10,500	-	-
Bill Dunbar and Charlene Dunbar Jt Ten	9,500	9,500	-	-
Barry J. Goldstein	6,250	6,250	-	-
Wells Grey Resort & Resources Ltd.	6,250	6,250	-	-
Ralph L. Braden	6,250	6,250	-	-
Lima Capital	6,250	6,250	-	-
Smith Barney ITF Reuben and Susan Sandler Trustees FBO Reuben and Suan Sandler Revocable Trust, ac #196-80229-11-351	6,250	6,250	-	-
Linda G. Sexton	6,250	6,250	-	-
Penson Financial Services of Canada Inc. ITF LMT Financial Inc. A/C 2XR041F	6,250	6,250	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, std IRA	6,000	6,000	-	-
Ludwig Gierstorfer	5,000	5,000	-	-
Kelsey K. Kirby	5,000	5,000	-	-
Charles B. Kirby	5,000	5,000	-	-
Len Turano	4,500	4,500	-	-
Walter Paszkowski	3,000	3,000	-	-
James Dinning	2,500	2,500	-	-
Smith Barney ITF Rachel Fields and Joel Fields and Debra Fields JTWROS, ac #196-81464-13-351	2,250	2,250	-	-
Smith Barney ITF Joel Fields and Debra Fields and Rachel Fields JTWROS, ac #196-81466-11-351	2,188	2,188	-	-
Smith Barney ITF Debra Fields and Rachel Fields and Joel Fields JTWROS, ac #196-81465-12-351	1,500	1,500	-	-
RBC Dominion Securities Inc. ITF William Gordica 701-73826-28	1,042	1,042	-	-
Penson Financial Services of Canada Inc. ITF WILLIAM GORDICA A/C 3P4Y53E	1,042	1,042	-	-
John P. McGrain	625	625	-	-
Smith Barney ITF Haman Prishkolnik, ac#196-18407-15-351	313	313	-	-
Total Common Stock issuable upon exercise of $8.50 warrant	869,752	869,752	-	-

Total Common Stock Issuable Upon Exercise of $14.00 Warrant
Name of Selling Security Holder	Shares owned prior to offering	Shares being offered	Shares owned after offering	Percent-age owned after offering

Gilford Securities	95,000	95,000	-	-
Total Common Stock issuable upon exercise of $14.00 warrant	95,000	95,000	-	-

Plan of Distribution

No underwriting arrangements exist as of the date of this prospectus to sell any common stock issued following conversion of our Class M Preferred, our warrants, or the common stock issuable under our warrants. Upon being advised of any underwriting arrangements that may be entered into by a Selling Security Holder after the date of this prospectus, we will prepare a supplement to this prospectus to disclose those arrangements.

A Selling Security Holder may, from time to time, sell all or a portion of their shares of common stock and/or warrants at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A Selling Security Holder may offer our common stock and/or warrants at various times in one or more of the following transactions:

*

on any national securities exchange, or other market on which our common stock may be listed at the time of sale;

*

in the over-the-counter market;

*

through block trades in which the broker or dealer so engaged will attempt to sell the shares  as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

*

through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

*

in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

*

through options, swaps or derivatives;

*

in privately negotiated transactions;

*

in transactions to cover short sales; and

*

through a combination of any such methods of sale.

In addition, a Selling Security Holder may also sell common stock that qualifies for sale pursuant to Rule 144 under the Securities Act of 1933 under the requirements of such rule rather than pursuant to this prospectus.

A Selling Security Holder may sell our common stock and/or warrants directly to purchasers or may use brokers, dealers, underwriters or agents to sell our common stock upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by a Selling Security Holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a Selling Security Holder or, if any such broker-dealer acts as agent for the purchaser of such common stock and/or warrants, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree to sell a specified number of such common stock and/or warrants at a stipulated price per share/warrant, and, to the extent such broker-dealer is unable to do so acting as agent for us or a Selling Security Holder, to purchase as principal any unsold common stock and/or warrants at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire common stock and/or warrants as principal may thereafter resell such common stock and/or warrants from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such common stock and/or warrants commissions as described above.

A Selling Security Holder and any broker-dealers or agents that participate with them in sales of the common stock and/or warrants are deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Accordingly, any commissions received by such broker dealers or agents and any profit on the resale of the common stock  and/or warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time a Selling Security Holder may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the common stock and/or warrants in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a Selling Security Holder may pledge its common stock and/or warrants pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the common stock and/or warrants or a default by a Selling Security Holder, the broker-dealer or financial institution may offer and sell the pledged common stock and/or warrants from time to time.

Certain of our officers and employees who beneficially own 13,199,138 shares of common stock, including 2,867,378 shares issuable pursuant to stock options vested as of March 31, 2013, have agreed not to sell their shares of common stock for 12 months from the closing of the Merger without the written consent of Joseph W. Skeehan, the designated representative of JMG Exploration, Inc.

Dilution

The Selling Security Holders are offering for resale up to 8,991,525 shares of common stock, and up to 3,230,847 warrants to acquire 3,230,847 shares of common stock; and up to 4,620,404 shares of common stock issuable upon exercise of warrants  The resale of the currently outstanding shares of common stock and warrants under this prospectus will not dilute the ownership interests of existing shareholders. To the extent the warrants are exercised, existing shareholders will experience dilution to their ownership interests in the Company.

Description of Securities

Common Stock

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.001 par value.

All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the Board of Directors. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, of which we authorized and have issued 169,973.88 shares of Class M Preferred which were converted to common stock in March 2013. There were no shares of preferred stock outstanding on March 31, 2013.

Class M Preferred Stock

In connection with the Merger and pursuant to the filing of a Certificate of Designation with the Nevada Secretary of State on August 28, 2012, the Board of Directors authorized the issuance of Class M Preferred.  Pursuant to the Merger Agreement, we issued shares of Class M Preferred to the Ad-Vantage Owners (and holders of Ad-Vantage Options) in exchange for the shares of Ad-Vantage common stock and preferred stock (and to issue new options for shares of Ad-Vantage common stock underlying Ad-Vantage options).

Upon the effectiveness of the Authorized Share Increase and the Reverse Stock Split, all of the issued and outstanding shares of our Class M Preferred converted into shares of the Company’s common stock, with such conversion occurring on a one hundred-for-one (100:1) basis.

Warrants and Options

As of April 30, 2013, we have the following warrants and options outstanding:

Warrants

Warrant summary	Number of warrants outstanding	Exercise price	Maximum proceeds	Expiration Date
Warrants issued in the preferred stock private placement	184,625	$ 12.00	2,215,500	02/28/2014
Warrants issued upon conversion of preferred stock	869,750	$ 8.50	7,392,875	02/28/2014
Warrants issued upon our initial public offering	881,901	$ 10.00	8,819,010	02/28/2014
Warrants issued to our underwriters	95,000	$ 14.00	1,330,000	02/28/2014
Warrants issued with convertible notes	100,000	$ 6.50	650,000	11/05/2014
Warrants issued with convertible notes	1,294,557	$ 4.00	5,178,228	07/31/2013
Warrants issued with convertible notes	1,294,557	$ 6.00	7,767,342	07/31/2014
Total	4,720,390	various	33,352,955	various

Options

Options for the purchase of 3,729,916 shares of Ad-Vantage common stock were outstanding at the closing of the Merger on August 31, 2012 (the “Outstanding Ad-Vantage Options”) and, pursuant to the Merger Agreement, the Outstanding Ad-Vantage Options were converted into options to purchase 37,299.16 shares of Class M Preferred (which represents 3,729,916 shares of the Company’s common stock after giving effect to the Automatic Conversion). The Outstanding Ad-Vantage Options expire in 2021 and 2022.   Additionally, as of the closing of the Merger there were options to acquire 85,000 shares of common stock issued and outstanding (the “Existing JMG Options”). After giving effect to the Reverse Stock Split and exercises of options, there were no options to purchase common shares outstanding on December 31, 2012.

Nevada Anti-takeover Statutes

Our Articles of Incorporation contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for the Company.  Subject to certain limitations, our Board of Directors is authorized, without the action of our stockholders, to issue authorized but unissued common stock.

The existence of authorized but unissued common stock enables us to discourage or to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Market For Common Equity and Related Stockholder Matters

Our common stock is traded on the OTC Bulletin Board. Our stock was traded under the trading symbol “JMGE” from inception to March 11, 2013 and under the trading symbol “JMGED” from  March 12, 2013 to April 5, 2013. Effective April 8, 2013, our stock is traded under the trading symbol “MSHF”. Our stock is often thinly-traded meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent.  There can be no assurance that a broader or more active public trading market for our common stock or warrants will develop or be sustained, or that current trading levels will be sustained.  If such a market is developed, we cannot assure you what the market price of our common stock will be in the future. You are encouraged to obtain current market quotations for our common stock and to review carefully the other information contained in this Report or incorporated by reference into this Report.

We have never declared or paid cash dividends on our capital stock, and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Indemnification of directors and officers

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our articles of incorporation, bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

The transfer agent and registrar for our common stock and warrants is Corporate Stock Transfer, Denver, Colorado.

Shares eligible for future sale

Future sales of substantial amounts of common stock and warrants in the public market, or the perception that such sales may occur, could adversely affect the market prices of our common stock and warrants.

Experts

The consolidated financial statements of MediaShift, Inc. as of December 31, 2012 and 2011, and for the two years then ended; and the consolidated financial statements of Travora Media, Inc. as of December 31, 2012 and for the year ended December 31, 2012 appearing in this Prospectus and Registration Statement have been audited by Hein & Associates, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements Travora Media, Inc. as of December 31, 2011 and for the year ended December 31, 2011 appearing in this Prospectus and Registration Statement have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Legal Matters

Selected legal matters with respect to the validity of the securities offered by this prospectus have been passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

Commission Position On Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Where You Can Find More Information

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC. We also make available free of charge our annual, quarterly and current reports, and other information upon request. To request such materials, please contact the Company at 20062 S.W. Birch Street, Suite 220, Newport Beach, California 92660 and our telephone number is (949) 407-8488.

MediaShift, Inc.

Ad-Vantage Networks, Inc. and MediaShift, Inc.: Unaudited Pro Forma Condensed Consolidated Financial Statements
Introduction	F-81
Consolidated Balance Sheet at December 31, 2012	F-83
Consolidated Statements of Operations for the year ended December 31, 2012	F-84
Consolidated Statements of Operations for the year ended December 31, 2012	F-85

MediaShift, Inc.

Consolidated Financial Statements

March 31, 2013

Unaudited

MediaShift, Inc.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2013	December 31, 2012 *
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$3,696,000	$902,701
Accounts receivable, net	2,825,418	6,240
Prepaid expenses	142,943	57,625
Total current assets	6,664,361	966,566
Property and equipment, net of depreciation	315,499	163,819
Discontinued operations: assets held for sale	10,542	10,542
Patents, net	251,948	215,070
Deposits	117,825	10,250
Intangible Assets	5,687,167	-
Other assets	1,721	434
Total Assets	$13,049,063	$1,366,681
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,344,604	$294,632
Liabilities directly associated with assets held for sale	379,422	378,296
Total Current Liabilities	4,724,026	672,928
Long-Term Liabilities:
Note Payable, less discount of $647,980 and $750,292 in 2013 and 2012	2,622,019	249,707
Total Long-Term Liabilities	2,622,019	249,707
Total Liabilities	7,346,045	922,635
Commitments and Contingencies (note 4)
Stockholders’ equity
Series A preferred stock, $0.001 par value	-	-
Series B preferred stock, $0.001 par value	-	-
Class M preferred stock, $0.001 par value, 0 and 169,973.88 issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012; no liquidation preference as of December 31, 2012	-	1,700
Common stock - 100,000,000 and 25,000,000 shares authorized, $0.001 par value, 22,104,816 and 2,771,705 shares issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012, respectively	22,105	5,543
Additional paid-in capital	22,968,313	10,430,087
Accumulated deficit	(17,287,400)	(9,993,284)
Total Stockholders’ Equity	5,703,018	444,046
Total Liabilities and Stockholders’ Equity	$13,049,063	$1,366,681

* Amounts derived from the audited financial statements for the year ended December 31, 2012

The accompanying notes are an integral part of these consolidated financial statements.

MediaShift, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three month periods ended March 31,
	2013	2012
Revenues	$1,513,312	$4,787
Cost of goods sold	(840,169)	(4,718)
Gross profit	673,143	69
Expenses:
General and administrative expenses	2,293,765	384,978
Depreciation and Amortization	55,979	4,155
Research and development expenses	66,572	50,548
Total expenses	2,416,316	439,681
Total operating loss	(1,743,173)	(439,612)
Other Income and Expense
Interest income	21	-
Other income	19,436	-
Interest expense	(164,259)	-
Fair value adjustment on derivative liability	(694,918)	-
Loss on debt extinguishment	(4,710,423)	-
Total other income and expense	(5,550,143)	-
Net loss before taxes	(7,293,316)	(439,612)
Taxes	(800)	(1,200)
Net loss from continuing operations	(7,294,116)	(440,812)
Discontinued Operations:
Gain from discontinued operations	-	-
Net loss	(7,294,116)	(440,812)
Less: deemed dividend on warrant extension	-	-
Net loss applicable to common shareholders	$(7,294,116)	$(440,812)

Basic and diluted weighted average shares outstanding	6,463,852	10,431,165

Per Share Amounts applicable to common shareholders for the period per share, basic and diluted:
(Loss) from continuing operations	$(1.128)	$(0.042)
(Loss) from discontinued operations	$(0.000)	$(0.000)
(Net Loss) per share	$(1.128)	$(0.042)

The accompanying notes are an integral part of these consolidated financial statements.

MediaShift, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three month periods ended March 31,
	2013	2012
OPERATING
Net loss	$(7,294,116)	$(440,812)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	55,979	4,154
Fair value of common stock and common stock warrants issued for services rendered	-	-
Loss on derivative liability	694,918	-
Loss on debt extinguishment	4,710,423	-
Stock based compensation	207,354	11,062
Amortization of Note Discount	55,535	-
Changes in operating assets and liabilities, net of balances from business combinations: increase (decrease):
Accounts receivable	(103,178)	(1,903)
Other assets	(1,287)	-
Prepaid expenses	(80,318)	(3,853)
Security deposits	(107,575)	(9,850)
Accounts payable and accrued expenses	398,370	71,262
Liabilities directly associated with assets held for sale	1,126	-
1. Cash used in operating activities	(1,462,769)	(369,940)
INVESTING
Purchase of property and equipment, leasehold improvements and furniture	(76,953)	(41,960)
Intangible Assets	(304,451)	-
Net cash paid in acquisition of certain assets of Travora Media Inc.	(500,000)	-
Patent costs	(36,878)	(35,878)
2. Cash used in investing activities	(918,282)	(77,838)
FINANCING
Loan proceeds	6,944,350	-
Payments on Note Payable	(1,770,000)	-
Cash provided by financing activities	5,174,350	-
3. Net increase in cash and cash equivalents	2,793,299	(447,778)
4. Cash and cash equivalents, beginning of period	902,701	648,471
5. Cash and cash equivalents, end of period	$3,696,000	$200,693
Cash paid during the year for:
Interest	$65,908	$-
Income taxes	3,200	$1,200
Non Cash Transactions
Extinguishment of debt via issuance of common stock	$10,393,967	$-

The accompanying notes are an integral part of these consolidated financial statements.

MediaShift, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ Equity

From December 31, 2010 through March 31, 2013

(unaudited)

	Preferred Stock		Class M Preferred		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	$	Shares	$	Shares	$	$	$	$
Balance at December 31, 2010	3,492,061	3,492	-	-	5,215,583	10,431	625,557	(239,128)	400,352
Series B preferred stock	2,191,838	2,192	-	-	-	-	997,807	-	999,999
Stock based compensation	-	-	-	-	-	-	19,378	-	19,378
Net loss for the year ended December 31, 2011	-	-	-	-	-	-	-	(671,533)	(671,533)
Balance at December 31, 2011	5,683,899	5,684	-	-	5,215,583	10,431	1,642,742	(910,661)	748,196
Series C preferred stock	528,070	528	-	-		-	601,472	-	602,000
Exercised warrants, Series A preferred stock	168,651	169	-	-		-	26,394	-	26,563
Exercised options	-	-	-	-	135,302	271	47,663	-	47,934
Stock based compensation	-	-	-	-		-	2,865,603	-	2,865,603
Net equity acquired in JMG Merger	-	-	-	-	2,729,205	5,458	1,048,576	-	1,054,034
Conversion of stock to Class M Preferred	(6,380,620)	(6,381)	169,974	1,700	(5,308,385)	(10,617)	15,298	-	-
Dividends	-	-	-	-		-	(20,894)	-	(20,894)
Beneficial conversion feature on convertible note	-	-	-	-		-	818,503	-	818,503
Extension of warrant expiration dates	-	-	-	-		-	3,384,730	(3,384,730)	-
Net loss for the year ended December 31, 2012	-	-	-	-		-	-	(5,697,893)	(5,697,893)
Balance at December 31, 2012	-	-	169,974	1,700	2,771,705	5,543	10,430,087	(9,993,284)	444,046
Conversion of Class M Preferred to Common Stock	-	-	(169,974)	(1,700)	16,997,388	16,997	(15,297)	-	-
Par adjustment stock split	-	-	-	-	-	(2,771)	2,771	-	-
Stock based compensation	-	-	-	-	-	-	207,354	-	207,354
Issuance of warrant with debt	-	-	-	-	-	-	1,951,767	-	1,951,767
Issuance of shares to extinguish debt	-	-	-	-	2,335,723	2,336	10,391,631	-	10,393,967
Net loss for the three month period ended March 31, 2013	-	-	-		-	-	-	(7,294,116)	(4,760,696)
Balance at March 31, 2013 (unaudited)	-	-	-	-	22,104,816	22,105	22,968,313	(17,287,400)	5,703,018

The accompanying notes are an integral part of these consolidated financial statements.

MediaShift, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - Principal Business Activities

Interim Financial Statements

The unaudited financial statements of MediaShift, Inc. (“MediaShift”, or the “Company”), have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations.  Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year.  The balance sheet information as of December 31, 2012 was derived from the audited financial statements included in Form 10-K filed March 13, 2013. These interim financial statements should be read in conjunction with that report.

Organization and Business

MediaShift, Inc. (the "Company") was originally incorporated under the laws of the state of Nevada in July 2004 as JMG Exploration, Inc. (“JMG”).  At a Special Meeting of Shareholders (the "Meeting") of JMG Exploration, Inc held on March 4, 2013, JMG shareholders approved the following:

•

An increase in the authorized number of shares of common stock from 25,000,000 to 100,000,000 (the “Authorized Share Increase”);

•

A change in the name from JMG Exploration, Inc. to MediaShift, Inc. (the “Name Change”); and

•

A reverse stock split of common stock of one share for every two (1-for-2) shares outstanding.

All share and per share information, including earnings per share, in this Form 10-Q have been retroactively adjusted to reflect this reverse stock split and certain items in prior period financial statements have been revised to conform to the current presentation.

All continuing operations are being conducted by MediaShift’s wholly owned subsidiaries, Ad-Vantage Networks, Inc. (“ADVN”) and Travora Networks, Inc. (“TNI”). ADVN provides digital advertising software and service solutions that enable access providers and network operators to generate advertising revenues on their free and fee-based networks. TNI operates a leading digital advertising network, where it engages in the marketing and selling of online advertiser ads to travel service providers through a proprietary network of web publishers.

TNI was formed on January 14, 2013 as a Delaware Corporation. TNI acquired assets from Travora Media., Inc. related to Travora Media’s ad network business in an Asset Purchase Agreement which was effective on February 1, 2013 and which closed February 6, 2013 and therefore the financial information presented as of and for the three month period ended March 31, 2013 represents only two months of TNI operations.

Liquidity

The Company faces certain risks and uncertainties which are present in many emerging technology companies regarding product development, future profitability, ability to obtain future capital, protection of patents and property rights, competition, rapid technological change, government regulations, recruiting and retaining key personnel, and third party vendors and manufacturers.

At March 31, 2013 (unaudited) and December 31, 2012, we had $3,696,000 and $902,701 in cash and cash equivalents, respectively. From our incorporation through March 31, 2013, we have financed our operating cash flow needs principally through private offerings of equity securities and convertible debt.

As of March 31, 2013 (unaudited) and December 31, 2012, we had an accumulated deficit of $17,287,400 and $9,993,284, respectively, and had limited working capital to fund development of our technology. On November 5, 2012, the Company issued an aggregate of $500,000 in two year 10% convertible notes to two investors, and on November 7, 2012 the Company issued an aggregate of $500,000 in two year 10% convertible notes to three additional investors. The notes may be prepaid by the Company with fifteen days’ notice, and may be converted into the Company’s common stock at the lesser of 80% of the Company’s fair market value at the time of conversion or $8.00 per share. The notes were issued with two year warrants to purchase an aggregate of 100,000 common shares at $6.50 per share.

During the first quarter of 2013, we received $6,944,350 pursuant to a private placement of 8% convertible promissory notes and warrants (see notes 5 and 6). A total of $2,250,000 of the proceeds was used to finance the TNI acquisition (note 3). We will use the balance of the proceeds to finance our remaining financial commitments pursuant to the TNI acquisition and for working capital purposes. On March 27, 2013, all convertible notes received during the quarter from this private placement, along with accrued interest, net of discount, totaling $7,007,170 were converted to common stock.

2 - Summary of Significant Accounting Policies

Interim (unaudited) Financial Statements

The accompanying unaudited financial statements and related notes for the three month periods ended March 31, 2013 and 2012 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Results for interim periods should not be considered indicative of results for a full year. The accounting policies used in preparing these interim financial statements is the same as those for the year ended December 31, 2012. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included.

Presentation

The accompanying consolidated financial statements include the accounts of MediaShift, Inc. and our subsidiary Ad-Vantage Networks, Inc. and Travora Networks, Inc. Intercompany balances have been eliminated in consolidation. On March 4, 2013, the Company announced the effectiveness of a one-for-two reverse stock split. All share and per share information, including earnings per share, in this Form 10-Q have been retroactively adjusted to reflect this reverse stock split and certain items in prior period financial statements have been revised to conform to the current presentation. Our net loss is equivalent to our comprehensive loss so we have not presented a separate statement of comprehensive loss.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exits, collection of the related receivable is reasonably assured, the fees are fixed or determinable, and as services are provided.  Income is recognized as earned when an ad is either placed for viewing by a visitor to a member network publisher or internet access providers’ proprietary networks or when the customer “clicks through” on the ad, depending on the terms with the individual advertisers.  In certain cases, the Company records revenue based on available preliminary information from third parties.  Collection on the receivable may vary from the preliminary information based upon third party refinement of the estimated and reported amounts owed that occurs in subsequent periods.  The Company accrues any revenue sharing percentage with the network provider at the same time.

Concentration of Credit Risk

The Company conducts business with companies in Canada, England, Europe and Australia as part of its ongoing advertising business. This results in a number of receivables denominated in the currencies of those countries, with about $325,000 in receivables outstanding at any time. The company does not engage in hedging activities to offset the risk of exchange rate fluctuations on these payables. During the reporting period, the company incurred foreign exchange losses of $6,182.

Allowance for Doubtful Accounts - The allowance is established through a provision for bad debts charged to expense. Receivables are charged against the allowance for uncollectible accounts when management believes that collectability is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on an evaluation of the collectability of accounts receivable, overall accounts receivable quality, review of specific problem accounts receivable, and current economic conditions that may affect the customer’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. Recoveries of receivables previously written off are recorded when received.

The company also estimates an allowance for sales credits based on historical credits.  The allowance for sales credits is the Company’s best estimate of expected future reductions in advertisers’ payment obligations for delivered services.

Income Taxes

The Company accounts for income taxes using the asset and liability method of accounting for deferred income taxes.

The provision for income taxes includes federal and state income taxes currently payable and deferred taxes resulting from temporary differences between the financial statement and tax bases of assets and liabilities.  Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

With respect to uncertain tax positions, the Company would recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits to be recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The Company’s reassessment of its tax positions did not have a material impact on its results of operations and financial position.

Advertising

Advertising costs are charged to expense as incurred and were $54,887 and $15,300 for the three months ended March 31, 2013 and 2012, respectively.

Research and Development

Research and development costs are expensed as incurred and were $66,572 and $50,548 for the three months ended March 31, 2013 and 2012, respectively.

Stock-based compensation

The Company accounts for the cost of Director/employee/adviser services received in exchange for the award of common stock options or warrants based on the fair value of the award on the date of grant. The fair value of each stock option grant or warrant was estimated on the date of grant using the Black-Scholes option-pricing model. The expected life assumption is based on the expected life assumptions of similar entities. Expected volatility is based on actual share price volatility of the Company’s stock of the preceding twelve months. The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term used as the input to the Black-Scholes model. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods as options vest, if actual forfeitures differ from those estimates.

The Company recognizes stock-based compensation expense as a component of salary and other compensation expenses in the statements of operations and was $207,354 and $11,062 for the three months ended March 31, 2013 and 2012, respectively.

Fair Value Measurements

The fair value hierarchy established by ASC 820 “Fair Value Measurements and Disclosures” prioritizes the inputs used in valuation techniques into three levels as follows:

•

Level 1 - Observable inputs - unadjusted quoted prices in active markets for identical assets and liabilities;

•

Level 2 - Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

•

Level 3 - Unobservable inputs - includes amounts derived from valuation models where one or more significant inputs are unobservable.

Net Loss per Common Share

Loss per share ("EPS") is computed based on weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net loss per share for the three months ended March 31, 2013 and 2012 because their effect would be antidilutive. The following shares were accordingly excluded from the net income/loss per share calculation.

	Three month periods ended March 31,
	2013	2012
Stock warrants	4,446,060	84,326
Stock options	4,119,916	298,342
Total shares excluded	8,565,976	382,668

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, Fair Value Measurement (“ASU 2011-04”), which amended ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the disclosure requirements. ASU 2011-04 will be effective for us beginning January 1, 2012. The adoption of ASU 2011-04 did not have a material effect on our financial statements or disclosures.

Management evaluates events occurring to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through May 15, 2013, which is the date financial statements were available to be issued.

3 - Business Combination - Acquisition of Ad Network Assets of Travora Media

On February 6, 2013, Travora Networks, Inc. (“TNI”), a wholly owned subsidiary of MediaShift, Inc. executed an asset purchase agreement with Travora Media, Inc. (“Travora” or “Seller”) to acquire Travora’s digital advertising network business, which was effective on February 1, 2013.  Activity from February 1st to February 6th was immaterial. Headquartered in New York City, Travora provides an established publishing network, advertiser and agency relationships, and an experienced ad sales and ad operations team. Travora represents over 300 established travel brands across desktop, tablet, and mobile platforms, including Fodor’s, Viator, and Vayama. Travora achieved revenues of approximately $13.0 million and $10.9 million in 2011 and 2012 respectively. TNI will retain approximately 20 of Travora’s former employees and will continue to operate out of New York City.

The acquisition was accounted for using the acquisition method of accounting.  Accordingly, the assets acquired and liabilities assumed were measured at their estimated fair value at the acquisition date.  Travora’s results of operations will be included in the Company’s consolidated financial statements from February 1, 2013.

The preliminary allocation of the purchase price based on the fair value of the acquired assets, less liabilities assumed, as of February 6, 2013, amounted to $8,234,670.

The fair value of the consideration to Seller is as follows:

Cash consideration to Seller		$ 500,000
Payment of Eastward Capital Partners debt		1,750,000
Assumption of Eastward Capital Partners debt		2,250,000
Balance of consideration to be paid in MediaShift common stock	700,000
Less allowance for audit expenses	(70,000)
Less amount of Aged Accounts Payable	(138,000)
Less estimated reduction for Target Working Capital deficiency	(592,000)	(100,000)
		4,400,000
Contingent consideration:
Earn-out consideration for publisher retention		67,747
Earn-out consideration for revenue targets		1,315,081
Total consideration		$ 5,782,828

As part of the purchase price paid in the transaction, TNI assumed Seller’s $4,000,000 obligations to Eastward Capital Partners.

Within ninety (90) days following the closing date, TNI shall prepare and deliver to the Seller a closing statement and its calculation of the working capital deficit or working capital surplus, if any, at the date of purchase.  The closing statement shall be prepared in accordance with GAAP, certified by an officer of TNI and prepared applying the same methodology as was applied by TNI and the Seller in calculating the Target Working Capital.

Within five (5) Business Days following the determination of the closing statement, if there is a working capital surplus, TNI shall pay to the Seller an amount equal to such working capital surplus by an increase in the number of Closing Shares equal to the dollar value of such excess, and if there is a working capital deficit, the Seller shall pay to TNI an amount equal to such working capital deficit by a reduction and forfeiture of the number of Closing Shares equal to the dollar value of such working capital deficit, or if the value of the Closing Shares is less than such working capital deficit, TNI shall reduce the amount of earnout payments owed or payable to Seller by an amount equal to the amount by which such working capital deficit exceeds the value of the Closing Shares. A preliminary analysis of working capital as of the closing date indicates that the working capital deficit (as defined in the Asset Purchase Agreement) may be approximately $600,000.  Consequently, it is not currently anticipated that any Closing Shares will be issued to the Seller in this transaction.

The significant identifiable tangible assets acquired include primarily accounts receivable and property, plant and equipment.  Intangible assets include contracts, business relationships, trademarks and domain names.

Earnout Consideration

As part of the acquisition, TNI agreed to issue additional cash to the sellers, contingent upon TNI meeting certain operating performance targets: publisher retention goals for 360 days following the acquisition date and revenue goals for the year ending December 31, 2013. As discussed in Note 4 - “Contingent Earnout Liabilities - Travora Earnout Consideration”, the estimated fair value of the contingency was $1,382,828 on the acquisition date and $1,382,828 as of March 31, 2013.

Intangible Assets

To determine the estimated fair value of intangibles acquired, MediaShift engaged a third party valuation specialist to assist management.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and amortization periods, generally on a straight line basis are as follows:

	Fair Value at 2/6/2013	Amortization Period
Trademark Portfolio	$ 856,890	Indefinite
Publisher Relationships	3,573,596	15 years
Goodwill	991,936	N/A
Total Intangible	$5,422,422

•

The fair value of the Trademark portfolio was determined based on the “relief from royalty” method, an approach under which fair value is estimated to be the present value of royalties saved because we own the intangible asset and therefore do not have to pay a royalty for its use.  The fair value for the publisher relationships was determined based on the “excess earning method”, of income approach.  Estimated discounted cash flows associated with existing customers and projects were based on historical and market participant data.

•

These valuations are preliminary and subject to change.

The following table summarizes the fair value of the assets acquired and the liabilities assumed in thousands:

Accounts receivable	$ 2,716
Prepaid expenses & deposits	5
Fixed assets	91
Intangible assets	5,422
Accounts payable	(1,856)
Other accrued expense	(596)
Net assets acquired	$ 5,782

The significant identifiable tangible assets acquired include primarily accounts receivable and fixed assets.  The Company determined that the book value of accounts receivable reflected fair value of those assets.  The Company determined the book value of the fixed assets reflected fair value of those assets.

Supplemental Unaudited Pro Forma Information for the three month period ended March 31, 2012

The following pro forma information for the three month period ended March 31, 2013 and 2012 presents the results of operations as if the TNI acquisition had occurred January 1, 2012. The supplemental pro forma information has been adjusted to include:

•

the pro forma impact of amortization of intangible assets and depreciation of property, plant and equipment, based on the purchase price allocation;

•

the pro forma impact of interest expense on the assumption of the Eastward Debt of $2,250,000

The pro forma results are presented for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been completed on January 1, 2012 or that may be achieved in the future.  The pro forma results do not reflect any operating efficiencies and associated cost savings that the Company may, or may not, achieve with respect to the combined companies.

	Three month Period ended March 31, 2013	Three month Period ended March 31, 2012

Revenues	$ 2,128,807	$ 2,556,257
Income from continuing operations, before provision for income taxes	$ (7,483,194)	$ (1,260,985)
Income from continuing operations	$ (7,483,994)	$ (1,262,985)
Net income	$ (7,483,994)	$ (1,262,985)

Weighted average common shares outstanding:
Basic	6,463,852	10,431,165
Diluted	6,463,852	10,431,165

Earnings per share:
Basic - income from continuing operations	$(1.1577)	$(0.1209)
Basic - net income	$(1.1578)	$(0.1211)
Diluted - income from continuing operations	$(1.1577)	$(0.1209)
Diluted - net income	$(1.1578)	$(0.1211)

4 - Commitments and Contingencies

Contingent Earnout Liabilities - Travora Earnout Consideration

As part of the Travora Networks, Inc. (“TNI”) acquisition on February 6, 2013, the Company agreed to issue additional cash to the sellers, contingent upon TNI meeting certain publisher retention goals and revenue performance targets.

Publisher Retention Earnout Payments

The Seller shall be entitled to receive, in two installments, Publisher Retention Earnout Payments equaling, in the aggregate, up to $1,000,000.   In the event that the number of Publishers retained by TNI for the initial 180 day period following the Closing Date is equal to or exceeds eighty-five percent (85%) of the Baseline Number of Publishers, the Company shall pay to the Seller an amount equal to the product of $500,000 multiplied by a fraction, the numerator of which is the actual number of Publishers retained by the Company and the denominator of which is the Baseline Number of Publishers.

In the event that the number of Publishers retained by the Company for the second 180 day period following the Closing Date is equal to or exceeds the Baseline Number of Publishers, the Company shall pay to the Seller an amount equal to the product of $500,000 multiplied by a fraction, the numerator of which is the actual number of Publishers retained and the denominator of which is Baseline Number of Publishers.

Notwithstanding the foregoing, if any three (3) of the Seller’s Major Publishers, in the aggregate, cease doing business with TNI during the initial publisher retention earnout period, then no initial publisher retention earnout payment or second publisher retention earnout payment shall be paid to the Seller and if during the second publisher retention earnout period, then no second publisher retention earnout payment shall be paid to the Seller.

The estimated fair value of the Publisher Retention Earnout Payments contingent earnout consideration on the acquisition date was $67,747 on the acquisition date and $67,747 as of March 31, 2013.

Revenue Goal Earnout Payments

The Seller shall be entitled to receive, in two installments, Revenue Goal Earnout Payments equaling, in the aggregate, up to $2,000,000.  In the event that Ad Network Revenue for the period beginning on January 1, 2013 and ending on June 30, 2013 is equal to or exceeds $5,159,700, the Company shall pay to the Seller an amount equal to the lesser of the product of $1,000,000 multiplied by a fraction, the numerator of which is the actual Ad Network Revenue achieved during the Initial Revenue Goal Earnout Period and the denominator of which is $5,733,000 and $1,000,000.

In the event that Ad Network Revenue for the period beginning on July 1, 2013 and ending on December 31, 2013 is equal to or exceeds $6,407,100, the Company shall pay to the Seller an amount equal to the lesser of the product of $1,000,000 multiplied by a fraction, the numerator of which is the actual Ad Network Revenue achieved during the Second Revenue Goal Earnout Period and the denominator of which is $7,119,000 and $1,000,000.

The estimated fair value of the Revenue Goal Earnout Payments contingent consideration on the acquisition date was $1,315,081 on the acquisition date and $1,315,081 as of March 31, 2013.

Operating Leases - In January 2012, the Company entered into an operating lease agreement that commenced February 2012 for its office facility in Glendale which expires on February 19, 2014. In March, 2013, the Company entered into an operating lease agreement that commences on substantial completion estimated to be May 1st for its office facility in New York which expires 61 months after commencement.  On May 1st, the Company entered into an operating lease agreement that commences on May 1, 2013 for its office facility in Newport Beach which expires on April 30, 2014.

5 - Notes Payable

8% Convertible Promissory Notes

During the first quarter of 2013, we received $6,944,350 pursuant to a private placement of 8% convertible promissory notes (the “8% Notes”). On March 20, 2013, the Company’s Board of Directors authorized an increase from maximum proceeds of $7,000,000 to maximum proceeds of $8,500,000, with a new closing date of April 5, 2013, subject to a ten business day extension at the Company’s option. As of the final closing date of April 19, 2013, a total of $7,757,344 in proceeds had been raised. On March 27, 2013, the Company exercised its option to convert all principal and accrued interest received prior to the end of the quarter to common shares (see below). On April 26, 2013, the Company exercised its option to convert all principal received following the end of the quarter and prior to the final closing date of the financing to common shares.  A total of $2,250,000 of the proceeds was used to finance the Travora acquisition. We will use the balance of the proceeds to finance our remaining financial commitments pursuant to the Travora acquisition and for working capital purposes. The terms of the 8% Notes are as follows:

•

Bearing interest at 8% per annum,

•

Principal and interest due and payable on or before February 15, 2015,

•

Prepayable by the Company upon 30 days’ notice,

•

The 8% Notes are convertible into MediaShift common stock at the rate of $3.00 per share subject to antidilution provisions which provide that if the Company issues securities at a price below the conversion price of the 8% Notes, the conversion price will be reduced to the lower amount,

•

The 8% Notes may be converted at any time prior to maturity date at the option of the holder or the Company, and

•

8% Note holders received warrants to purchase MediaShift common stock in an amount equal to the number of shares the 8% Notes are convertible into. Half of the warrants are exercisable at $4.00 per share and half are exercisable at $6.00 per share.

The maximum number of common shares that may be issued through, as applicable, the conversion of the 8% Notes and accrued interest and the exercise of the warrants which were sold in this private placement, is 5,193,346 shares.  The 8% Notes were offered and sold by officers and directors of the Company who received no remuneration for the sale of the securities, as well as by three placement agents who received commission of 6% of principal raised by those agents. Sales of the 8% Notes were made pursuant to Section 4(a)(5) and Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder, solely to “accredited investors” as defined in Rule 501(a) of Regulation D.  The securities sold in this transaction were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A total of 2,335,723 shares of common stock with a fair value of $10,393,967 was issued in retirement of the 8% notes.  A loss of $4,710,423 was recorded on the extinguishment.

The 8% Note’s conversion feature was determined to be an embedded derivative liability and therefore was bifurcated from the note and recorded at fair value at issuance and is required to be adjusted to fair value at the end of each reporting period. The collective fair value of the conversion feature at the date of issuance calculated using the Black Scholes model totaled $2,694,671. The Company recorded the fair value of the conversion feature as a contra liability offsetting the respective term loan amounts and a corresponding derivative liability, that will be marked to market at each reporting period. The 8% Notes were issued with two year warrants to purchase an aggregate of 241,000 common shares at $3.00 per share and 241,000 common shares at $6.00. The warrants are exercisable immediately after issuance and expire in 2 years. The fair value of the warrants of $3,696,327 was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: dividend yield of 0%, expected volatility ranging from 194% to 245%, risk free interest rate ranging from 0.12% to 0.25% and a contractual life of two years. The Company recorded the relative fair value of the warrants of $1,951,767 to loan warrant discount as a contra liability offsetting the respective term loan amounts. The total discount attributable to the issuance of the 8% Notes was $4,646,438.  On March 27, 2013, the 8% Notes were extinguished by the company, on that date the collective fair value of the conversion feature was $3,389,589. Accordingly, the Company recorded the change in fair value of $694,918 as a loss on derivative liabilities for the three month period ended March 31, 2013. The 8% Notes were extinguished via the issuance of 2,335,723 shares of common stock with a fair value of $10,393.967.  The net carry value of the related debt and conversion feature was $5,683,594.  Accordingly the company recorded a $4,710,423 loss on extinguishment of debt.

10% Convertible Notes

On November 5, 2012, the Company issued an aggregate of $500,000 in two year 10% convertible notes (the “10% Notes”) to two investors, and on November 7, 2012 the Company issued an aggregate of $500,000 in two year 10% convertible notes to three additional investors. The 10% Notes may be prepaid by the Company with fifteen days’ notice, and may be converted into the Company’s common stock at the lesser of 80% of the Company’s fair market value at the time of conversion or $8.00 per share. The 10% Notes were issued with two year warrants to purchase an aggregate of 100,000 common shares at $6.50 per share. The warrants are exercisable immediately after issuance and expire in 2 years. The fair value of the warrants of $284,251 was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: dividend yield of 0%, expected volatility of 102% and 104%, risk free interest rate of 0.28% and 0.27% and a contractual life of two years. The Company recorded the fair value of the warrants of $284,251 to loan warrant discount as a contra liability offsetting the respective term loan amounts on the Balance Sheet.

The fair value of the conversion feature on December 31, 2012 calculated using the Black Scholes model totaled $534,251 and is reflected as a discount to the 10% Notes. The discount attributable to the issuance date aggregate fair value of the conversion options and warrants, totaling $750,292, was amortized using the straight line interest method over the term of the 10% Notes. The intrinsic value of the conversion option in the 10% Notes totaling $534,251 was calculated in accordance with ASC 470 and recorded, on the issuance date, as additional paid in capital and a corresponding reduction of the carrying value of the 10% Notes.  The discount remaining was $422,949  and $750,293 as of March 31, 2013 and December 31,2012 respectively.

Line of Credit

In March 2011, the Company entered into a lending facility that provides for advances of up to $500,000 with interest at 12% per annum payable monthly. The facility was provided by an investor in our preferred stock.  As of December 31, 2011 and 2012, there was no balance outstanding on the facility.

6 - Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 100,000,000 shares of Common Stock.  As of March 31, 2013, there are 22,104,816 shares of Common Stock issued and outstanding. All shares of Common Stock are entitled to participate in any distributions or dividends that may be declared by the Board of Directors, subject to any preferential dividend rights of outstanding shares of our Preferred Stock, if any. Subject to prior rights of creditors, all shares of Common Stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets. Our Common Stock has no preemptive or conversion rights or other subscription rights.

Preferred Stock

There are 10,000,000 shares of Preferred Stock authorized for issuance. As of March 31, 2013, there are no shares of Preferred Stock issued and outstanding.

Series M Preferred Stock

In connection with the ADVN merger and pursuant to the filing of a Certificate of Designation with the Nevada Secretary of State on August 28, 2012, the Board of Directors of the Company authorized the issuance of Class M Preferred Stock. Pursuant to the Merger Agreement, the Company agreed to issue shares of its Class M Preferred to the ADVN Owners in exchange for the shares of ADVN common stock and preferred stock (and to issue new options for shares of ADVN common stock underlying ADVN options).

Holders of the Class M Preferred were entitled, on a post-Automatic Conversion basis, to the same rights and privileges, including voting rights, as holders of our common stock. The holders of our Class M Preferred Stock were entitled to 100 votes per share and one vote per common share on a post-Automatic Conversion and post-Reverse Stock Split basis on all matters to be voted on by the stockholders.  Pursuant to the Merger Agreement, the Company increased the number of shares of common stock that the Company is authorized to issue from 25,000,000 shares to 100,000,000 shares (the “Authorized Share Increase”). The Authorized Share Increase was affected by the Company filing an amendment to its Articles of Incorporation pursuant to a special meeting of shareholders on March 4, 2013.  Upon the effectiveness of the Authorized Share Increase on March 4, 2013, all of the issued and outstanding shares of Class M Preferred automatically converted into shares of the Company’s common stock at the Exchange Ratio of 100:1.

Warrants and Options

As of March 31, 2013, we have the following warrants and options outstanding:

Common Stock Warrants

Warrant summary	Number of warrants outstanding	Exercise price	Maximum proceeds	Expiration Date
Warrants issued in the preferred stock private placement	184,625	$ 12.00	2,215,500	02/28/2014
Warrants issued upon conversion of preferred stock	869,750	$ 8.50	7,392,875	02/28/2014
Warrants issued our initial public offering	881,901	$ 10.00	8,819,010	02/28/2014
Warrants issued to our underwriters	95,000	$ 14.00	1,330,000	02/28/2014
Warrants issued with 10% convertible notes	100,000	$ 6.50	650,000	11/05/2014
Warrants issued with 8% convertible notes	1,157,392	$ 4.00	4,629,568	07/31/2013
Warrants issued with 8% convertible notes	1,157,392	$ 6.00	6,944,352	07/31/2014
Total	4,446,060	various	31,981,305	various

Options

We assumed the option plan of Ad-Vantage, under which options for the purchase of 3,729,916 shares of ADVN common stock were outstanding at the closing of the Merger (the “Outstanding ADVN Options”).  The Outstanding ADVN Options were converted into options to purchase 3,729,916 shares of the Company’s Common Stock after giving effect to the Automatic Conversion of the Class M Preferred stock and expire in 2021 and 2022.  At the closing of the Merger, there were 42,500 options outstanding to purchase the Company’s Common Stock which were exercised in October, 2012. Following the Merger, a total of 390,000 incentive stock options to purchase common stock were granted in October, 2012. As of March 31, 2013, there were 4,119,916 options outstanding to purchase the Company’s Common Stock.

The ADVN Board of Directors adopted the ADVN Plan in September 2010. The ADVN Plan provided long-term incentives to employees, members of the Board, and advisers and consultants of the Company who were able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives. Provisions such as vesting, repurchase and exercise conditions and limitations were determined by the ADVN Board of Directors on the grant date. The total number of shares that could be issued pursuant to the ADVN Plan could not exceed 1,250,000 shares, subject to adjustment in the event of certain recapitalizations, reorganizations, and similar transactions.

As of March 31, 2013, 1,115,521 options had been granted under the ADVN Plan, and 929,917 remained outstanding at the time of the Merger, at which time they were converted into options to purchase 929,917 shares of the Company’s Common Stock for after giving effect to the Automatic Conversion of the Class M Preferred stock. No options will be granted under the ADVN Plan following the Merger.

A total of 390,000 common stock options were granted under the Company’s premerger option plan (JMG Exploration, Inc. Equity Compensation Plan - the “JMG Plan”) during the three month period ended December 31, 2012, which are exercisable at $7.96 per share with 25% vesting on October 1st, 2013, and 1/36 of the remainder vesting on the first of each month thereafter. Options granted by the Company following the Merger will be granted under the JMG Plan.

The following summaries information concerning outstanding and exercisable common stock options:

	Number of Options	Weighted average exercise price per share	Weighted- Average Remaining Contractual Life
Outstanding at December 31, 2012	390,000	$7.96	6.79 years
Exercised	-
Granted	-
Conversion of Class M Preferred options
Outstanding at March 31, 2013	390,000	$7.96	6.55 years
Exercisable at March 31, 2013	-	-	-

Class M Preferred Stock options

Upon the merger, all issued and outstanding options, warrants and other rights to acquire shares of ADVN common stock (collectively, “ADVN Options”) were converted into options, warrants or other rights to acquire shares of Class M Preferred (collectively, “Parent Class M Preferred Stock Options”) at the Exchange Ratio, with such Class M Preferred Stock Options having the same terms and being subject to the same conditions as the ADVN Options, provided, however, that upon the consummation of the Authorized Share Increase and the Reverse Stock Split all of the Class M Preferred Stock Options shall, without the requirement of any further action, convert into options for shares of MediaShift common stock, with such conversion occurring at the Conversion Ratio.  No ADVN Option has accelerated vesting in connection with the Merger.

During the year ended December 31, 2012, ADVN granted 518,837 (5,188.37 of Class M Preferred) stock options under the ADVN Plan to certain employees, directors, and advisers, respectively. A total of 150,000 (1,500 of Class M Preferred) options vest monthly over a 24 month period and 368,837 (3,688.37 Class M Preferred) options vest one quarter (1/4) after one year and the balance over a 36 month period. ADVN also issued 2,799,999 non-qualified stock options outside the ADVN Plan to be allocated among senior management, fully vesting at the closing of the Merger with JMG and exercisable at $1.14 per share. These stock options were converted into options to purchase 2,799,999 shares of the Company’s common stock (27,999.99 shares of Class M Preferred). Upon the consummation of the Authorized Share Increase and the Reverse Stock Split on March 12, 2013, all 37,299 Class M Preferred Stock options were converted to 3,729,916 common stock options.

A summary of ADVN Class M Preferred stock option activity from December 2010 through March 31, 2013 is as follows:

	Number of Options	Weighted Average exercise price per share	Weighted- Average Remaining Contractual Life
Outstanding at December 31, 2012, Class M Preferred	37,299	$1.0493	6.47 years
Conversion of Class M Preferred options to common stock options	3,692,617
Outstanding at March 31, 2013, common stock	3,729,916	1.0493	6.23 years

The exercise price and vesting period of each stock option is specified by the Board of Directors at the time of grant. The stock options expire seven years after the grant date, except for the stock options vesting upon the Merger, which expire six years after the vesting date.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expected life assumption is based on the expected life assumptions of similar entities. Expected volatility is based on actual share price volatility of similar companies of the preceding twelve months. The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with an expected term ranging from 2.5 to 5 years used as the input to the Black-Scholes model. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods as options vest, if actual forfeitures differ from those estimates. During the years ended December 31, 2012 and 2011, the Company experienced no forfeitures. No options were granted in 2013 as of March 31, 2013.

The weighted average grant date fair value of options granted during 2012 amounted to $0.654 per option using the Black Scholes pricing model using the following assumptions:

Weighted average risk-free interest rate	0.90%
Expected life in years	7.00
Expected volatility	78%
Expected dividends	0

As of March 31, 2013 there was $2,682,830 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 5.20 years.

7 - Income Taxes

ADVN files income tax returns in the U.S. federal jurisdiction and the state of California. There are currently no income tax examinations underway for these jurisdictions since December 31, 2010 is the initial tax filing period.

ADVN provides deferred income taxes for differences between the tax reporting bases and the financial reporting bases of assets and liabilities. ADVN had no unrecognized income tax benefits. Should ADVN incur interest and penalties relating to tax uncertainties, such amounts would be classified as a component of interest expense and operating expense, respectively. Unrecognized tax benefits are not expected to increase or decrease within the next twelve months.

As of December 31, 2012, ADVN has net operating losses for federal and state income tax purposes of approximately 3,639,000 which are available for application against future taxable income and which will start expiring in 2031. The benefit associated with the net operating loss carry forward will more likely than not go unrealized unless a future operation is successful. Since the success of future operations is indeterminable, the potential benefits resulting from these net operating losses have not been recorded in the financial statements.

8 - Related Party Transactions

The Company utilizes the programming services of a company managed by its Chief Technology Officer. Payments to this company were $38,958 and $39,009 for the three month periods ended March 31, 2013 and 2012, respectively.

9 - Discontinued Operations

In connection with the Merger between JMG and Ad-Vantage, the Company agreed to, as soon as practicable after the Closing, sell all of the “Oil and Gas Properties” identified in the Company’s most recent 10-K filed with the SEC (the “O&G Operations” and the “O&G Sale”) or at its option cause the O&G Operations to be spun off for the benefit of the Company’s pre-Merger stockholders as soon as may be practicable following completion of the Merger (the “O&G Spinoff”).

Effective November 21, 2012, the Board of Directors authorized management to pursue the spin-off of the Oil and Gas operations (“O&G Operations”) following management’s determination that the O&G Operations were not material to the operations, assets or future commercial activity of MediaShift. The following steps are expected to occur in connection with the proposed spin-off:

1.

The O&G Operations, including all related assets and liabilities, will be contributed to a new corporation, to be domiciled in Nevada ("JMG Oil") in exchange for 500,000 shares of JMG Oil. Thereafter JMG Oil intends also to issue 4,500,000 of its shares to unrelated accredited investors for $50,000 and certain indemnities relating to the O&G Operations.

2.

The Company proposes to spin off its 500,000 shares of JMG Oil (the "Dividend") to Pre-Merger JMG Stockholders. Based on the Corporation having 5,458,405 shares of its common stock outstanding immediately prior to the Merger, the Corporation anticipates that on distribution the Pre-Merger JMG Stockholders will receive 0.0916019 of a share of JMG Oil for each share of the Corporation's common stock owned by them prior to the Merger.

3.

JMG Oil will bear the costs and expenses of these transactions.

The completion of the spin-off transaction outlined above is deemed to be in the best interests of the Company, may require regulatory approvals and is subject to execution of definitive agreements. No assurance can be given that the spin-off of the Oil and Gas operations will occur or, if it does occur, that the shares of JMG Oil will have any liquidity or value to JMG shareholders.

10 -  Subsequent Event

8% Convertible Promissory Notes

On March 20, 2013, the Company received consent from the outstanding 8% promissory note holders to increase the maximum issuance from $7,000,000 to $8,500,000. The private placement was closed on April19, 2013, and an additional $812,994 in 8% convertible promissory notes were issued. On April 26, 2013, the principal raised between March 31, 2013 and the final closing of the private placement on April 26, 2013, along with accrued interest, was converted into 271,844 common shares of the Company.

MediaShift, Inc.

Consolidated Financial Statements

December 31, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

MediaShift, Inc.

We have audited the accompanying consolidated balance sheets of MediaShift, Inc. (the “Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011, respectively. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MediaShift, Inc. as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2012 and 2011, , respectively, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Irvine, California

March 13, 2013

23

MediaShift, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 902,701	$ 648,471
Accounts receivable	6,240	2,582
Prepaid expenses	57,625	13,177
Total current assets	966,566	664,230
Property and equipment, net of depreciation	163,819	26,674
Discontinued operations: assets held for sale	10,542	-
Patents	215,070	141,463
Deposits	10,250	-
Other assets	434	-
Total Assets	$ 1,366,681	$ 832,367
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 294,632	$ 84,171
Liabilities directly associated with assets held for sale	378,296	-
Total Current Liabilities	672,928	84,171
Long-Term Liabilities:
Note Payable, less discount of $818,502 in 2012	249,707	-
Total Long-Term Liabilities	249,707	-
Total Liabilities	$ 922,635	$ 84,171
Commitments and Contingencies (Note 5)
Stockholders’ equity:
Series A preferred stock, $0.001 par value, 0 and 3,492,061 shares issued and outstanding at December 31, 2012 and 2011; liquidation preference of $0 and $616,000 December 31, 2012 and 2011.	-	3,492
Series B preferred stock, $0.001 par value, 0 and 2,191,838 and none issued and outstanding at December 31, 2012 and 2011, respectively; liquidation preference of $0 and $1,013,333 as of December 31, 2012 and 2011.	-	2,192
Class M preferred stock, $0.01 par value, 169,973.88 issued and outstanding at December 31, 2012 - none at December 31, 2011; no liquidation preference as of December 31, 2012	1,700	-
Common stock - 25,000,000 shares authorized, $0.001 par value, 2,771,705 and 5,215,583 shares issued and outstanding at December 31, 2012 and 2011, respectively	5,543	10,431
Additional paid-in capital	10,430,087	1,642,742
Accumulated deficit	(9,993,284)	(910,661)
Total Stockholders’ Equity	444,046	748,196
Total Liabilities and Stockholders’ Equity	$ 1,366,681	$ 832,367

The accompanying notes are an integral part of these consolidated financial statements.

MediaShift, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2012	2011
Revenues	$ 12,780	$ 2,582
Cost of goods sold	(9,237)	(1,291)
Gross profit	3,543	1,291
Expenses:
General and administrative expenses	5,394,313	534,241
Depreciation	25,729	2,276
Research and development expenses	202,703	134,296
Total expenses	5,622,745	670,813
Total operating loss	(5,619,202)	(669,522)
Other Income and Expense
Interest income	-	443
Amortization of note discount	(68,209)	-
Interest expense	(14,932)	(1,900)
Total other income and expense	(83,141)	(1,457)
Net loss before taxes	(5,702,343)	(670,979)
Taxes	(2,000)	(554)
Net loss from continuing operations	(5,704,343)	(671,533)
Discontinued Operations:
Gain from discontinued operations	6,450	-
Net loss	(5,697,893)	(671,533)
Less: deemed dividend on warrant extension	(3,384,730)	-
Net loss applicable to common shareholders	$ (9,082,623)	$ (671,533)

Basic and diluted weighted average shares outstanding	4,428,229	5,215,583
Per Share Amounts applicable to common shareholders for the period per share, basic and diluted:
(Loss) from continuing operations	$ (1.29)	$ (0.13)
(Loss) from discontinued operations	$ -	$ -
(Net Loss) per share	$ (1.29)	$ (0.13)

The accompanying notes are an integral part of these consolidated financial statements.

MediaShift, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2012	2011
OPERATING
Net loss	$ (5,697,893)	$(671,533)
Adjustments to reconcile net loss to cash flows from operating activities:
Stock based compensation	2,865,603	19,378
Depreciation	25,729	2,276
Depletion and accretion	2,740	-
Amortization of note discount	68,209	-
Fair value of common stock and common stock warrants issued for services rendered	-	-
(Increase) in accounts receivable	(3,658)	(2,582)
(Increase) in other assets	(434)	-
(Increase) in prepaid expenses	(44,448)	(11,583)
(Increase) in deposits	(10,250)	-
Increase in accounts payable and accrued expenses	87,563	73,394
Increase in liabilities directly associated with assets held for sale	32,210	-
Cash used in operating activities	(2,674,629)	(590,650)
INVESTING
Purchase of property and equipment	(162,873)	(28,950)
Patent costs	(94,501)	(94,370)
Cash used in investing activities	(257,374)	(123,320)
FINANCING
Loan proceeds	1,000,000	110,000
Loan payments	-	(110,000)
Net cash from JMG	1,509,736	-
Exercise of warrants and options	74,497	-
Net proceeds from issuance of preferred stock	602,000	999,999
Cash provided by financing activities	3,186,233	999,999
Net increase in cash and cash equivalents	254,230	286,029
Cash and cash equivalents, beginning of period	648,471	362,442
Cash and cash equivalents, end of period	$ 902,701	$ 648,471

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 14,932	$ 1,900
Income taxes	$ 2,000	$ 554

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extension of warrant expiration date - deemed dividend	$ 3,384,730	$ -

The accompanying notes are an integral part of these consolidated financial statements.

MediaShift, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

for the years ended December 31, 2012 and 2011

	Preferred Stock		Class M Preferred		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	$	Shares	$	Shares	$	$	$	$
Balance at December 31, 2010	3,492,061	3,492	-	-	5,215,583	10,431	625,557	(239,128)	400,352
Series B preferred stock	2,191,838	2,192	-	-		-	997,807	-	999,999
Stock based compensation	-	-	-	-		-	19,378	-	19,378
Net loss for the year ended December 31, 2011	-	-		-		-	-	(671,533)	(671,533)
Balance at December 31, 2011	5,683,899	5,684	-	-	5,215,583	10,431	1,642,742	(910,661)	748,196
Series C preferred stock	528,070	528	-	-		-	601,472	-	602,000
Exercised warrants, Series A preferred stock	168,651	169	-	-		-	26,394	-	26,563
Exercised options	-	-	-	-	135,302	271	47,663	-	47,934
Stock based compensation	-	-	-	-		-	2,865,603	-	2,865,603
Net equity acquired in JMG Merger	-	-	-	-	2,729,205	5,458	1,048,576	-	1,054,034
Conversion of stock to Class M Preferred	(6,380,620)	(6,381)	169,974	1,700	(5,308,385)	(10,617)	15,298	-	-
Dividends	-	-	-	-		-	(20,894)	-	(20,894)
Beneficial conversion feature on convertible note	-	-	-	-		-	818,503	-	818,503
Extension of warrant expiration dates	-	-	-	-		-	3,384,730	(3,384,730)	-
Net loss for the year ended December 31, 2012	-	-	-	-		-	-	(5,697,893)	(5,697,893)
Balance at December 31, 2012	-	$ -	169,974	$ 1,700	2,771,705	$ 5,543	$ 10,430,087	$ (9,993,284)	$ 444,046

The accompanying notes are an integral part of these consolidated financial statements

.

MediaShift, Inc.

NOTES TO FINANCIAL STATEMENTS

1.  Principal Business Activities:

Organization and Business

MediaShift, Inc. (the "Company") is a development stage company originally incorporated under the laws of the state of Nevada in July 2004 as JMG Exploration, Inc. (“JMG”).  At a Special Meeting of Shareholders (the "Meeting") of JMG Exploration, Inc held on March 4, 2013, JMG shareholders approved the following:

•

An increase in the authorized number of shares of common stock from 25,000,000 to 100,000,000 (the “Authorized Share Increase”);

•

A change in the name from JMG Exploration, Inc. to MediaShift, Inc. (the “Name Change”); and

•

A reverse stock split of common stock of one share for every two (1-for-2) shares outstanding.

All share and per share information, including earnings per share, in this Form 10-K have been retroactively adjusted to reflect this reverse stock split and certain items in prior period financial statements have been revised to conform to the current presentation.

MediaShift’s wholly owned subsidiary, Ad-Vantage Networks, Inc. (“Ad-Vantage”), is a development stage company engaged in digital advertising technology services. Ad-Vantage was formed as a Delaware Limited Liability Corporation (LLC) on February 23, 2010 and on July 7, 2010 was converted to a Delaware Corporation.

On July 6, 2010, Ad-Vantage completed a reorganization in which the predecessor to the Company, Ad-Vantage Networks, LLC, was converted into Ad-Vantage (the “Conversion”). As part of the Conversion, Ad-Vantage issued 10,000,000 shares of common stock.

Liquidity

The Company faces certain risks and uncertainties which are present in many emerging technology companies regarding product development, future profitability, ability to obtain future capital, protection of patents and property rights, competition, rapid technological change, government regulations, recruiting and retaining key personnel, and third party vendors and manufacturers.

As of December 31, 2012, the Company had an accumulated deficit of $9,993,284 and had insufficient working capital to fund development and commercial rollout of our technology. In November 2012 the Company received proceeds of $1,000,000 pursuant to the issuance of promissory notes.  During the first quarter of 2013, the Company received approximately $7,000,000 pursuant to a private placement of 8% convertible promissory notes (see “Subsequent Events”). A total of $2,250,000 of the proceeds was used to finance the Travora acquisition (see “Subsequent Events”). The balance of the proceeds will be used to finance our remaining financial commitments pursuant to the Travora acquisition and for working capital purposes.

Merger with Ad-Vantage

On August 31, 2012, Ad-Vantage consummated a reverse triangular merger (the “Merger”) with a wholly owned subsidiary of JMG pursuant to which Ad-Vantage became the surviving entity of the Merger and Ad-Vantage became a wholly owned subsidiary of JMG. The transaction has been accounted for as a reverse acquisition and the accompanying financial statements are those of Ad-Vantage. As required by accounting guidance, authorized shares, issued and outstanding shares and per share amounts have been retroactively restated throughout these consolidated financial statements and the accompanying notes to reflect JMG’s capital structure.

JMG had minimal ongoing business operations prior to the Merger consisting of payments from oil and gas properties. Assets consisting primarily of cash and oil and gas properties totaling $1,522,737 were acquired and certain current liabilities of $401,864 were assumed from JMG. Because The Merger is being treated as a capital transaction, whereby Ad-Vantage Networks, Inc. acquired the net monetary assets of JMG, accompanied by a recapitalization of Ad-Vantage Networks, Inc. As such, no fair value adjustments were necessary for any of the assets acquired or liabilities assumed.

The net equity acquired from JMG as the result of the Merger was $1,054,034 and was recorded as an addition to additional paid in capital. Pursuant to and in connection with the Amended and Restated Merger Agreement and the Merger:

•

JMG issued 169,973.88 shares of Class M Preferred Stock (the “Class M Preferred”), a newly authorized class of JMG preferred stock, as consideration for the Merger.  Each issued and outstanding share of Ad-Vantage common stock and Ad-Vantage preferred stock (collectively, “Ad-Vantage Capital Stock”) was exchanged for 0.01 fully paid and nonassessable share of Class M Preferred (the “Exchange Ratio”).

•

JMG covenanted, as soon as reasonably practicable following the consummation of the Merger and subject to compliance with applicable law, to (i) cause its authorized number of shares of common stock to be increased from 25,000,000 to 100,000,000 (the “Authorized Share Increase”) and (ii) effect a one-for-two reverse stock split of its issued and outstanding shares of common stock (the “Reverse Stock Split”).

•

Upon the consummation of the Authorized Share Increase and the Reverse Stock Split, the shares of Class M Preferred issued in exchange for the shares of Ad-Vantage Capital Stock shall automatically convert (the “Automatic Conversion”) into shares of JMG’s common stock, at the ratio of 100 shares of common stock for each share of Class M Preferred (the “Conversion Ratio”). The Automatic Conversion occurred on March 4, 2013.

•

After giving effect to the Reverse Stock Split and the Automatic Conversion, JMG will have approximately 19,769,093 shares of common stock outstanding, of which 16,997,388 shares will have been issued (giving effect to the Automatic Conversion) to complete the Merger.

•

All issued and outstanding options to acquire shares of Ad-Vantage common stock (collectively, “Ad-Vantage Options”) were converted into options to acquire shares of Class M Preferred (collectively, “Parent Class M Preferred Stock Options”) at the Exchange Ratio, with such Class M Preferred Stock Options having the same terms and being subject to the same conditions as the Ad-Vantage Options, provided, however, that upon the consummation of the Authorized Share Increase and the Reverse Stock Split all of the Class M Preferred Stock Options shall, without the requirement of any further action, convert into options for shares of JMG common stock, with such conversion occurring at the Conversion Ratio. No Ad-Vantage Option had accelerated vesting in connection with the Merger.

•

JMG extended the term of its four classes of warrants with exercise prices, respectively, of $8.50, $10.00, $12.00, and $14.00 to an expiration date 18 months after the consummation of the Merger.

•

Each of those persons serving prior to the Merger as a director of JMG resigned from the Board, with such resignations becoming effective as of September 16, 2012 (upon expiration of the applicable waiting period in compliance with the provisions of Rule 14f-1 (“Rule 14f-1”) of the Exchange Act of 1934, as amended (the “Exchange Act”)).

•

Each of David S. Grant and Sanjeev Kuwadekar became directors of the Company, effective upon the consummation of the Merger, and each of Donald Wells, Ed Cerkovnik and Robert Burg became directors of the Company as of September 16, 2102 upon expiration of the applicable waiting period in compliance with the provisions of Rule 14f-1.

•

Those persons serving as officers of JMG prior to the Merger resigned upon the consummation of the Merger and those persons serving as officers of Ad-Vantage became officers of JMG.

•

The Merger resulted in the pre-Merger stockholders of JMG owning approximately 13.8% of Ad-Vantage and the Ad-Vantage Stockholders, as a group, owning the balance.

•

Certain members of the Ad-Vantage executive team agreed to lock-up, for a period of twelve months following the closing of the Merger, the shares of JMG’s Class M Preferred  to be received by them in connection with the Merger, and the shares of JMG’s common stock which those shares of Class M Preferred will convert into at the Automatic Conversion.

2. Summary of Significant Accounting Policies

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

Presentation

The accompanying consolidated financial statements include the accounts of MediaShift, Inc. and our subsidiary Ad-Vantage Networks, Inc. Intercompany balances have been eliminated in consolidation. On March 4, 2013, the Company announced the effectiveness of a one-for-two reverse stock split. All share and per share information, including earnings per share, in this Form 10-K have been retroactively adjusted to reflect this reverse stock split and certain items in prior period financial statements have been revised to conform to the current presentation. Our net loss is equivalent to our comprehensive loss so we have not presented a separate statement of comprehensive loss.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions by management that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at the date of purchase of three months or less to be cash equivalents.

Cash Concentration

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The company has not experienced any losses in such accounts and does not believe that it is exposed to any significant credit risk on cash.

Fair value of Financial Instruments

The estimated fair values are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of all financial instruments on the Company's balance sheets were determined by using available market information and appropriate valuation methodologies.  Fair value is described as the amount at which the instrument could be exchanged in a current transaction between informed willing parties, other than a forced liquidation.  However, considerable judgment is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.  The Company does not have any off balance sheet financial instruments.

Trade accounts receivable, accounts payable and certain other current assets and liabilities are reported on the balance sheet at carrying value which approximates fair value due to the short-term maturities of these instruments.

The fair value of the Company’s debt is estimated based on current rates offered to the Company for similar debt and approximates carrying value.

Property and Equipment

Depreciation of property and equipment is provided for by the straight-line method over the three to seven year estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the assets’ useful lives or the remaining term of the lease.

Impairment of Long-Lived Assets

When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as competition, regulation, or environmental matters could cause us to change our estimates, thus impacting the future calculation of depreciation and depletion. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. Estimates of future discounted cash flows and fair values of assets require subjective assumptions with regard to future operating results and actual results could differ from those estimates.

Intangible Assets

The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends, and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Patents

Legal costs, patent registration fees, and models and drawings required for filing patent applications are capitalized if they relate to commercially viable technologies. Commercially viable technologies are those technologies that are projected to generate future positive cash flows in the near term. Legal costs associated with applications that are not determined to be commercially viable are expensed as incurred. All research and development costs incurred in developing the patentable idea are expensed as incurred. Legal fees from the costs incurred in successful defense to the extent of an evident increase in the value of the patents are capitalized.

Revenue Recognition

The Company earns revenue from ads placed on web pages viewed on internet access providers’ proprietary networks. Revenues are earned when end users view the advertisements. The Company accrues any revenue sharing percentage with the network provider at the same time.

Income Taxes

The Company accounts for income taxes using the asset and liability method of accounting for deferred income taxes.

The provision for income taxes includes federal and state income taxes currently payable and deferred taxes resulting from temporary differences between the financial statement and tax bases of assets and liabilities.  Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

With respect to uncertain tax positions, the Company would recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits to be recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The Company’s reassessment of its tax positions did not have a material impact on its results of operations and financial position.

Advertising

Advertising costs are charged to expense as incurred and were as follows:

	Year ended December 31,
	2012	2011
Advertising costs	$ 64,205	-

Research and Development

Research and development costs are expensed as incurred and were as follows:

	Year ended December 31,
	2012	2011
Research and development costs	$ 202,703	$ 134,296

Stock-based compensation

The Company accounts for the cost of Director/employee/adviser services received in exchange for the award of common stock options or warrants based on the fair value of the award on the date of grant. The fair value of each stock option grant or warrant was estimated on the date of grant using the Black-Scholes option-pricing model. The expected life assumption is based on the expected life assumptions of similar entities. Expected volatility is based on actual share price volatility of the Company’s stock of the preceding twelve months. The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term used as the input to the Black-Scholes model. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods as options vest, if actual forfeitures differ from those estimates.

The Company recognizes stock-based compensation expense as a component of salary and other compensation expenses in the statements of operations as follows:

	Year ended December 31,
	2012	2011
Salary and other compensation expense	$4,205,730	$ 136,225

Fair Value Measurements

The fair value hierarchy established by ASC 820 “Fair Value Measurements and Disclosures” prioritizes the inputs used in valuation techniques into three levels as follows:

•

Level 1 - Observable inputs - unadjusted quoted prices in active markets for identical assets and liabilities;

•

Level 2 - Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

•

Level 3 - Unobservable inputs - includes amounts derived from valuation models where one or more significant inputs are unobservable.

Net Loss per Common Share

Loss per share ("EPS") is computed based on weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net loss per share for the years ended December 31, 2012 and 2011 because their effect would be antidilutive. The following shares were accordingly excluded from the net income/loss per share calculation.

	Years ended December 31,
	2012	2011
Stock warrants	2,131,276	84,326
Stock options	402,500	298,342
Stock options - Class M	18,650	-
Total shares excluded	2,552,426	382,668

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, Fair Value Measurement (“ASU 2011-04”), which amended ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the disclosure requirements. ASU 2011-04 will be effective for us beginning January 1, 2012. The adoption of ASU 2011-04 did not have a material effect on our financial statements or disclosures.

Management evaluates events occurring to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through March 11, 2013, which is the date financial statements were available to be issued.

3.  Property and Equipment

Property and equipment, at cost, consists of the following:

	December 31,
	2012	2011
Furniture and fixtures	$ 16,609	$ -
Computer and office equipment	168,818	28,950
Leasehold improvements	6,396	-
Accumulated depreciation	(28,004)	(2,276)
Property and equipment, net of depreciation	$ 163,819	$ 26,674

4.  Patents

The Company has filed for domestic and international patent protection on its technology. In the United States, one patent has been issued and four are pending. Internationally, no patents have been issued. Patents, at cost, consist of the following:

December 31,
	2012	2011
Patents	$ 215,070	$ 141,463
Accumulated amortization	-	-
Patents, net of amortization	$ 215,070	$ 141,463

5. Commitments and Contingencies

Operating Leases - In January 2012, the Company entered into an operating lease agreement that commenced February 2012 for its primary offices in Glendale, California which expires on February 19, 2014.

Future minimum lease commitments are as follows:

Years ending December 31,	Amount
2013	115,767
2014	15,391
$ 131,158

6.   Note Payable and Convertible Note and Warrants

In March 2011, the Company entered into a lending facility that provides for advances of up to $500,000 with interest at 12% per annum payable monthly. The facility was provided by an investor in our preferred stock (Note 9).  As of December 31, 2011 and 2012, there was no balance outstanding on the facility.

On November 5, 2012, the Company issued an aggregate of $500,000 in two year 10% convertible notes to two investors, and on November 7, 2012 the Company issued an aggregate of $500,000 in two year 10% convertible notes to three additional investors. The notes may be prepaid by the Company with fifteen days’ notice, and may be converted into the Company’s common stock at the lesser of 80% of the Company’s fair market value at the time of conversion or $8.00 per share. The notes were issued with two year warrants to purchase an aggregate of 100,000 common shares at $6.50 per share. The warrants are exercisable immediately after issuance and expire in 2 years. The fair value of the warrants of $284,251 was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: dividend yield of 0%, expected volatility of 102% and 104%, risk free interest rate of 0.28% and 0.27% and a contractual life of two years. The Company recorded the fair value of the warrants of $284,251 to loan warrant discount as a contra liability offsetting the respective term loan amounts on the Balance Sheet.

The fair value of the conversion feature on December 31, 2012 calculated using the Black Scholes model totaled $534,251 and is reflected as a discount to the convertible note. The discount attributable to the issuance date aggregate fair value of the conversion options and warrants, totaling $818,502, was amortized using the straight line interest method over the term of the Note. The intrinsic value of the conversion option in the Note totaling $534,251 was calculated in accordance with ASC 470 and recorded, on the issuance date, as additional paid in capital and a corresponding reduction of the carrying value of the Note.

7.   Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 25,000,000 shares of Common Stock (increased to 100,000,000 effective March 4, 2013.)  As of December 31, 2012, there are 2,771,705 shares of Common Stock issued and outstanding. The holders of our Common Stock are entitled to one vote per share. The holders of our Class M Preferred Stock are entitled to 200 votes for each Class M Preferred share they own on all matters to be voted on by the stockholders. All shares of Common Stock and Series M Preferred Stock are entitled to participate in any distributions or dividends that may be declared by the Board of Directors, subject to any preferential dividend rights of outstanding shares of our Preferred Stock. Subject to prior rights of creditors, all shares of Common Stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets. Our Common Stock has no preemptive or conversion rights or other subscription rights.

Preferred Stock

There are 10,000,000 shares of Preferred Stock authorized for issuance. As of December 31, 2012, there are 169,973.88 shares of Series M Preferred Stock issued and outstanding.

Series M Preferred Stock

In connection with the Ad-Vantage merger and pursuant to the filing of a Certificate of Designation with the Nevada Secretary of State on August 28, 2012, the Board of Directors of the Company authorized the issuance of Class M Preferred Stock. Pursuant to the Merger Agreement, the Company agreed to issue shares of its Class M Preferred to the Ad-Vantage Owners in exchange for the shares of Ad-Vantage common stock and preferred stock (and to issue new options for shares of Ad-Vantage common stock underlying Ad-Vantage options).

Holders of the Class M Preferred are entitled, on a post-Automatic Conversion basis, to the same rights and privileges, including voting rights, as holders of our common stock. The holders of our Class M Preferred Stock are entitled to 100 votes per share and one vote per common share on a post-Automatic Conversion and post-Reverse Stock Split basis on all matters to be voted on by the stockholders.  Pursuant to the Merger Agreement, the Company increased the number of shares of common stock that the Company is authorized to issue from 25,000,000 shares to 100,000,000 shares (the “Authorized Share Increase”). The Authorized Share Increase was effected by the Company filing an amendment to its Articles of Incorporation pursuant to a special meeting of shareholders on March 4, 2013.  Upon the effectiveness of the Authorized Share Increase on March 4, 2013, all of the issued and outstanding shares of Class M Preferred automatically convert into shares of the Company’s common stock at the Exchange Ratio of 100:1 upon regulatory approvals and filings.

Warrants and Options

As of December 31, 2012, we have the following warrants and options outstanding:

Common Stock Warrants

Warrant summary	Number of warrants outstanding	Exercise price	Maximum proceeds	Expiration Date
Warrants issued in the preferred stock private placement	184,625	$ 12.00	2,215,494	02/28/2014
Warrants issued upon conversion of preferred stock	869,750	$ 8.50	7,392,875	02/28/2014
Warrants issued our initial public offering	881,901	$ 10.00	8,819,010	02/28/2014
Warrants issued to our underwriters	95,000	$ 14.00	1,330,000	02/28/2014
Warrants issued with convertible notes	100,000	$ 6.50	650,000	11/05/2014
Total	2,131,276	various	20,407,379	various

On November 21, 2012, the Board of Directors authorized extending the expiration date of the warrants outstanding prior to the Merger to February 28, 2014. Except as so extended all other provisions of each class of warrants have not been altered or otherwise amended. A deemed dividend of $3,384,730 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

Options

We assumed the option plan of Ad-Vantage, under which options for the purchase of 3,729,916 shares of Ad-Vantage common stock were outstanding at the closing of the Merger (the “Outstanding Ad-Vantage Options”).  The Outstanding Ad-Vantage Options were converted into options to purchase 37,299.16 shares of Class M Preferred (which represents 3,729,916 shares of the Company’s Common Stock after giving effect to the Automatic Conversion). The Outstanding Ad-Vantage Options expire in 2021 and 2022.  At the closing of the Merger, there were 42,500 options outstanding to purchase the Company’s Common Stock, of which 42,500 were exercised in October, 2012. A total of 390,000 incentive stock options to purchase the Company’s common stock were granted in October, 2012. As of December 31, 2012, there were 390,000 options outstanding to purchase the Company’s Common Stock.

The Ad-Vantage Board of Directors adopted the Ad-Vantage Plan in September 2010. The Ad-Vantage Plan provided long-term incentives to employees, members of the Board, and advisers and consultants of the Company who were able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives. Provisions such as vesting, repurchase and exercise conditions and limitations were determined by the Ad-Vantage Board of Directors on the grant date. The total number of shares that could be issued pursuant to the Ad-Vantage Plan could not exceed 1,250,000 shares, subject to adjustment in the event of certain recapitalizations, reorganizations, and similar transactions.

As of December 31, 2012, 1,115,521 options had been granted under the Ad-Vantage Plan, and 929,917 remained outstanding at the time of the Merger, at which time they were exchanged for 92,991.70 Class M Preferred Options. No options will be granted under the Ad-Vantage Plan following the Merger.

A total of 390,000 common stock options were granted under the Company’s premerger option plan (JMG Exploration, Inc. Equity Compensation Plan- the “JMG Plan”) during the year ended December 31, 2012, which are exercisable at $7.96 per share with 25% vesting on October 1st, 2013, and 1/36 of the remainder vesting on the first of each month thereafter. A total of 42,500 common stock options were outstanding at JMG prior to the merger with Ad-Vantage, of which no options remain unexercised as of December 31, 2012. Options granted by the Company following the Merger will be granted under the JMG Plan.

In June 2012, 117,500 JMG Common Stock Options were exercised providing proceeds of $51,700. In July 2012, 25,000 JMG Common Stock Options were exercised providing proceeds of $7,700. In October 2012, 42,500 JMG Common Stock Options were exercised providing proceeds of $18,700. In October, 2012, common stock options were issued under the JMG Plan to an employee to purchase 390,000 shares of the Company’s Common Stock at $7.96 per share.

The following summaries information concerning outstanding and exercisable stock options:

	Number of Options	Weighted average exercise price per share	Weighted- Average Remaining Contractual Life
Exercisable as at December 31, 2010	227,500	$0.44	-
Cancelled	(50,000)	$0.44	-
Exercisable as at December 31, 2011	177,500	$0.44	-
Exercised	(177,500)	$0.44	-
Granted	390,000	$7.96	6.79 years
Outstanding at December 31, 2012	390,000	$7.96	6.79 years

Class M Preferred Stock options

Upon the merger, all issued and outstanding options, warrants and other rights to acquire shares of Ad-Vantage common stock (collectively, “Ad-Vantage Options”) were converted into options, warrants or other rights to acquire shares of Class M Preferred (collectively, “Parent Class M Preferred Stock Options”) at the Exchange Ratio, with such Class M Preferred Stock Options having the same terms and being subject to the same conditions as the Ad-Vantage Options, provided, however, that upon the consummation of the Authorized Share Increase and the Reverse Stock Split all of the Class M Preferred Stock Options shall, without the requirement of any further action, convert into options for shares of MediaShift common stock, with such conversion occurring at the Conversion Ratio.  No Ad-Vantage Option has accelerated vesting in connection with the Merger.

During the year ended December 31, 2012, Ad-Vantage granted 518,837 (5,188.37 of Class M Preferred) stock options under the Ad-Vantage Plan to certain employees, directors, and advisers, respectively. A total of 150,000 (1,500 of Class M Preferred) options vest monthly over a 24 month period and 368,837 (3,688.37 Class M Preferred) options vest one quarter (1/4) after one year and the balance over a 36 month period. Ad-Vantage also issued 2,799,999 non-qualified stock options outside the Ad-Vantage Plan to be allocated among senior management, fully vesting at the closing of the Merger with JMG and exercisable at $1.14 per share. These stock options were converted into options to purchase 27,999.99 shares of Class M Preferred (which represents 2,799,999 shares of the Company’s Common Stock after giving effect to the Automatic Conversion).

A summary of Ad-Vantage common stock option activity from February 23, 2010 (Date of Inception) through December 31, 2012 is as follows:

	Number of Options	Weighted Average exercise price per share	Weighted- Average Remaining Contractual Life
Outstanding at Inception (February 23, 2010)	-	-
Granted, Ad-Vantage Common Stock	302,000	$0.1575	5.65 years
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding at December 31, 2010, Ad-Vantage Common Stock	302,000	$0.1575	5.65 years
Granted, Ad-Vantage Common Stock	75,500	$0.1575	6.28 years
Granted, Ad-Vantage Common Stock	219,184	$0.4562	6.96 years
Exercised	-	-
Forfeited	-	-
Expired	-	-

Outstanding at December 31, 2011, Ad-Vantage Common Stock	596,684	$0.2672	6.21 years
Granted, Ad-Vantage Common Stock	518,837	$1.1400	6.78 years
Exercised	(185,604)	$0.1575
Granted, Ad-Vantage Common Stock upon Merger	2,799,999	$1.1400	6.87 years
Exchange Conversion from Ad-Vantage Common Stock to Class M Preferred	(3,692,617)	$-
Forfeited	-	-
Expired	-	-
Outstanding at December 31, 2012, Class M Preferred	37,299	$1.0493	6.47 years

The exercise price and vesting period of each stock option is specified by the Board of Directors at the time of grant. The stock options expire seven years after the grant date, except for the stock options vesting upon the Merger, which expire six years after the vesting date.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expected life assumption is based on the expected life assumptions of similar entities. Expected volatility is based on actual share price volatility of similar companies of the preceding twelve months. The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with an expected term ranging from 2.5 to 5 years used as the input to the Black-Scholes model. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods as options vest, if actual forfeitures differ from those estimates. During the years ended December 31, 2012 and 2011, the Company experienced no forfeitures.

The weighted average grant date fair value of options granted during 2012 and 2011 amounted to $0.654 and $0.338 per option, respectively, using the Black Scholes pricing model using the following assumptions:

For the year ending:	December 31,
	2012	2011
Weighted average risk-free interest rate	0.90%	1.72%
Expected life in years	7.00	7.00
Expected volatility	78%	82%
Expected dividends	0	0

As of December 31, 2012 there was $2,845,823 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 7.90 years.

The following table summarizes information about stock options outstanding at December 31, 2012:

Options outstanding				Options exercisable
Exercise prices	# of shares outstanding	Weighted Average Remaining Contractual Life	Exercise price	# of shares outstanding	Weighted Average Remaining Contractual Life	Exercise price
Common Stock Options:
$7.96	390,000	6.79 years	$7.96	-	6.79 years	$7.96
	390,000			-

Class M Preferred Stock Options:
$15.75	1,510	4.75 years	$15.75	1,510	4.75 years	$15.75
$15.75	409	5.28 years	$15.75	341	5.28 years	$15.75
$45.62	2,192	5.96 years	$45.62	2,192	5.96 years	$45.62
$114.00	438	6.39 years	$114.00	-	-	-
$114.00	100	6.39 years	$114.00	-	-	-
$114.00	100	6.39 years	$114.00	-	-	-
$114.00	1,000	6.39 years	$114.00	-	-	-
$114.00	250	6.39 years	$114.00	-	-	-
$114.00	500	6.60 years	$114.00	-	-	-
$114.00	1,300	6.60 years	$114.00	-	-	-
$114.00	500	6.60 years	$114.00	146	6.60 years	$114.00
$114.00	500	6.60 years	$114.00	125	6.60 years	$114.00
$114.00	500	6.64 years	$114.00	83	6.64 years	$114.00
$114.00	28,000	6.62 years	$114.00	28,000	6.62 years	$114.00
	37,299			32,397

Intrinsic Value of options outstanding and options exercisable For the year ended December 31, 2012
Intrinsic Value of Options Outstanding	Intrinsic Value of Options Exercisable	Intrinsic Value of Options Exercised
$ 338,416	$ 331,719	n/a

Dividend

In July 2012, the Company licensed certain specific noncore intellectual property and technology to an affiliated entity in exchange for all of the membership interest in the affiliated entity. The membership interests in the affiliated entity were then distributed as a dividend to the shareholders of record of the Company as of July 2, 2012. The value of the intellectual property was approximately $20,000.

Deemed Dividend

On November 21, 2012, the Board of Directors authorized extending the expiration date of the outstanding warrants to February 28, 2014. Except as so extended all other provisions of each class of warrants have not been altered or otherwise amended. A deemed dividend of $3,384,730 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

8.   Income Taxes

Ad-Vantage files income tax returns in the U.S. federal jurisdiction and the state of California. There are currently no income tax examinations underway for these jurisdictions since December 31, 2010 is the initial tax filing period.

Ad-Vantage provides deferred income taxes for differences between the tax reporting bases and the financial reporting bases of assets and liabilities. Ad-Vantage had no unrecognized income tax benefits. Should Ad-Vantage incur interest and penalties relating to tax uncertainties, such amounts would be classified as a component of interest expense and operating expense, respectively. Unrecognized tax benefits are not expected to increase or decrease within the next twelve months.

Provision for (benefit from) income taxes from continuing operations consists of the following:

	2012	2011
Current:
Federal	$ -	$ -
State	2,400	800
	2,400	800
Deferred:
Federal	(1,870,543)	2,442
State	(320,837)	-
Valuation allowance	2,191,380	(2,442)
	-	-
Total	$ 2,400	$ 800

The benefit from income taxes differs from the amount computed by applying the federal statutory income tax rate to losses from continuing operations before income taxes. The sources and tax effects of the differences are as follows:

	2012	2011
Statutory Rate	34.0%	34.0%
State Income Taxes, Net of Federal Benefit	5.8%	-0.4%
Permanent items	-15.7%	0.0%
Change in valuation allowance	-24.1%	1.2%
Prior year true up	-0.1%	-35.2%
Other	0.1%	0.0%
Tax Rate	-0.0%	-0.4%

Deferred income taxes on the balance sheet result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability at December 31 are as follows:

	2012	2011
Deferred tax assets:
Bad debt allowance	$ 14,076	$ 28,152
Compensation accruals	27,577	-
Accrued expenses	24,546	-
Other - Current	-
Subtotal Current	$ 66,199	$ 28,152
Stock based compensation	$ 1,096,204	$ -
Depreciation	3,248	-
NOL carryforwards	1,385,620	-
NOL carryforwards - JMG	7,404,603	7,110,663
Property basis difference	416,917	415,935
Other - Noncurrent	31,277
Subtotal Noncurrent	$ 10,337,869	$ 7,526,598
Net deferred tax asset/(liabilities)	$ 10,404,068	$ 7,554,750
Valuation allowance	(10,404,068)	(7,554,750)
	$ -	$ -

As of December 31, 2012, Ad-Vantage has net operating losses for federal and state income tax purposes of approximately 3,639,000 which are available for application against future taxable income and which will start expiring in 2031. The benefit associated with the net operating loss carry forward will more likely than not go unrealized unless a future operation is successful. Since the success of future operations is indeterminable, the potential benefits resulting from these net operating losses have not been recorded in the financial statements.

9.   Related Party Transactions

The Company utilizes the programming services of a company managed by its Chief Technology Officer. Payments to this company were $198,492 and $100,046 for the years ended December 31, 2012 and 2011, respectively.

In March 2011, the Company entered into a lending facility that provides for advances of up to $500,000 with interest at 12% per annum payable monthly. The promissory note was provided by an investor in Ad-Vantage’s preferred stock. The lending facility matures in 36 months and any principal balance is due and payable 90 days after the note matures and the Company has received written notice of demand for payment. A total of $80,000 was borrowed under this promissory note on September 1, 2011 and an additional $30,000 on October 3, 2011. All outstanding balances under this facility were paid in full on November 1, 2011.

On July 12, 2012, Ad-Vantage borrowed $1,400,000 from JMG in anticipation of the Merger of the two companies pursuant to a senior secured promissory note. The note was secured by a lien on all assets of the Company, bears interest at 10% per annum and was due and payable in full on or before the earliest of: (a) the Closing Date of the Merger, (b) January 9, 2014 and (c) the date of any default as specified by the note. The note was converted on September 1, 2012 at the time of the Merger between the two companies into an intra-company obligation that eliminates in consolidation.

10.  Discontinued Operations

In connection with the Merger between JMG and Ad-Vantage, the Company agreed to, as soon as practicable after the Closing, sell all of the “Oil and Gas Properties” identified in the Company’s most recent 10-K filed with the SEC (the “O&G Operations” and the “O&G Sale”) or at its option cause the O&G Operations to be spun off for the benefit of the Company’s pre-Merger stockholders as soon as may be practicable following completion of the Merger (the “O&G Spinoff”).

Effective November 21, 2012, the Board of Directors authorized management to pursue the spin-off of the Oil and Gas operations (“O&G Operations”) following management’s determination that the O&G Operations were not material to the operations, assets or future commercial activity of MediaShift. The following steps are expected to occur in connection with the proposed spin-off:

1.

The O&G Operations, including all related assets and liabilities, will be contributed to a new corporation, to be domiciled in Nevada ("JMG Oil") in exchange for 500,000 shares of JMG Oil. Thereafter JMG Oil intends also to issue 4,500,000 of its shares to unrelated accredited investors for $50,000 and certain indemnities relating to the O&G Operations.

2.

The Company proposes to spin off its 500,000 shares of JMG Oil (the "Dividend") to Pre-Merger JMG Stockholders. Based on the Corporation having 5,458,405 shares of its common stock outstanding immediately prior to the Merger, the Corporation anticipates that on distribution the Pre-Merger JMG Stockholders will receive 0.0916019 of a share of JMG Oil for each share of the Corporation's common stock owned by them prior to the Merger.

3.

JMG Oil will bear the costs and expenses of these transactions.

The completion of the spin-off transaction outlined above is deemed to be in the best interests of the Company, may require regulatory approvals and is subject to execution of definitive agreements. No assurance can be given that the spin-off of the Oil and Gas operations will occur or, if it does occur, that the shares of JMG Oil will have any liquidity or value to JMG shareholders.

11.  Subsequent Events

Acquisition of Ad Network Assets of Travora Media

On February 6, 2013, Travora Networks, Inc. (“TNI”), a wholly owned subsidiary of MediaShift, Inc. executed an asset purchase agreement with Travora Media, Inc. (“Travora” or “Seller”) to acquire Travora’s digital advertising network business. Headquartered in New York City, Travora provides an established publishing network, advertiser and agency relationships, and an experienced ad sales and ad operations team. Travora represents over 300 established travel brands across desktop, tablet, and mobile platforms, including Fodor’s, Viator, and Vayama. Travora achieved revenues of approximately $13.0 million in 2011. TNI will retain approximately 20 of Travora’s former employees and will continue to operate out of New York City.

The fair value of the consideration to Seller is as follows:

Cash consideration to Seller		$ 500,000
Payment of Eastward Capital Partners debt		1,750,000
Assumption of Eastward Capital Partners debt		2,250,000
Balance of consideration to be paid in MediaShift common stock (“Closing Shares”)	700,000
Less allowance for audit expenses	(70,000)
Less amount of Aged Accounts Payable	(138,000)
Less estimated reduction for Target Working Capital deficiency	(600,000)	(108,000)
Preliminary consideration		$ 4,392,000

Potential adjustments to purchase price:
Potential earn-out consideration for publisher retention		1,000,000
Potential earn-out consideration for revenue targets		2,000,000
Total potential additional consideration		$ 3,000,000

As part of the purchase price paid in the transaction, TNI assumed Seller’s $4,000,000 obligations to Eastward Capital Partners, pursuant to the terms of that certain Master Lease Agreement No. 527 dated as of January 13, 2012, by and between Travora Media, Inc. and Eastward Capital Partners V, L.P. as modified by Letter Agreement.

Within ninety (90) days following the closing date, TNI shall prepare and deliver to the Seller a closing statement and its calculation of the working capital deficit or working capital surplus, if any, at the date of purchase.  The closing statement shall be prepared in accordance with GAAP, certified by an officer of TNI and prepared applying the same methodology as was applied by TNI and the Seller in calculating the Target Working Capital.

Within five (5) Business Days following the determination of the closing statement, if there is a working capital surplus, TNI shall pay to the Seller an amount equal to such working capital surplus by an increase in the number of Closing Shares equal to the dollar value of such excess, and if there is a working capital deficit, the Seller shall pay to TNI an amount equal to such working capital deficit by a reduction and forfeiture of the number of Closing Shares equal to the dollar value of such working capital deficit, or if the value of the Closing Shares is less than such working capital deficit, TNI shall reduce the amount of earnout payments owed or payable to Seller by an amount equal to the amount by which such working capital deficit exceeds the value of the Closing Shares. A preliminary analysis of working capital as of the closing date indicates that the working capital deficit (as defined in the Asset Purchase Agreement) may be approximately $600,000.  Consequently, it is not currently anticipated that any Closing Shares will be issued to the Seller in this transaction.

The acquisition will be accounted for using the acquisition method of accounting.  Accordingly, the assets acquired and liabilities assumed will be measured at their estimated fair value at the acquisition date.  Travora’s results of operations will be included in the Company’s consolidated financial statements from February 1, 2013.

The significant identifiable tangible assets acquired include primarily accounts receivable and property, plant and equipment.  Intangible assets include contracts, business relationships, trademarks and domain names. The Company will determine the fair value of the tangible and intangible assets acquired for the acquisition, but does not have the information necessary for such an allocation at this time.

Earnout Consideration

Publisher Retention Earnout Payments

The Seller shall be entitled to receive, in two installments, Publisher Retention Earnout Payments equaling, in the aggregate, up to $1,000,000.   In the event that the number of Publishers retained by the Company for the initial 180 day period following the Closing Date is equal to or exceeds eighty-five percent (85%) of the Baseline Number of Publishers, the Company shall pay to the Seller an amount equal to the product of $500,000 multiplied by a fraction, the numerator of which is the actual number of Publishers retained by the Company and the denominator of which is the Baseline Number of Publishers.

In the event that the number of Publishers retained by the Company for the second 180 day period following the Closing Date is equal to or exceeds the Baseline Number of Publishers, the Company shall pay to the Seller an amount equal to the product of $500,000 multiplied by a fraction, the numerator of which is the actual number of Publishers retained and the denominator of which is Baseline Number of Publishers.

Notwithstanding the foregoing, if any three (3) of the Seller’s Major Publishers, in the aggregate, cease doing business with TNI during the initial publisher retention earnout period, then no initial publisher retention earnout payment or second publisher retention earnout payment shall be paid to the Seller and if during the second publisher retention earnout period, then no second publisher retention earnout payment shall be paid to the Seller.

Revenue Goal Earnout Payments

The Seller shall be entitled to receive, in two installments, Revenue Goal Earnout Payments equaling, in the aggregate, up to $2,000,000.  In the event that Ad Network Revenue for the period beginning on January 1, 2013 and ending on June 30, 2013 is equal to or exceeds $5,159,700, the Company shall pay to the Seller an amount equal to the lesser of the product of $1,000,000 multiplied by a fraction, the numerator of which is the actual Ad Network Revenue achieved during the Initial Revenue Goal Earnout Period and the denominator of which is $5,733,000 and $1,000,000.

In the event that Ad Network Revenue for the period beginning on July 1, 2013 and ending on December 31, 2013 is equal to or exceeds $6,407,100, the Company shall pay to the Seller an amount equal to the lesser of the product of $1,000,000 multiplied by a fraction, the numerator of which is the actual Ad Network Revenue achieved during the Second Revenue Goal Earnout Period and the denominator of which is $7,119,000 and $1,000,000.

Private placement of 8% convertible promissory notes

During the first quarter of 2013, we have received approximately $7,000,000 pursuant to a private placement of 8% convertible promissory notes (the “Notes”). A total of $2,250,000 of the proceeds was used to finance the Travora acquisition. We will use the balance of the proceeds to finance our remaining financial commitments pursuant to the Travora acquisition and for working capital purposes. The terms of the Notes are as follows:

•

Bearing interest at 8% per annum,

•

Principal and interest due and payable on or before February 15, 2015,

•

Prepayable by the Company upon 30 days’ notice,

•

The Notes are convertible into MediaShift common stock at the rate of $3.00 per share subject to antidilution provisions which provide that if the Company issues securities at a price below the conversion price of the Notes, the conversion price will be reduced to the lower amount,

•

The Notes may be converted at any time prior to maturity date at the option of the holder or the Company, and

•

Note holders received warrants to purchase MediaShift common stock in an amount equal to the number of shares the Notes are convertible into. Half of the warrants are exercisable at $4.00 per share and half are exercisable at $6.00 per share.

The maximum number of common shares that may be issued through, as applicable, the conversion of the Notes and the exercise of the warrants which were sold in this private placement, is 4,666,666 shares.  The Notes were offered and sold by officers and directors of the Company who received no remuneration for the sale of the securities. Sales of the Notes were made pursuant to Section 4(a)(5) and Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder, solely to “accredited investors” as defined in Rule 501(a) of Regulation D.  The securities sold in this transaction were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Travora Media, Inc. and Subsidiary

Consolidated Financial Statements

December 31, 2012

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders

Travora Media, Inc.

New York, New York

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Travora Media, Inc. and subsidiary  (collectively, the “Company”) which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Travora Media, Inc. and subsidiary as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 14 to the consolidated financial statements, the Company disposed of substantially all of their net assets.

/s/ Hein & Associates LLP

Irvine, California

April 24, 2013

TRAVORA MEDIA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2012

ASSETS
Current Assets:
Cash and cash equivalents	$ 391,727
Accounts receivable, net	3,205,925
Prepaid expenses and other current assets	94,348
Total current assets	3,692,000
Furniture, Fixtures and Equipment, net	193,868
Intangible Assets, net	394,760
Security Deposit and Other Assets	245,400
Total Assets	$ 4,526,028
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$ 2,890,475
Long-term debt, current portion	1,521,117
Total current liabilities	4,411,592
Long Term Liabilities	2,563,356
Total Liabilities	6,974,948

Commitments and Contingencies (Note 10)
Shareholders’ Deficit:
Convertible preferred stock, par value $0.00001;
Series A, 706,223 shares authorized, issued and outstanding in 2012	7
Series B, 2,544,854 shares authorized; 2,494,955 shares issued and outstanding in 2012	25
Series C, 3,124,942 shares authorized; 3,083,824 shares issued and outstanding 2012	31
Series D, 2,618,923 shares authorized, issued and outstanding in 2012	26
Common stock, par value $0.00001; 10,500,000 shares authorized; 2,125,390 shares issued and outstanding in 2012	21
Additional paid-in capital	30,298,334
Accumulated deficit	(32,747,364)
Total shareholders’ deficit	(2,448,920)
Total Liabilities and Shareholders’ Deficit	$ 4,526,028

See accompanying notes to these consolidated financial statements.

TRAVORA MEDIA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

Revenues	$ 10,881,149

Cost of Revenues	8,410,886

Gross Margin	2,470,263

Operating Expenses:
Selling, general and administrative	11,836,582
Product development	3,825,883
Depreciation and amortization	168,231
Total operating expenses	15,830,696

Loss from Operations	(13,360,433)

Interest Income	10,188

Loss before Income Taxes	(13,350,245)

Income Tax Expense	12,027

Net Loss	$ (13,362,272)

See accompanying notes to these consolidated financial statements.

TRAVORA MEDIA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2012

	Series A Preferred		Series B Preferred		Series C Preferred		Series D Preferred		Common Stock		Paid-In	Accumulated	Shareholders'
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Capital	Deficit	Deficit

Balance, December 31, 2011	706,223	$ 7	2,494,955	$ 25	3,083,824	$ 31	-	$ -	2,122,500	$ 21	$25,626,833	$(19,385,092)	$ 6,241,825

Eastward Series C Warrant	-	-	-	-	-	-	-		-	-	165,550		165,550

Proceeds From Series D Preferred Shares	-	-	-	-	-	-	2,618,923	26	-	-	4,447,714		4,447,740

Proceeds From Exercised Stock Options	-	-	-	-	-	-	-	-	2,890	-	17		17

Stock-Based Compensation Related to Stock Option Grants	-	-	-	-	-	-	-	-	-	-	57,796		57,796

Stock-Based Compensation Related to Restricted Stock Awards	-	-	-	-	-	-	-	-	-	-	424		424

Net Loss	-	-	-	-	-	-	-	-	-	-		(13,362,272)	(13,362,272)
Balance, December 31, 2012	706,223	$ 7	2,494,955	$ 25	3,083,824	$ 31	2,618,923	$ 26	2,125,390	$ 21	$30,298,334	$(32,747,364)	$(2,448,920)

See accompanying notes to these consolidated financial statements.

TRAVORA MEDIA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

Cash Flows from Operating Activities:
Net loss	$ (13,362,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	168,231
Loss on disposal of assets	11,670
Impairment of goodwill and intangibles	2,330,283
Stock-based compensation	58,220
Provision for doubtful accounts	236,449
Amortization of debt discount	43,458
Changes in operating assets and liabilities:
Decrease in accounts receivable	12,247
Decrease (increase) in prepaid expenses and other assets	66,056
Increase (decrease) in accounts payable and accrued expenses	(1,206,233)
Net cash used in operating activities	(11,641,891)
Cash Flows from Investing Activities:
Purchase of property and equipment	(136,114)
Net cash used in investing activities	(136,114)
Cash Flows from Financing Activities:
Proceeds from issuance of Series D Preferred	2,235,000
Series D Preferred Stock offering costs	(375,509)
Eastward term debt	4,000,000
Comerica A/R line	206,665
Proceeds from common stock option exercise	17
Net cash provided by financing activities	6,066,173
Net (Decrease) Increase in Cash and Cash Equivalents	(5,711,832)
Cash and Cash Equivalents, beginning of year	6,103,559
Cash and Cash Equivalents, end of year	$ 391,727
Supplemental Disclosure Cash Flow Information:
Cash paid for interest	$ 405,233
Cash paid for income taxes paid, net	$ 11,871
Noncash Financing Activities:
Non Cash portion of Series D Preferred stock issuance	$ 2,588,250

See accompanying notes to these consolidated financial statements.

Travora Media, Inc.

Notes to Consolidated Financial Statements

1.

ORGANIZATION:

Travora Media, Inc. (the “Company”) was formerly known as Travel Ad Network, Inc. In April 2012, the shareholders of the Company formed a merger company, Travora Merger Co., a Delaware Corporation (Note 3). On April 26, 2012, Travora Merger Co. acquired The Nile Project, Inc. and simultaneously entered into a qualified reorganization agreement with the Company whereby the Company merged with and into Travora Merger Co. Concurrently, Travora Merger Co. changed their name back to Travora Media, Inc.

Travora Media, Inc. is engaged in two separate business lines. The Ad Network business line engages in the marketing and selling of online advertiser ads to travel service providers through a propriety network of web publishers. See Note 3. The Consumer line owns and operates digital travel websites. See Note 14.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation - The consolidated financial statements include the accounts of Travora Media, Inc. and its wholly owned subsidiary, Travel Ad Network, U.K. Ltd. (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation and Going Concern - The financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying financial statements, which conform to accounting principles generally accepted in the United States of America, is presented below.

The Company’s consolidated financial statements for the year ended December 31, 2012 have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has historically reported net losses, including a net loss of $13,362,274 for the year ended December 31, 2012, and negative cash flows from operations of $11,641,891 for the year ended December 31, 2012. This raises substantial doubt about the Company’s ability to continue as a going concern. The Company has sold virtually all of its assets, has ceased operations and will wind down in 2013. See Note 14. The Company believes that it will be able to utilize the existing funds to complete the wind down.

Fair Values of Financial Instruments  - The estimated fair values are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of all financial instruments on the Company's balance sheets were determined by using available market information and appropriate valuation methodologies.  Fair value is described as the amount at which the instrument could be exchanged in a current transaction between informed willing parties, other than a forced liquidation.  However, considerable judgment is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.  The Company does not have any off balance sheet financial instruments.

Trade accounts receivable, accounts payable and certain other current assets and liabilities are reported on the balance sheet at carrying value which approximates fair value due to the short-term maturities of these instruments.

The fair value of the Company’s debt is estimated based on current rates offered to the Company for similar debt and approximates carrying value.

Revenue Recognition - The Company recognizes revenue when persuasive evidence of an arrangement exists, collection of the related receivable is reasonably assured, the fees are fixed or determinable, and as services are provided. Income is recognized as earned when an ad is either placed for viewing by a visitor to a member network publisher or when the customer “clicks through” on the ad, depending upon the terms with the individual advertiser. In certain cases, the Company records revenue based on available preliminary information from third parties. Collection on the related receivables may vary from the preliminary information based upon third party refinement of the estimated and reported amounts owed that occurs subsequent to period ends.

Cash and Cash Equivalents - The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company deposits its temporary cash with financial institutions and, at times, such balances may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. Restricted cash represents amounts held as deposit on the debt facility. This deposit is classified as security deposits and other assets in the accompanying balance sheet and was $228,353 for the year ended December 31, 2012.

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Allowance for Doubtful Accounts - The allowance is established through a provision for bad debts charged to expense. Receivables are charged against the allowance for uncollectible accounts when management believes that collectability is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on an evaluation of the collectability of accounts receivable, overall accounts receivable quality, review of specific problem accounts receivable, and current economic conditions that may affect the customer’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. Recoveries of receivables previously written off are recorded when received.

The Company also estimates an allowance for sales credits based on historical credits. The allowance for sales credits is the Company’s best estimate of expected future reductions in advertisers’ payment obligations for delivered services.

Furniture, Fixtures and Equipment - Furniture, fixtures and equipment is stated at cost. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets (generally three to five years). The cost of maintenance and repairs are charged to operations as incurred.

Useful lives of fixed assets are as follows:

Computer equipment and software	3 years
Furniture, fixtures and equipment	5 years

Accounting Policy for Impairment of Goodwill - The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over  the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during the year resulted in an impairment loss of $1,021,511 for the year ended December 31, 2012 and is included in operating expenses.

Accounting Policy for Impairment of Intangible Assets - The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash  flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the year ended December 31, 2012, the Company recorded an impairment loss of $1,308,772 related to intangible assets.

Accounting Policy for Deferred Financing Costs - Costs relating to obtaining debt financing agreements are capitalized and amortized over the term of the related debt using the straight-line method. Accumulated amortization at December 31, 2012 was $43,458. Amortization of deferred financing costs charged to operations was $43,458 for 2012. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to operations.

Income Taxes - An asset and liability approach is used for financial accounting and reporting of deferred income taxes. Deferred income tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

On January 1, 2009, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company recognizes interest and penalties, if any, in its provision for income taxes.

Management evaluated the Company’s tax position and concluded that the Company had taken no uncertain tax positions that require adjustments to the consolidated financial statements in order to comply with the provisions of this guidance. The tax years 2008 and later are open and subject to audit by major tax jurisdictions.

Research and Development - Research and Development costs are expensed as incurred and were $290,694 for the year ended December 31, 2012.

Stock-Based Compensation - Stock-based compensation represents the cost related to stock-based awards granted to employees in lieu of monetary payment. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the vesting period.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expense is recorded as operating expenses in the consolidated statements of operations.

The Company records deferred tax assets for awards that result in deductions on the Company’s income tax returns based on the amount of compensation costs recognized and the Company’s statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the Company’s income tax return are recorded in additional paid-in capital (if the tax deduction exceeds the deferred tax asset) or in the consolidate statements of operations (if the deferred tax asset exceeds the tax deduction and no paid-in capital exists from previous awards).

Long-Lived Assets - The Company evaluates long-lived assets, which includes equipment subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value in the period in which the determination is made. Management has determined that no impairment of long-lived assets existed as of December 31, 2012.

Subsequent Events - The Company has evaluated subsequent events through April 24, 2013, the date on which the financial statements were available to be issued. See Note 14.

3.

MERGER WITH THE NILE PROJECT, INC.:

Travora Media Inc. and the Nile Project Inc. (the “Nile” or the “Sellers”) merged on April 24, 2012. Both parties contributed 100% of their outstanding stock into a new entity, Travora Merger Co. Travora Merger Co. subsequently changed their name back to Travora Media, Inc.

The Nile shareholders received $4,823,250 comprised of 2,618,923 shares of Series D Preferred Stock valued at $1.842 per share. In addition to the contribution of net assets of the Nile, the Nile Sellers also invested $2,235,000 in cash for the Series D Preferred. As a result the net purchase consideration received by the Sellers is $2,588,250.

As of April 24, 2012, the Nile had $209,606 of debt, $43,628 of accounts receivable, and $2,739 of other assets. The net purchase price of the Nile assets was $2,756,967 as shown in the table below.

Travora’s Acquisition of the Nile Project, Inc.:

Purchase Consideration:
Stock in new entity received	$ 4,823,250
Less cash Niles’s investors contributed into new entity	(2,235,000)
Net purchase consideration	2,588,250
Debt and A/P assumed	209,606
Cash and A/R received	(43,628)
Other Assets	2,739

Fair value of assets purchased	$ 2,756,967

The acquisition of Nile was accounted for using the acquisition method required by Topic 805, Business Combinations. Accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The fair values of identifiable intangible assets were based on valuations using the income approach and estimates provided by management. The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities was recorded as goodwill. The allocation of the purchase price is based upon a valuation of certain assets acquired and liabilities assumed.

As of April 24, 2012, Nile had net identifiable assets of approximately $1,735,000 consisting of:

•

Fixed Assets of $ 43,684 (mainly computers and software licenses), and

•

Identifiable intangible assets of approximately $1,690,000. Consisting of acquired websites, www.Localyte.com and www.10Best.com and other items.

The purchase price allocation of the Nile is as follows:

Fair value of assets purchased	$ 2,756,967
Less net assets acquired:
Fixed assets - computers, software, furniture	43,684
Identifiable intangibles	1,691,772

Remainder assigned to goodwill	$ 1,021,511

The Company believes the amount of goodwill resulting from the purchase price allocation is attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and the expected synergistic benefits of being able to leverage Nile’s interactive expertise with the Company’s existing services to provide a more comprehensive integrated service offering to the Company’s existing client base, and prospective new clients. The following table presents the estimated fair values and useful lives of intangible assets acquired:

	Amount	Weighted Average Useful Life (in years)

Websites	$ 1,691,772	5

The useful lives of these intangible assets were based upon the patterns in which the economic benefits related to such assets are expected to be realized, and the intangible assets will be amortized on a basis reflecting those economic patterns. See Note 7.  The acquired goodwill and intangible assets are not deductible for tax purposes. The acquisition of Nile did not include any contingent consideration.

Below is the unaudited pro forma information as if the Nile was acquired as of January 1, 2012:

2012

Revenue	$ 11,038,281
Expenses	25,550,885

Net Accounts receivable	$ (14,512,604)

4.

ACCOUNTS RECEIVABLE:

Accounts receivable consist of the following as of December 31:

2012

Accounts receivable - United States	$ 3,320,719
Accounts receivable - Canada	57,241
Accounts receivable - Great Britain	220,020
Accounts receivable - Europe	-
Accounts receivable - Australia	5,395

Less allowance for doubtful accounts	(397,450)

Net balance	$ 3,205,925

The Company conducts business with companies in Canada, England, Europe and Australia as part of its ongoing advertising business. This results in a number of receivables denominated in the currencies of those countries, with about $300,000 in receivables outstanding at any time. The company does not engage in hedging activities to offset the risk of exchange rate fluctuations on these payables. During the reporting period, the company incurred foreign exchange losses of $43,879.

The allowance for doubtful account activity for the periods indicated is as follows:

2012

Balance at beginning of period	$ (257,975)
Charged to costs and expenses	(236,449)
Write-offs, net of recoveries	96,974

Balance at end of period	$ (397,450)

5.

FURNITURE, FIXTURES AND EQUIPMENT:

Furniture, fixtures and equipment consists of the following as of December 31:

2012

Computer equipment and software	$ 435,455
Furniture, fixtures and equipment	141,022
Total furniture, fixtures and equipment	576,477
Less accumulated depreciation and amortization	(382,609)

Furniture, fixtures and equipment, net	$ 193,868

Depreciation expense for the year ended December 31, 2012 was approximately $68,000.

6.

RELATED PARTIES:

The Company was engaged in a publisher partner relationship with BookingWiz.com, wherein the Company was selling their online advertising inventory to travel service providers during 2012. The CEO of BookingWiz.com, Michael Thomas, was also a member of the Company’s board of directors as of December 31, 2012. Amounts paid to Booking Wiz were $181,744 for the year ended December 31, 2012.

7.

INTANGIBLE ASSETS:

Intangible assets consist of the following as of December 31:

2012

Intangible assets	$ 415,328
Less accumulated amortization	(20,568)

Net intangible assets	$ 394,760

Amortization expense for the year ended December 31, 2012 was approximately $100,047. In the fourth quarter 2012 the Company recorded a non-cash impairment charge for $1,308,772.

8.

INCOME TAXES:

Net deferred tax liabilities consist of the following components as of December 31, 2012:

2012
Deferred tax assets:
Net operating loss carryforwards	$ 12,396,000
Provision for doubtful accounts and other	159,000
Accrued expenses	157,000
Stock-based compensation	179,000
Impairment loss	187,000
Depreciation and amortization	26,000
Total deferred tax asset	13,104,000
Less valuation allowance	(13,104,000)

Net deferred tax asset	$ -

The benefit from income taxes differs from the amount computed by applying the federal statutory income tax rate to losses from continuing operations before income taxes. The sources and tax effects of the differences are as follows:

2012

Statutory rate	34.00%
State income taxes, net of Federal benefit	3.96%
Permanent items	(0.31)%

Change in valuation allowance	(0.02)%
37.63%

The provision for income taxes charged to income for the year ended December 31, 2012 consists of the following:

2012

Current income tax expense:
Foreign	$ (13,207)
State and local	25,234

Net deferred tax asset	$ 12,027

At December 31, 2012, the Company has established a valuation allowance against the entire amount of its deferred tax assets, as management could not determine that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

At December 31, 2012, the Company has net operating loss carryforwards for federal, state and local income tax purposes of approximately $30,369,000, which begin to expire in 2028. The timing and extent to which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of the corporation.

For the year ended December 31, 2012, the effective tax rate differed from the United States federal statutory income tax rate primarily due to state, local and foreign income tax provisions and valuation allowances.

9.

COMMITMENTS AND CONTINGENCIES:

Lease - The Company is obligated under a noncancelable operating lease for office space in New York City. The initial terms of the lease expires on June 30, 2019.

Future minimum lease payments under this operating lease due for the years ending December 31 are as follows:

Year Ended December 31,

2013	$ 522,198
2014	513,638
2015	542,555
2016	555,398
2017	568,495
Thereafter	878,473

$ 3,580,757

The lease provides for rent abatements and/or scheduled increases in base rent. Rent expense is charged to operations ratably over the term of the lease. This results in a deferred rent payable, which represents cumulative rent expense charged to operations from inception of this lease in excess of required lease payments, which is included within accounts payable and accrued expenses. For the year ended December 31, 2012, deferred rent was approximately $330,000. Rent expense for the year ended December 31, 2012 was approximately $666,000.

Contingencies - The Company is involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

10.

DEBT:

On January 13, 2012, the Company received $4,000,000 as a result of entering into a Financing Agreement secured by substantially all of the Company’s assets. The Agreement has a fixed interest rate of 12% for 42 months. Interest only payments of $40,000 monthly to be paid for months 1-12 and principal and interest payments of $153,456 a month to be paid for months 13-42. At December 31, 2012, the outstanding loan balance was $4,000,000.

On March 5, 2012, the Company entered into a Revolving Line of Credit Agreement (the “Revolver”) with a financial institution for up to the lesser of $5,000,000 or 85% of eligible accounts receivable. Interest on the Revolver is due monthly and is payable at a rate of prime plus 0.50%. At December 31, 2012, the outstanding balance was $206,665.

Long-term debt, as subsequently amended is due is as follows:

Years Ended December 31,	Amount

2013	$ 1,521,117
2014	1,607,738
2015	1,077,810
Total	$4,206,665

11.

SHAREHOLDERS’ EQUITY:

The Series A Preferred stockholders are entitled to an 8% noncumulative dividend per annum, if declared, after payment of dividends to the holders of Series B, C and D Preferred Stock.

On March 27, 2008, the Company issued 2,494,955 shares of Series B Preferred stock at an issue price of $6.0121 per share. Series B Preferred stockholders are entitled to an 8% noncumulative dividend per annum, if declared. Series B Preferred stock is convertible into common stock at a rate of 6.0121 to 5.6623.

In April 2010, the Company issued convertible notes totaling approximately $1,500,000 at an interest rate of 8% per annum. Starting in September 2010, the Company secured additional funding through the issuance of Series C Preferred stock. The total funding for Series C Preferred is funded as follows: $5,500,000 funded on September 21, 2010 and another $4,500,000 funded on October 8, 2010. The convertible notes issued in April 2010, totaling $1,500,000 plus $48,000 of accrued interest was also converted to Series C Preferred. The remaining $3,500,000 was funded in December 2010. A total of 3,083,824 shares were issued at a price of $4.8641 per share. Series C Preferred stockholders are entitled to an 8% noncumulative dividend per annum, if declared. Series C Preferred stock is convertible into common stock at a rate of 4.8641 to 4.6079.

On April 24, 2012, in connection with the merger with the Nile (see Note 3), the Company secured additional funding through the issuance of Series D Preferred Stock. The total shares issued were 2,618,923 at a share price of $1.842. The value assigned to this issuance was $4,447,740 after legal fees of $375,509, comprised of cash consideration of $2,235,000 and an assigned value to the contributed net equity of the Nile of $2,588,250. Series D Preferred stockholders are entitled to an 8% noncumulative dividend per annum, if declared. Series D Preferred stock is convertible into common stock at a rate of one to one.

As of December 31, 2012, no dividends were declared, therefore there are no amounts accrued on the balance sheet.

Upon liquidation the holders of Series C Preferred and the Series B Preferred stock will be entitled to receive in preference to the holders of Series A Preferred and common stock, a per share amount equal to the applicable original purchase price of $4.8641 and $6.0121 per share, respectively, plus any declared but unpaid dividends thereon. Holders of Series D Preferred stock will be entitled to receive in preference to the holders of Series A Preferred and common stock, a per share amount equal to the applicable original purchase price of $1.842 times 1.531, plus any declared but unpaid dividends thereon.  Thereafter, the Series A Preferred stock shall be entitled to receive in preference to the common stock, the per share amounts equal to $1.1176 plus declared and unpaid dividends thereon. Thereafter, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of the common stock and the holders of preferred stock on an as-converted basis; provided, however, that such preferred stock participation shall cease when such holders have received a total of three times their respective original issue prices.

A warrant to purchase 49,899 shares of Series B Preferred stock was issued March 27, 2008 with an exercise price of $6.0121 per share. Warrants to purchase Series C Preferred stock were issued on September 21, 2010 and January 1, 2012 for 41,118 and 78,123 shares, respectively. The exercise price for the Series C warrants is $4.8641. The Series B warrant and the Series C warrant issued September 21, 2010 expire ten years from their issue dates. The Series C warrant issued January 1, 2012 expires seven years from the issue date. The assigned by management to the aforementioned warrants was immaterial.

Eastward Warrant - In connection with the $4.0 million Financing Agreement executed January 2012 (see Note 9), the Company issued a warrant for 78,123 shares of Series C Preferred Stock. The Company determined the fair value of this warrant to be $165,000 at the time of issuance. The warrant effectively constituted a discount of $165,000 on the loan and is being amortized over the life of the Financing Agreement. Debt discount amortized to interest expense for 2012 was $43,458.

12.

STOCK-BASED COMPENSATION:

On December 3, 2009, the Company established a stock option plan (the “Plan”) that provides for the grant to certain members of management of nonqualified options to purchase shares of the Company’s common stock. As discussed in Note 2, the compensation costs for such awards are accounted for in accordance with FASB Accounting Standards Codification (“ASC”) 718. Stock-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized as expense over the employee requisite service period.

During 2012, the Company granted options to purchase 1,731,087 shares of common stock at an exercise price of $0.01 per share to various employees. These options vest over a four-year period. All options granted are exercisable at any time prior to the tenth anniversary of the date of award.

At December 31, 2012, the Company recorded stock-based compensation expense of approximately $58,000, related to these options. These costs have been recorded in operating expenses in the consolidated statement of operations.

Options outstanding at December 31, 2012 have an aggregate intrinsic value of $0.

As of December 31, 2012, there was approximately $69,000 in unrecognized compensation costs related to nonvested awards, which is expected to be recognized over a weighted-average period of 2.61 years.

Stock-based compensation represents the cost related to stock-based awards granted to employees and third-party service providers in lieu of monetary payment. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as an expense on a straight-line basis (net of estimated forfeitures) over the employee or service provider requisite service period. The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expense is recorded as operating expenses in the consolidated statements of operations. The fair values of stock options granted in 2012 were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

2012

Expected life	5.65 years
Expected volatility	48.56%
Dividend yield	0.00%
Risk-free rate	0.98%
Grant date fair value of common stock	0.01

For the year ended December 31, 2012, the Company used a projected expected life for each award using the short-cut method. Expected volatility is based on historical volatility of a group of peer entities. The fair value of common stock is obtained through a third-party valuation. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

Activity under the Plan for the year ended December 31, 2012 was as follows:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life

Balance, January 1, 2012	990,092	$ 1.16	8.47

Options granted	1,731,087	0.02	9.35
Options exercised	(2,890)	0.01	9.31
Options forfeited	(476,802)	0.01
Options expired	(615,896)	0.17	7.68

Balance, December 31, 2012	1,625,591	$ 0.26	8.84

Vested and exercisable at December 31, 2012	920,224	0.45	8.49

In connection with the Stock Purchase Agreement, the Company converted certain unvested common units to restricted stock.

2012
	Awards	Weighted- Average Grant Fair Value

Restricted stock nonvested, beginning of year	$ 1,235	$ 3.20
Restricted stock granted	-	-
Restricted stock vested	(1,235)	3.20
Restricted stock forfeited	-	-

Restricted stock nonvested, end of year	$ -	$ -

13.

FAIR VALUE OF FINANCIAL MEASUREMENTS:

The Fair Value Measurements Topic of the FASB ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined under this guidance as assumptions market participants would use in pricing an asset or liability.

This guidance establishes three levels of the fair value hierarchy as follows:

Level 1:

Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. The types of investments in Level 1 include available for sale securities traded on a national securities exchange. These securities are stated at the last reported sales price on the day of valuation. The Company’s Level 1 investments consist of money market funds.

Level 2:

Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value that is determined through the use of models or other valuation methodologies. Investments in this category are less liquid and restricted equity securities, certificates of deposit and certain over-the-counter derivatives. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement. The Company has no Level 2 investments.

Level 3:

Inputs that are unobservable for the asset or liability and that include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation. Investments in this category generally include equity and debt positions in private companies. The Company has no Level 3 investments.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Company’s Level 1 investments consist of approximately $0 in money market accounts as of December 31, 2012.

14.

SUBSEQUENT EVENTS:

On January 8, 2013, the company executed an asset purchase agreement with Gannett Satellite Information Network, Inc. to acquire all of the assets used in or related to the operation of the consumer site www.10Best.com, an online property devoted to providing to consumers travel and destination guides written by local experts. The company received proceeds from the sale of $383,000 less a holdback of $50,000. Buyer shall pay Company the Holdback Funds, less any amounts Buyer has set off against Seller’s payment obligations, if any, under this Agreement, on the one year anniversary of the Closing Date.

On February 6, 2013, the Company executed an Asset Purchase Agreement with Travora Networks, Inc. (‘TNI”), a wholly owned subsidiary of MediaShift, Inc. to acquire the Company’s digital advertising network business for $7,392,000, which consists of $500,000 in cash, $1,750,000 payment of Eastward Capital Partners Debt, Assumption of Eastward Capital Partners debt, less allowances of $108,000 for audit expenses, Aged Accounts Payable and Working Capital Deficiencies and Contingent consideration of $3,000,000.

Travora Media, Inc.

and Subsidiary (f/k/a
Travel Ad Network, Inc.)

Consolidated Financial Report

December 31, 2011

Independent Auditor's Report

To the Board of Directors and Shareholders

Travora Media, Inc.

New York, New York

We have audited the accompanying consolidated balance sheet of Travora Media, Inc. (formerly known as Travel Ad Network, Inc.) as of December 31, 2011, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey LLP

New York, New York

September 10, 2012

Travora Media, Inc. (f/k/a Travel Ad Network, Inc.)
Consolidated Balance Sheet
December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$ 6,103,559
Accounts receivable, net	3,369,836
Prepaid expenses and other current assets	177,332
Total current assets	9,650,727

Furniture, Fixtures and Equipment, net	135,777

Intangible Assets, net	111,807

Security Deposit and Other Assets	231,211

Total assets	$10,129,522

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable	$ 2,483,442
Accrued expenses	1,082,028
Accrued rent	303,243
Deferred revenue	14,086
Accrued payroll liabilities	4,898
Total current liabilities	3,887,697

Commitments and Contingencies

Shareholders’ Equity:
Convertible preferred stock, par value $0.00001;
Series A, 706,223 authorized, issued and outstanding in 2011	7
Series B, 2,544,854 shares authorized; 2,494,955 shares issued outstanding in 2011	25
Series C, 3,124,942 shares authorized; 3,083,824 issued and outstanding in 2011	31
Common stock, par value $0.00001; 10,500,000 shares	21
authorized; 2,122,500 issued and outstanding in 2011
Additional paid-in capital	25,626,833
Accumulated deficit	(19,385,092)
Total shareholders’ equity	6,241,825

Total liabilities and shareholders' equity	$10,129,522

See Notes to Consolidated Financial Statements.

Travora Media, Inc. (f/k/a Travel Ad Network, Inc.)
Consolidated Statement of Operations
Year Ended December 31, 2011

Revenues	$ 13,131,673

Cost of Revenues	10,100,775

Gross margin	3,030,898

Operating Expenses:
Selling, general and administrative	9,309,158
Product development	1,335,741
Depreciation and amortization	195,704

Total operating expenses	10,840,603

Loss from operations	(7,809,705)

Interest Income	42,610

Loss before income taxes	(7,767,095)

Income Tax Expense	30,365

Net loss	$ (7,797,460)

See Notes to Consolidated Financial Statements.

Travora Media, Inc. (f/k/a Travel Ad Network, Inc.)

Consolidated Statement of Shareholders’ Equity
Year Ended December 31, 2011

	Series A Preferred		Series B Preferred		Series C Preferred		Common Stock		Additional Paid-In	Accumulated	Total Shareholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2010	706,223	7	2,494,955	25	3,083,824	31	2,122,500	21	25,416,133	(11,587,632)	13,828,585

Stock-Based Compensation Related to Stock Option Grants	-	-	-	-	-	-	-	-	181,450	-	181,450

Stock-Based Compensation Related to Restricted Stock Awards	-	-	-	-	-	-	-	-	29,250	-	29,250

Net Loss	-	-	-	-	-	-	-	-	-	(7,797,460)	(7,797,460)

Balance, December 31, 2011	706,223	$ 7	2,494,955	$ 25	3,083,824	$ 31	2,122,500	$ 21	$25,626,833	$(19,385,092)	$ 6,241,825

See Notes to Consolidated Financial Statements.

Travora Media, Inc. (f/k/a Travel Ad Network, Inc.)
Consolidated Statement of Cash Flows
Year Ended December 31, 2011

Cash Flows From Operating Activities:
Net loss	$ (7,797,460)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	195,704
Loss on disposal of assets	2,006
Stock-based compensation	210,700
Provision for doubtful accounts	85,771
Changes in operating assets and liabilities:
Decrease in accounts receivable	840,871
Decrease (increase) in prepaid expenses and other assets	39,819
Increase (decrease) in accounts payable	476,755
Increase (decrease) in accrued expenses	98,495
Increase (decrease) in accrued rent	29,699
Increase (decrease) in deferred revenue	14,086
Increase (decrease) in accrued payroll liabilities	139
Net cash used in operating activities	(5,803,415)

Cash Flows From Investing Activities:
Purchase of property and equipment	(150,563)
Acquisition of intangible assets	(12,328)
Security deposit and other assets	1,157
Net cash used in investing activities	(161,734)

Net (decrease) increase in cash and cash equivalents	(5,965,149)

Cash and Cash Equivalents:
Beginning	12,068,708
Ending	$ 6,103,559
Supplemental Disclosure Cash Flow Information:
Taxes paid	$ 25,683

See Notes to Consolidated Financial Statements.

Travora Media, Inc. (f/k/a Travel Ad Network, Inc.)

Notes to Consolidated Financial Statements

Note 1.

Organization

Travora Media, Inc. (formerly known as Travel Ad Network, Inc.) prior to March 27, 2008, operated as Internet Travel Network, LLC, d/b/a Travel Ad Network. Internet Travel Network, LLC was formed in the State of Delaware on December 21, 2004, and commenced operations on December 31, 2004. Concurrent with the Preferred Series B funding on March 27, 2008, Internet Travel Network, LLC, converted to a Delaware Corporation named Travel Ad Network, Inc. On September 27, 2011, Travel Ad Network, Inc. legally changed their name to Travora Media, Inc. Travora Media, Inc. is engaged in the marketing and selling of online advertiser ads to travel service providers through a propriety network of web publishers.

Note 2.

Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of Travora Media, Inc. and its wholly owned subsidiary, Travel Ad Network, U.K. Ltd. (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation: The financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying financial statements, which conform to accounting principles generally accepted in the United States of America, is presented below.

Fair Values of Financial Instruments: Fair value of cash, accounts receivable and accounts payable are estimated to approximate carrying values due to the short maturities of these financial instruments.

Revenue Recognition: The Company recognizes revenue as services are provided. Income is recognized as earned when an ad is either placed for viewing by a visitor to a member network publisher or when the customer "clicks through" on the ad, depending upon the terms with the individual advertiser. The Company accrues any revenue sharing percentages with the publisher at the same time.

Cash and Cash Equivalents: The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company deposits its temporary cash with financial institutions and, at times, such balances may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits.

Use of Estimates: The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Allowance for Doubtful Accounts: The allowance is established through a provision for bad debts charged to expense. Receivables are charged against the allowance for uncollectible accounts when management believes that collectability is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on an evaluation of the collectibility of accounts receivable, overall accounts receivable quality, review of specific problem accounts receivable and current economic conditions that may affect the customer's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. Recoveries of receivables previously written off are recorded when received.

74

Note 2.

Summary of Significant Accounting Policies (Continued)

Furniture, Fixtures and Equipment: Furniture, fixtures and equipment is stated at cost. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets (generally three to five years). The cost of maintenance and repairs are charged to operations as incurred.

Useful lives of fixed assets are as follows:

Computer equipment and software

3 years

Furniture, fixtures and equipment

5 years

Income Taxes: An asset and liability approach is used for financial accounting and reporting of deferred income taxes. Deferred income tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

On January 1, 2009, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company recognizes interest and penalties, if any, in its provision for income taxes.

Management evaluated the Company's tax position and concluded that the Company had taken no uncertain tax positions that require adjustments to the consolidated financial statements in order to comply with the provisions of this guidance. The tax years 2008 and later are open and subject to audit by major tax jurisdictions.

Stock-Based Compensation: Stock-based compensation represents the cost related to stock-based awards granted to employees in lieu of monetary payment. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the vesting period.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expense is recorded as operating expenses in the consolidated statements of operations.

The Company records deferred tax assets for awards that result in deductions on the Company's income tax returns based on the amount of compensation costs recognized and the Company's statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the Company's income tax return are recorded in additional paid-in capital (if the tax deduction exceeds the deferred tax asset) or in the consolidate statements of operations (if the deferred tax asset exceeds the tax deduction and no paid-in capital exists from previous awards).

Note 2.

Summary of Significant Accounting Policies (Continued)

Long-Lived Assets: The Company evaluates long-lived assets, which includes equipment subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value in the period in which the determination is made. Management has determined that no impairment of long-lived assets existed as of December 31, 2011.

Subsequent Events: The Company has evaluated subsequent events through September 10, 2012, the date on which the financial statements were available to be issued.

Recently Issued Accounting Pronouncement: In October 2009, the Financial Accounting Standards Board (the "FASB") issued Accounting Standard Update ("ASU") 2009-13, Multiple-Deliverable Revenue Arrangements. ASU 2009-13 significantly changes the criteria related to a vendor's multiple element arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. This pronouncement did not have a material effect on the Company’s consolidated financial statements.

Note 3.

Going Concern

The Company's consolidated financial statements for the year ended December 31, 2011 have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. This raises substantial doubt about the Company's ability to continue as a going concern. The Company has historically reported net losses, including a net loss of $7,797,460 for the year ended December 31, 2011, and negative cash flows from operations of $5,803,415 for the year ended December 31, 2011. The Company believes that it will be able to utilize available capacity on its line of credit (see Note 12) through December 31, 2012 and obtain additional financing from existing related parties through December 31, 2012 if necessary.

Note 4.

Accounts Receivable

Accounts receivable consist of the following as of December 31, 2011:

Accounts receivable - United States	$2,931,341
Accounts receivable - Canada	323,934
Accounts receivable - Great Britain	312,995
Accounts receivable - Europe	55,162
Accounts receivable - Australia	4,379
Less allowance for doubtful accounts	(257,975)
$3,369,836

The Company conducts business with companies in Canada, England, Europe and Australia as part of its ongoing advertising business. This results in a number of receivables denominated in the currencies of those countries, with about $700,000 in receivables outstanding at any time. The Company does not engage in hedging activities to offset the risk of exchange rate fluctuations on these payables. During the reporting period, the company incurred foreign exchange losses of $94,095.

Note 5.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment consists of the following as of December 31, 2011:

Computer equipment and software	$378,925
Furniture, fixtures and equipment	109,091
Total furniture, fixtures and equipment	488,016
Less: accumulated depreciation and amortization	(352,239)
Furniture, fixtures and equipment, net	$135,777

Depreciation and amortization expense for the year ended December 31, 2011 was approximately $144,000.

Note 6.

Intangible Assets

In November 2010, the Company purchased certain assets, primarily domain names, member lists and online content from TravelMuse, Inc. for approximately $150,000. These assets are included in intangible assets and are being amortized over an estimated useful life of 3 years. Amortization expense for the year ended December 31, 2011 was approximately $51,000.

Intangible assets consist of the following as of December 31, 2011:

Intangible assets	$179,921
Less accumulated amortization	(68,114)
Net intangible assets	$111,807

Note 7.

Income Taxes

Net deferred tax liabilities consist of the following components as of December 31, 2011:

Deferred tax assets:

Net operating loss carryforwards	$7,189,000
Provision for doubtful accounts and other	103,000
Accrued expenses	147,000
Stock based compensation	85,000
Depreciation and amortization	(44,000)
Total deferred tax asset	7,480,000
Less valuation allowance	(7,480,000)
Net deferred tax asset	$ 0

The benefit from income taxes differs from the amount computed by applying the federal statutory income tax rate to losses from continuing operations before income taxes. The sources and tax effects of the differences are as follows:

2011
Statutory Rate	34.0%
State Income Taxes, Net of Federal Benefit	3.0%
Permanent Items	-0.2%
Change in Valuation Allowance	-36.9%
Other	-0.2%
Tax Rate	-0.3%

The provision for income taxes charged to income for the year ended December 31, 2011 consists of the following:

Current income tax expense:

Foreign	$13,207
State and local	17,158
Current income tax expense	$30,365

At December 31, 2011, the Company has established a valuation allowance against the entire amount of its deferred tax assets, as management could not determine that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

At December 31, 2011, the Company has net operating loss carryforwards for federal, state and local income tax purposes of approximately $17,973,000, which begin to expire in 2028. The timing and extent to which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of the corporation.

Note 8.

Commitments and Contingencies

Lease: The Company is obligated under a noncancelable operating lease for office space in New York City. The initial terms of the lease expires on June 30, 2019.

Future minimum lease payments under this operating lease due for the years ending December 31 are as follows:

Year ending December 31,

2012	$473,898
2013	485,746
2014	497,889
2015	542,555
2016	555,398
Thereafter	1,446,968
$4,002,454

The lease provides for rent abatements and/or scheduled increases in base rent. Rent expense is charged to operations ratably over the term of the lease. This result in a deferred rent payable, which represents cumulative rent expense charged to operations from inception of this lease in excess of required lease payments, which is included within accounts payable and accrued expenses. For the year ended December 31, 2011, deferred rent was approximately $303,000. Rent expense for the year ended December 31, 2011 was approximately $588,000.

Contingencies: The Company is involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

Note 9.

Shareholders' Equity

In April 2010, the Company issued convertible notes totaling approximately $1,500,000 at an interest rate of 8% per annum. Starting in September 2010, the Company secured additional funding through the issuance of Series C Preferred stock. The total funding for Series C Preferred is funded as follows: $5,500,000 funded on September 21, 2010 and another $4,500,000 funded on October 8, 2010. The convertible notes issued in April 2010, totaling $1,500,000 was also converted to Series C Preferred. The remaining $3,500,000 was funded in December 2010.  Total shares issued amounted to 3,083,824 at a price of $4.8641 per share.

Series B Preferred stock is convertible into common stock at a rate of one to one. Upon liquidation the holders of Series C Preferred and the Series B Preferred stock will be entitled to receive in preference to the holders of Series A Preferred and common stock, a per share amount equal to the original purchase price in the case of Series C Preferred stock and applicable original purchase price in the case of Series B Preferred stock, the per share amount equal to $6.0121 plus any declared but unpaid dividends thereon. Thereafter, the Series A Preferred stock shall be entitled to receive in preference to the common stock, the per share amounts equal to $1.1176 plus declared and unpaid dividends thereon. Thereafter, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of the common stock and the holders of preferred stock on an as-converted basis; provided, however, that such preferred stock participation shall cease when such holders have received a total of three times their respective original issue prices. The Series B Preferred and Series C Preferred stockholders are entitled to an 8% noncumulative dividend per annum, if declared. As of December 31, 2011, no dividends were declared, therefore there are no amounts accrued on the balance sheet.

Note 10.

Stock-Based Compensation

On December 3, 2009, the Company established a stock option plan (the "Plan") that provides for the grant to certain members of management of nonqualified options to purchase shares of the Company's common stock. As discussed in Note 2, the compensation costs for such awards are accounted for in accordance with FASB Accounting Standards Codification ("ASC") 718. Stock-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized as expense over the employee requisite service period.

During 2011, the Company granted options to purchase 495,044 shares of common stock at an exercise price of $0.99 per share to various employees. These options vest over a four-year period. All options granted are exercisable at any time prior to the tenth anniversary of the date of award.

At December 31, 2011, the Company recorded stock-based compensation expense of approximately $181,000, related to these options. These costs have been recorded in operating expenses in the consolidated statements of operations.

Options outstanding at December 31, 2011 have an aggregate intrinsic value of $0.

As of December 31, 2011, there was approximately $146,000 in unrecognized compensation costs related to nonvested awards, which is expected to be recognized over a weighted-average period of 2.76 years.

Stock-based compensation represents the cost related to stock-based awards granted to employees and third-party service providers in lieu of monetary payment. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as an expense on a straight-line basis (net of estimated forfeitures) over the employee or service provider requisite service period. The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expense is recorded as operating expenses in the consolidated statements of operations. The fair values of stock options granted in 2011 were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected life	5.94 years
Expected volatility	47.36%
Dividend yield	0.00%
Risk-free rate	2.23%
Grant date fair value of common stock	0.47

For the year ended December 31, 2011, the Company used a projected expected life for each award using the short-cut method. Expected volatility is based on historical volatility of a group of peer entities. The fair value of common stock is obtained through a third-party valuation. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

Note 10.

Stock-Based Compensation (Continued)

Activity under the Plan for the year ended December 31, 2011 was as follows:

Stock Options

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
Balance, December 31, 2010	677,305	1.28	8.96
Options granted	495,044	0.99
Options exercised	-	-
Options forfeited	(182,257)	1.15
Options expired	-	-

Balance, December 31, 2011	990,092	$ 1.16	8.47
Vested and exercisable at December 31, 2011	634,720	$ 1.24	8.14

In connection with the Stock Purchase Agreement, the Company converted certain unvested common units to restricted stock.

Nonvested Awards	Awards	Weighted- Average Grant Fair Value

Restricted stock nonvested, beginning of year	23,655	$ 3.20
Restricted stock granted	-	-
Restricted stock vested	(12,053)	3.20
Restricted stock forfeited	(10,367)	3.20
Restricted stock nonvested, end of year	1,235	$ 3.20

Note 11.

Fair Value of Financial Measurements

The Fair Value Measurements Topic of the FASB ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined under this guidance as assumptions market participants would use in pricing an asset or liability.

This guidance establishes three levels of the fair value hierarchy as follows:

Level 1:

Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. The types of investments in Level 1 include available for sale securities traded on a national securities exchange. These securities are stated at the last reported sales price on the day of valuation. The Company's Level 1 investments consist of money market funds.

Level 2:

Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value that is determined through the use of models or other valuation methodologies. Investments in this category are less liquid and restricted equity securities, certificates of deposit and certain over-the-counter derivatives. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement. The Company has no Level 2 investments.

Level 3:

Inputs that are unobservable for the asset or liability and that include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation. Investments in this category generally include equity and debt positions in private companies. The Company has no Level 3 investments.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Company’s Level 1 investments consist of approximately $5,893,000 in money market accounts as of December 31, 2011, and are included in cash and cash equivalents on the consolidated balance sheets.

Note 12.

Subsequent Events

On January 14, 2012, the Company entered into a Master Lease Agreement for a total equipment cost of $4,000,000. The lease of 42 months includes a fixed monthly payment schedule as defined in the agreement. The lease is collateralized by all of the Company’s tangible and intangible assets.

On March 5, 2012, the Company entered into a Revolving Line of Credit Agreement (the “Revolver”) with a financial institution for up to the lesser of $5,000,000 or 85% of eligible accounts receivable. Interest on the Revolver is due monthly and is payable at a rate of prime plus 0.50%.

In April 2012, the shareholders of the Company formed a merger company, Travora Merger Co., a Delaware Corporation. On April 26, 2012, Travora Merger Co. acquired The Nile Project, Inc. and simultaneously entered into a qualified reorganization agreement with the Company whereby the Company merged with and into Travora Merger Co.

MediaShift, Inc. and Travora Media Inc.

 Unaudited Pro Forma Condensed Consolidated Financial Statements

On February 6, 2013, Travora Networks, Inc. (“TNI”), a wholly owned subsidiary of JMG Exploration, Inc. (“Company”) executed an asset purchase agreement with Travora Media, Inc. (“Travora” or “Seller”) to acquire Travora’s online advertising network business. Headquartered in New York City, Travora provides an established publishing network, advertiser and agency relationships, and an experienced ad sales and ad operations team. Travora represents over 300 established travel brands across desktop, tablet, and mobile platforms, including Fodor’s, Viator, and Vayama. Travora achieved revenues of approximately $13.0 million in 2011. TNI will retain approximately 20 of Travora’s former employees and will continue to operate out of New York City.

Cash consideration to Seller	$ 500,000
Payment of Eastward Capital Partners debt	1,750,000
Assumption of Eastward Capital Partners debt	2,250,000
Balance of consideration to be paid in JMG common stock (“Closing Shares”)	700,000
Less allowance for audit expenses	(70,000)
Less amount of Aged Accounts Payable	(138,000)
Less estimated reduction for Target Working Capital deficiency	(600,000)
Preliminary consideration	$ 4,392,000

Potential adjustments to purchase price:

Potential earn-out consideration for publisher retention	1,000,000
Potential earn-out consideration for revenue targets	2,000,000
Total potential additional consideration	$3,000,000

As a result of assuming the earnout consideration is earned, the total contractual consideration payable to or on behalf of the Travora Media, Inc. shareholders would be approximately $7,392,000.

As prescribed by Securities and Exchange Commission guidelines, the following unaudited pro forma combined financial  statements present the pro forma financial position and operating results assuming that the asset purchase of Travora Media, Inc. ("Travora") and a subsidiary of MediaShift, Inc., a public company ("Media Shift") had taken place as of January 1, 2012.

The unaudited pro forma combined consolidated statements of operations do not reflect any potential cost savings that may be realized following the asset purchase. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in Media Shift’s opinion, provide a reasonable basis for the fair presentation of the estimated effects directly attributable to the merger and related transactions. The unaudited pro forma combined statements of operations are provided for illustrative purposes only and are not necessarily indicative of what the consolidated results of operations of financial position would actually have been had the merger occurred on January 1, 2012, nor do they represent a forecast of the consolidated results of operations or financial position for any future period or date.

All information contained herein should be read in conjunction with Media Shift’s financial statements and notes thereto for the year ended December 31, 2012, and with Travora Media’s financial statements and notes thereto for the years ended December 31, 2012 and 2011, and the notes to unaudited pro forma financial information included herein. The following pro forma financial information is included in this report:

Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 2012	F-83
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2012	F-84
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the year ended December 31, 2012	F-85

MediaShift, Inc.

Pro Forma Condensed Consolidated Balance Sheet (Note 1 and Note 2)

As of December 31, 2012

(unaudited)

	(Note 1)	(Note 2)	Pro Forma Adjustments
	Historical Travora	Historical MediaShift	Note	Amount	Consolidated Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$ 391,727	$ 902,701	9	(500,000)	794,428
Accounts receivable	3,205,925	6,240			3,212,165
Prepaid expenses	94,348	57,625	3	(94,348)	57,625
Total current assets	3,692,000	966,566		(594,348)	4,064,218
Property and equipment, net of depreciation	193,868	163,819	6	(102,849)	254,838
Discontinued operations: assets held for sale		10,542			10,542
Patents		215,070			215,070
Deposits	245,400	10,250	3	(245,400)	10,250
Other assets	394,760	434	5	5,027,662	5,422,856

Total Assets	$4,526,028	$ 1,366,681		4,085,065	9,977,774
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,890,475	$ 294,632			$ 3,185,107
Long-term debt, current portion	1,521,117				1,521,117
Liabilities directly associated with assets held for sale	-	378,296			378,296
Total Current Liabilities	4,411,592	672,928			5,084,520
Long-Term Liabilities:
Long-term liabilities	2,563,356				2,563,356
Contingent Consideration - Earnout Liability	-		8	2,892,000	2,892,000
Note Payable, less discount	-	249,707	9,10	2,200,218	2,449,925
Total Long-Term Liabilities	2,563,356	249,707		5,092,218	7,905,281
Total Liabilities	6,974,948	922,635		5,092,218	12,989,801

Stockholders’ equity:
Preferred stock	89	1,700	7	(89)	1,700
Common stock	21	5,543	7	(21)	5,543
Additional paid-in capital	30,298,335	10,430,087	7	(30,298,335)	10,430,087
Accumulated deficit during development stage	(32,747,365)	(9,993,284)	4,7	29,291,292	(13,449,357)
Total Stockholders’ Equity	(2,448,920)	444,046		(1,007,153)	(3,012,027)
Total Liabilities and Stockholders’ Equity	$4,526,028	$ 1,366,681		4,085,065	9,977,774

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MediaShift, Inc.

Pro Forma Condensed Consolidated Statement of Operations (Note 1)

For the year ended December 31, 2012

 (unaudited)

	(Note 1)	(Note 2)	Pro Forma Adjustments
	Historical Travora	Historical MediaShift	Note	Amount	Consolidated Pro Forma
Revenues	$10,881,149	$ 12,780			$10,893,929
Cost of goods sold	8,410,886	9,237			8,420,123
Gross profit	2,470,263	3,543			2,473,806
Expenses:
General and administrative expenses	11,836,582	5,394,313	3,5,6,7	(8,422,783)	8,808,112
Product Development	3,825,883		3	(3,825,883)	0
Depreciation	168,231	25,729	3	(168,231)	25,729
Research and development expenses	-	202,703			202,703
Total expenses	15,830,696	5,622,745		(12,416,897)	9,036,544
Total operating loss	(13,360,433)	(5,619,202)		12,416,897	(6,562,738)
Other Income and Expense
Interest income	-	-
Amortization of note discount	-	(68,209)			(68,209)
Interest income and expense	10,188	(14,932)			(4,744)
Total other income and expense	10,188	(83,141)			(72,953)
Net loss before taxes	(13,350,245)	(5,702,343)		12,416,897	(6,635,691)
Taxes	(12, 027)	(2,000)			(14,027)
Net loss from continuing operations	(13,362,272)	(5,704,343)		12,416,897	(6,649,718)
Discontinued Operations:
Gain from discontinued operations	-	6,450			6,450
Net loss	(13,362,272)	(5,697,893)		12,416,897	(6,643,268)
Less: deemed dividend on warrant extension	-	(3,384,730)			(3,384,730)
Net loss applicable to common shareholders	(13,362,272)	$ (9,082,623)		12,416,897	(10,027,998)
Basic and Diluted weighted average shares outstanding	-	4,428,229			4,428,229
Net Loss per share	-	$ (1.29)			$ (2.26)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Pro Forma Condensed Consolidated Balance Sheet

The pro forma consolidated balance sheet combines the historical balance sheets of Travora and MediaShift at December 31, 2012. The adjustments give effect to:

2.

The Historical Travora column represents the Travora Media, Inc. Financial Statements as presented for the period shown

3.

The Historical MediaShift column represents the Travora Media, Inc. Financial Statements as presented for the period shown

4.

Eliminating assets and liabilities related to Travora Consumer business lines not acquired as part of the asset purchase

5.

The elimination of the accumulated deficit of Travora;

6.

To determine the estimated fair value of intangibles acquired, MediaShift engaged a third party valuation specialist to assist management.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and amortization periods, generally on a straight line basis are as follows:

	Fair Value at 2/6/2013	Amortization Period
Trademark Portfolio	$ 856,890	Indefinite
Publisher Relationships	3,573,596	15 years
Goodwill	991,936	N/A
Total Intangible	$ 5,422,422

o

The fair value of the Trademark portfolio was determined based on the “relief from royalty” method, an approach under which fair value is estimated to be the present value of royalties saved because we own the intangible asset and therefore do not have to pay a royalty for its use.  The fair value for the publisher relationships was determined bases on the “excess earning method”, of income approach.  Estimated discounted cash flows associated with existing customers and projects was based on historical and market participant data.

o

These valuations are preliminary and subject to change.

o

The entry to intangible adjusts for the total intangible above and eliminate the historical goodwill.

7.

The fair value of the equipment purchased was $91,019. This adjustment is to eliminate the equipment not included in the purchase.

8.

Reflects the elimination of the total stockholders’ equity of Travora Media and represents the book value of net assets acquired by MediaShift.

9.

Earnout Consideration

o

Publisher Retention Earnout

▪

The Seller shall be entitled to receive, in two installments, Publisher Retention Earnout Payments equaling, in the aggregate, up to $1,000,000. In the event that the number of Publishers retained by the Company for the initial 180 day period following the Closing Date is equal to or exceeds eighty-five percent (85%) of the Baseline Number of Publishers, the Company shall pay to the Seller an amount equal to the product of $500,000 multiplied by a fraction, the numerator of which is the actual number of Publishers retained by the Company and the denominator of which is the Baseline Number of Publishers.

o

Revenue Goal Earnout

▪

The Seller shall be entitled to receive, in two installments, Revenue Goal Earnout Payments equaling, in the aggregate, up to $2,000,000. In the event that Ad Network Revenue for the period beginning on January 1, 2013 and ending on June 30, 2013 is equal to or exceeds $5,159,700, the Company shall pay to the Seller an amount equal to the lesser of the product of $1,000,000 multiplied by a fraction, the numerator of which is the actual Ad Network Revenue achieved during the Initial Revenue Goal Earnout Period and the denominator of which is $5,733,000 and $1,000,000.

o

This entry records the total contingent earnout of $3,000,000 less the working capital adjustment of $108,000.

10.

On February 6, 2013 we paid $500,000 cash to the seller and paid $1,750,000 to paydown commitments and assumed $2,250,000 in commitments.

11.

Debt for the transaction was raised by the use of convertible notes.

Pro Forma Condensed Consolidated Statement of Operations

The pro forma consolidated statement of operations for the year ended December 31, 2012 combine the historical statements of operations of Travora and MediaShift. The adjustments give effect to showing the historic Network Operations of Travora.

1.

The Historical Travora column represents the Travora Media, Inc. Financial Statements as presented for the period shown

2.

The Historical MediaShift column represents the Travora Media, Inc. Financial Statements as presented for the period shown

3.

Eliminating assets and liabilities related to Travora Consumer business lines not acquired as part of the asset purchase

	Product Development	Selling Gen & Admin	Total
Personnel Expenses	1,484,060	3,895,329	5,379,389
Professional Fees	2,016,983	-	2,016,983
Legal Fees	68,920	436,847	505,767
Office Expense	22,306	95,248	117,554
Travel & Entertainment	86,901	220,316	307,217
Occupancy	151,453	364,288	515,741
IT Infrastructure	71,948	63,160	135,108
Small Equipment	63	282	345
Software & Licensing	88,553	294,729	383,282
Marketing	5,441	535,933	541,374
Research & Development	51,960	127,511	179,471
Insurance	4,055	16,249	20,304
Dues and Subscriptions	811	13,256	14,067
Equipment Rental	1,800	(689)	1,111
Impairment	(229,371)	2,360,324	2,130,953
Total	3,825,883	8,422,783	12,248,666

4.

The elimination of the accumulated deficit of Travora;

5.

Travora Media incurred certain legal fees relating to the sale of the business, and items unrelated to the Ad Network.  These costs were eliminated and were estimated to be $505,766.

6.

Travora Media incurred an impairment loss of approximately $2,330,283 for the Nile of Guide Asset.  This impairment has been eliminated.

7.

Travora Media incurred Marketing Expenses Related to the development and branding of the name for the Consumer Business Line not acquired.  These costs have been eliminated and were estimated at $541,374

MediaShift, Inc.

Up to 3,230,847 Common Stock Warrants

Up to 13,611,935 Shares of Common Stock

PROSPECTUS

_____________, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other expenses of issuance and distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee		$13,577
Printing costs		500
Legal fees and expenses		15,000
Accounting fees and expenses		15,000
Miscellaneous		3,500
Total	$

All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be borne by the registrant.

Item 14.  Indemnification of directors and officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

Item 15.  Recent sales of unregistered securities

The following information relates to all sales of securities by the registrant since its formation on March 29, 2011.  These offerings were not registered under the Securities Act of 1933, as amended.  All purchasers of the registrant’s securities were friends or business associates of the registrant’s officers, directors, or principal stockholders.  The registrant paid no commissions or finders’ fees in connection with any offering.  All of the purchasers were accredited investors within the meaning of Regulation D and that each of the purchasers:

•

has sufficient experience to analyze the merits and risks of an investment in the securities;

•

has experience in making investments which involve a high degree of risk;

•

is economically capable of losing the entire investment; and

•

if a natural person, is an individual whose individual net worth, or joint net worth with his or her spouse, at the time of purchase exceeded $1,000,000, or

•

if a natural person, is an individual who had income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or

•

if a grantor trust, at least the grantor is an accredited investor, or

•

if a non-grantor trust, it was not formed for the specific purpose of acquiring the securities offered, total assets exceeded $5,000,000 at the time of purchase, and is directed by an accredited investor or a sophisticated person possessing such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment, or

•

if not a natural person or a trust, is an entity in which all of the equity owners are accredited investors.

All investors purchased the securities as a long-term investment and without intent to resell the securities. All of the certificates evidencing the securities were issued bearing a restrictive legend thereon.

Common stock

Upon incorporation on March 29, 2011, 2,800,000 shares of common stock were issued at $0.001 par value.

Preferred stock

Series A - In July 2010 the Company closed a private placement of 3,492,061 shares of Series A Preferred Stock at $0.1575 per share for total proceeds of $550,000. In the event of any liquidation, dissolution or winding up of the Company, a Series A Preferred Stockholder is entitled to a liquidation preference of the same amount plus any accrued dividends as of the liquidation date whether declared or not. The preferred shares are entitled to an annual dividend of $0.0126 per share if and when declared by the Board of Directors. A total of 3,492,061 shares of Series A Preferred Stock were outstanding as of December 31, 2012.

Series B - In November 2011 the Company closed a private placement of 2,191,838 shares of Series B Preferred Stock at $0.4562 per share for total proceeds of $999,999. In the event of any liquidation, dissolution or winding up of the Company, a Series B Preferred Stockholder is entitled to a liquidation preference of the same amount plus any accrued dividends as of the liquidation date whether declared or not. The preferred shares are entitled to an annual dividend of $0.0365 per share if and when declared by the Board of Directors. A total of 2,191,838 shares of Series B Preferred Stock were outstanding as of December 31, 2012.

Series C - In April 2012 the Company closed a private placement of 528,070 shares of Series C Preferred Stock at $1.14 per share for total proceeds of $602,000. In the event of any liquidation, dissolution or winding up of the Company, a Series C Preferred Stockholder is entitled to a liquidation preference of the same amount plus any accrued dividends as of the liquidation date whether declared or not. The preferred shares are entitled to an annual dividend of $0.0912 per share if and when declared by the Board of Directors. A total of 528,070 shares of Series C Preferred Stock were outstanding as of December 31, 2012.

8% convertible promissory notes

During the first and second quarters of 2013, we received approximately $7,757,000 pursuant to a private placement of 8% convertible promissory notes (the “Notes”).  Pursuant to the terms of the Notes, each of the Notes has been converted into MediaShift common stock at the rate of $3.00 per share, for an aggregate of 2,607,568 shares of common stock.

Item 16.  Exhibits

(a)  See Exhibit Index on the page immediately following the signature page to this Registration Statement for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b)  Financial Statement Schedules - schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

4.

The undersigned registrant hereby undertakes to provide to our underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by our underwriter to permit prompt delivery to each purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the city of Los Angeles, California on this 28th day of May 2013.

MediaShift, Inc.
By:	/s/ David Grant
David Grant

Each person whose signature appears below constitutes and appoints David S. Grant and/or David Eastman as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title

/s/ David Grant	Chief Executive Officer
David Grant

/s/ Brendon Kensel	President
Brendon Kensel

/s/ Michael Spalter	Chief Operating Officer
Michael Spalter

/s/ Sanjeev Kuwadekar	Chief Technology Officer
Sanjeev Kuwadekar

/s/David Eastman	Chief Financial Officer and Secretary
David Eastman

/s/ Robert Burg	Director
Robert Burg

/s/ Ed Cerkovnik	Director
Ed Cerkovnik

/s/ Donald P. Wells
Donald P. Wells	Director

EXHIBIT INDEX

Number	Exhibit

2.1††	Ad-Vantage - Amended and Restated Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 6, 2012)
2.2††	Voting agreement (incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 6, 2012)
2.3††

Asset Purchase Agreement by and among Travora Networks, Inc. JMG Exploration, Inc. and Travora Media, Inc. dated February 6, 2013 (incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K, filed with the SEC on February 12, 2013)

2.4††

Letter Agreement regarding Master Lease Agreement No. 527 dated as of January 13, 2012, by and between Travora Media, Inc. and Eastward Capital Partners V, L.P. and the Rental Schedule and Acceptance Certificate No. 527-01 dated as of January 13, 2012 by and between Travora and Eastward to Master Lease Agreement (incorporated by reference to Exhibit 2.4 to the Registrant's Current Report on Form 8-K, filed with the SEC on February 12, 2013)

2.5††

Master Lease Agreement No. 527 dated as of January 13, 2012, by and between Travora Media, Inc. and Eastward Capital Partners V, L.P. (incorporated by reference to Exhibit 2.5 to the Registrant's Current Report on Form 8-K, filed with the SEC on February 12, 2013)

2.6††	IP Assignment Agreement (incorporated by reference to Exhibit 2.6 to the Registrant's Current Report on Form 8-K, filed with the SEC on February 12, 2013)
2.7††	Form of Lock-up Agreement (incorporated by reference to Exhibit 2.7 to the Registrant's Current Report on Form 8-K, filed with the SEC on February 12, 2013)
3.1††	Amended and Restated Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on March 6, 2013)
3.2††

Amendment to Articles of Incorporation of the registrant dated March 4, 2013 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form SB-2, filed with the SEC on October 29, 2004)

3.3††	By-laws of the registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form SB-2, filed with the SEC on October 29, 2004)
4.1††	Certificate of Designation Class M Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 6, 2012)
4.2†	Specimen of Common stock Certificate
4.3††	Form of Lockup Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 6, 2012)
4.4††	Form of $4.25 Warrant (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form SB-2, filed with the SEC on October 29, 2004)
4.5††	Form of $3.00 Warrant (incorporated by reference to Exhibit 2.9 to the Registrant's Current Report on Form 8-K, filed with the SEC on February 12, 2013)
4.6††	Form of $5.00 Warrant (incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form SB-2/A, filed with the SEC on April 8, 2005)
4.7††	Form of Underwriter’s Warrant Agreement (incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement on Form SB-2/A, filed with the SEC on June 22, 2005)
4.8†	Form of 8% Convertible Promissory Note
4.9††	Form of $6.00 Warrant (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form SB-2, filed with the SEC on October 29, 2004)
5.1†	Opinion of Stradling Yocca Carlson & Rauth
10.1††*	Equity compensation plan (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form SB-2, filed with the SEC on October 29, 2004)
23.1†	Consent of Stradling Yocca Carlson & Rauth (included as Exhibit 5.1 to this filing)
23.2†	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm
23.3†	Consent of McGladrey LLP

†  Filed herewith.

††  Previously filed.

*  Management contract or compensatory plan or arrangement.